Filed Pursuant to Rule 424(b)(2)
Registration No. 333-168077

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT, DATED SEPTEMBER 4, 2012

PROSPECTUS SUPPLEMENT

(To the Prospectus dated July 13, 2010)

US$

Bancolombia S.A.

    % Subordinated Notes due 2022

We are offering US$         of our     % subordinated notes due 2022. The notes will mature on             , 2022. Interest is fixed at an annual rate of     % and is payable semi-annually on March             and September             of each year, beginning March     , 2013. The notes will not be subject to any redemption prior to the maturity date.

The notes will be our unsecured subordinated obligations and will rank junior to all of our existing and future senior obligations and will rank senior only to our capital stock and any other instrument that may qualify as Tier One Capital for purposes of Colombian banking laws, if any, and which is expressly or effectively subordinated to the notes. The notes will not be guaranteed by our subsidiaries and will not be entitled to any sinking fund.

We have applied to list the notes on the New York Stock Exchange (the “NYSE”). Currently, there is no public market for the notes.

Investment in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about certain risk factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE NOTES HAVE BEEN AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN SUPERINTENDENCY OF FINANCE) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA.

	Per note		Total
Public offering price(1)(2)		%	US$
Underwriting discount		%	US$
Proceeds, before expenses, to us		%	US$

(1)	Plus accrued interest, from September , 2012, if settlement occurs after that date.
(2)	Subject to market conditions, we reserve the right to increase the aggregate principal amount of the notes by up to % of the notes offered by this prospectus supplement, or $ , during Asian market hours on September , 2012. Such additional notes may be sold at a price to the public that is higher than or equal to (but not less than) the price offered to the public in the United States.

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company (“DTC”) for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about September     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley

Co-Manager

Valores Bancolombia

The date of this prospectus supplement is September     , 2012

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is divided in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” or “our” mean Bancolombia S.A. and its consolidated subsidiaries taken as a whole. References to “Valores Bancolombia” mean Valores Bancolombia S.A. and its consolidated subsidiaries taken as a whole. In addition, all references in this prospectus supplement and the accompanying prospectus to “pesos,” “Ps” and “COP” are to the currency of Colombia and references to “U.S. dollars” and “US$” are to the currency of the United States of America. Also, as used herein, the term “billion” means one thousand million, or 1,000,000,000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us, the underwriters, Valores Bancolombia or any other person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Bank since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. Our business, financial condition, results of operation and/or prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us, the underwriters and Valores Bancolombia to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

AVAILABLE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We are also subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that has also been filed with the SEC. Any information referred to in this way is considered part of this prospectus supplement from the date we file the document incorporated by reference with the SEC. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed or terminated will be incorporated by reference into this prospectus supplement and will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus supplement our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed on April 17, 2012 (the “Annual Report”).

The preceding document supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of Certain Information by Reference.”

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.

Carrera 48 # 26-85, Avenida Los Industriales

Medellín, Colombia

Attention: General Secretary

Telephone Number: (574) 404-1837

EXCHANGE RATES

This prospectus supplement converts certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The Federal Reserve Bank of New York does not report a rate for pesos. Unless otherwise indicated, such peso amounts have been converted at the rate of COP 1,942.70 per US$1.00, which corresponds to the tasa representativa del mercado (“representative market rate”) calculated on December 31, 2011. The representative market rate is computed and certified by the Superintendencia Financiera de Colombia, the Colombian Superintendency of Finance (the “SFC”), on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions (including us). The SFC also calculates and certifies the average representative market rate for each month for purposes of preparing financial statements and converting amounts in foreign currency to pesos. You should not construe these convenience conversions as a representation that the peso amounts correspond to, or have been or could be converted into, U.S. dollars at the representative market rate or any other rate.

On June 30, 2012 and June 30, 2011, the representative market rate was COP 1,784.60 and 1,772.32 per US$1.00, respectively, as published on July 1, 2012 and July 1, 2011, respectively. On August 31, 2012, the representative market rate was COP 1,825.21 per US$1.00, as published on September 1, 2012.

The following table sets forth the low and high peso per U.S. dollar exchange rates and the peso/U.S. dollar representative market rate on the last day of the month, for each of the last six months:

Recent exchange rates of U.S. Dollars per Peso

Month	Low	High	Period End
August 2012	1,785.29	1,833.14	1,825.21
July 2012	1,771.53	1,799.48	1,790.74
June 2012	1,766.91	1,834.71	1,784.60
May 2012	1,754.89	1,845.17	1,833.80
April 2012	1,761.20	1,793.30	1,764.00
March 2012	1,758.03	1,792.07	1,792.07

Source:    SFC.

The following table sets forth the peso/U.S. dollar representative market rate on the last day of the year and the average peso/U.S. dollar representative market rate (calculated by using the average of the representative market rates on the last day of each month during the year) for each of the five most recent financial years.

Peso/U.S.$1.00 representative market rate

Period	Period End	Average
2011	1,942.70	1,852.83
2010	1,913.98	1,901.67
2009	2,044.23	2,179.64
2008	2,243.59	1,993.80
2007	2,014.76	2,069.21

Source:    SFC.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts, but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target,” “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause our actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus supplement and the documents incorporated in this prospectus supplement by reference and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in Colombia, or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs, or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management, remittances, business and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and governmental banking policy as well as other changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions;

•	changes in business strategy; and

•	other factors identified or discussed under “Risk Factors” in this prospectus supplement and elsewhere in the Annual Report, which is incorporated in this prospectus supplement by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

v

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus supplement are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Zuleta Abogados S.A. that the Colombian Supreme Court determines whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. The Colombian Supreme Court will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (the “Code of Civil Procedure”), which provide that the foreign judgment will only be enforced if:

•

a treaty providing for reciprocal recognition of foreign judgments exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to “in rem rights” over assets that were located in Colombia at the time the suit was filed;

•	the foreign judgment does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•

the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•

no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•

in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. However, the Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. In brief, reciprocity may be granted by treaty (the so-called “diplomatic reciprocity”) or by virtue of the laws of the country where the decision was rendered (the so-called “legislative reciprocity”). Enforceability decisions are considered by the Colombian courts on a case-by-case basis.

Articles 693 and 694 of the Code of Civil Procedure are currently in force. However, a new Código General del Proceso (the “General Code of Procedure”) was recently approved, which will be fully in force in the coming years. The General Code of Procedure does not contain substantial changes as to exequatur proceedings of foreign judicial judgments.

SUMMARY

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read carefully this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the “Risk Factors” and the financial statements and the related notes thereto, before making an investment decision.

Company Overview

We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions, such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru and the United States.

We have grown substantially in recent years, through organic growth as well as through acquisitions. Since 2008, our assets, net loans and financial leases, deposits and stockholders’ equity have grown at compound annual growth rates of 12.3%, 11.6%, 9.6% and 13.9%, respectively. As of June 30, 2012, we had, on a consolidated basis:

•	COP 87,215 billion in total assets;

•	COP 59,213 billion in total net loans and financial leases;

•	COP 54,476 billion in total deposits; and

•	COP 10,717 billion in stockholders’ equity.

Our consolidated net income for the year ended December 31, 2011 and for the six months ended June 30, 2012 was COP 1,664 billion and COP 800 billion, respectively, representing an average return on equity of 20.22% and 15.73%, respectively, and an average return on assets of 2.20% and 1.88%, respectively.

We are a stock company (sociedad anónima) domiciled in Medellín, Colombia, and we operate under Colombian laws and regulations, principally the Colombian Code of Commerce, Decree 663 of 1993 and Decree 2555 of 2010, as amended. We were incorporated in Colombia in 1945 under the name Banco Industrial Colombiano S.A. or “BIC”. In 1998, we merged with Banco de Colombia S.A., and changed our legal name to Bancolombia S.A. On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia, with Bancolombia as the surviving entity. Through this merger, Bancolombia gained important competitive advantages, as Conavi and Corfinsura were two of the top financial institutions in the Colombian market at the time. Conavi, a mortgage bank in Colombia and one of the strongest in retail operations, significantly increased the Bank’s participation and know-how in these specific markets. On the other hand, Corfinsura, then the largest financial corporation in Colombia and highly regarded for its expertise in handling large and mid-sized corporate credit loans and financial services, its investment bank and its modern and diversified treasury department, significantly strengthened our full service franchise.

In May 2007, Bancolombia Panamá acquired Banagrícola S.A., which controls several subsidiaries, including Banco Agrícola S.A. (“Banco Agrícola”) in El Salvador, and is dedicated to banking, commercial and consumer activities, insurance and brokerage. Through this first international acquisition, we gained a leadership position in the Salvadorian financial market.

Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded under the symbol “CIB”, and on the Colombian Stock Exchange, where our preferred shares are traded under the symbol “PFBCOLOM.” Since 1981, our common shares have been traded on Colombian exchange under the symbol “BCOLOMBIA.”

Strategy

Our goal is to maintain our position as a leading provider of financial services in Colombia and El Salvador while increasing our profitability. The key elements of our strategy are:

Maintaining our Leading Position in the Colombian and Salvadorian Financial Services Markets

We continue to capitalize on our strong brand name recognition and leading market positions in Colombia and El Salvador in order to grow our business. We believe that the Colombian financial services market offers new and attractive growth potential. In particular, banking penetration in Colombia, as measured by loans to gross domestic product, is lower than in many of the countries in the region. We believe that this low penetration in combination with strong expected growth in the Colombian economy will support growth in the banking market, particularly in retail and mortgage loans. We intend to maintain our relationships with our corporate clients, while focusing additional resources on “under-served” segments, which include retail and small businesses by tailoring innovative banking products targeted at these clients.

With respect to El Salvador, our focus is to achieve strategic growth, enhance customer service and improve efficiency in order to grow our business and improve performance results. We strive to provide comprehensive solutions for our customers by continuing to develop and refine our electronic services platform and offering personalized service, especially in credit processes, to our customers. We are committed to increasing our geographic presence in El Salvador through more efficient channels and branches.

Actively Pursuing Cross-Selling Opportunities

We intend to increase our market share and profitability by cross-selling our products and services. We believe that our existing customer base represents a significant opportunity to sell additional banking products and services. We believe that there are particularly attractive opportunities with our corporate banking clients. Within the corporate banking segment, we intend to focus on lower risk, higher margin products and services, such as international trade finance, leasing and factoring.

Focus on Improving Operating Efficiency

We are committed to improving our operating efficiency and profitability. By focusing on investments in and development of an information technology infrastructure and on the use of electronic distribution channels, we aim to increase our customers’ use of electronic transactions, thereby addressing our customers’ evolving needs and potentially increasing the transactions conducted by our customers. We also continue to implement technological solutions aimed at identifying means of improving our pricing processes and assessing the profitability of our business segments. Through these initiatives, we will continue to strive to improve our efficiency ratio.

Increasing our Profitability by More Effectively Deploying our Assets

We continue to seek the most attractive opportunities to improve our profitability. Our acquisition and successful integration of Banagrícola S.A. illustrates our decision to strategically use our capital to increase our profitability. We will continue to seek other investment opportunities that we believe will enhance our profitability and support our growth strategy.

Recent Developments

Management Appointments

On June 25, 2012, the Bank’s Board of Directors appointed Mr. Jaime Alberto Villegas Gutierrez as Vice President of Operations. Mr. Villegas, an industrial engineer, has a graduate degree in Finance from the Universidad de los Andes in Bogotá, Colombia. He served from 2007 to 2012 as Director of the Finance Systems

Group at Standard Chartered Bank in Singapore and previously as Chief Financial Officer at Standard Chartered Bank in Dubai and Chief Operating Officer at Standard Chartered Bank in Colombia, among other positions.

On April 23, 2012, the Bank’s Board of Directors appointed:

•

Mr. Andrés Felipe Ochoa Gomez as a member of the Risk Committee of the Bank. Mr. Ochoa is the Vice President of Compliance and Risk of certain entities of Grupo Suramericana and has professional and academic experience in risk management, holds a degree in electrical engineering, a master’s degree in actuarial science from Georgia State University and a master’s degree in electrical engineering from the University of Texas.

•

Mr. Jaime Velásquez Botero was appointed Vice President of Strategy and Finance. As part of the reorganization of the Bank’s corporate management structure, the Bank’s Board of Directors created the Vice-presidency of Strategy and Finance, which is responsible for the synchronization of strategy and financial management of the Bank, leveraging resources in connection with organic and inorganic growth of the bank using optimal debt and capital structures, and maintaining financial information in accordance with international standards, to ensure planning and efficiency. The position of Vice President of Corporate Development was eliminated. Mr. Velásquez, who recently served as Chief Financial Officer and Vice President of Corporate Development, also served in several management positions in the Economic Department and Investor Relations Department of the Bank from 1989 to 1997. Mr. Velasquez holds a degree in Economics from the Universidad de Antioquia in Medellín, Colombia.

•

Mr. Jose Humberto Acosta Martin was appointed Chief Financial Officer. Mr. Acosta previously served as Director of International Banking and as International Division Manager of Corfinsura, and he held various managerial positions in the same corporation, including Methods and Organization Division Manager and General Manager of Mergers, among others. Mr. Acosta holds a Business Administration degree from the Universidad Externado de Colombia and an MBA from the Universidad de la Sabana.

On March 6, 2012, the Bank’s Board of Directors appointed Mr. Fuad Velasco Juri as Vice President of Corporate and Government Banking – Bogotá. As part of the reorganization of the Bank’s corporate management structure, the Bank’s Board of Directors created the Vice-presidency of Corporate and Government Banking – Bogotá, which will report to the Vice President of Corporate and Government Banking and will be responsible for development of corporate, government and institutional segment developments in the city of Bogotá, Colombia. Mr. Velasco had been the President of Fiduciaria Bancolombia since 2005 and holds a degree in Economics from the United States Air Force Academy and a Master in Business Administration with an emphasis in finance from the University of Maryland. Mr. Velasco also participated in the CEO Management Program at Kellogg School of Management and the Strategic Thinking and Management for Competitive Advantage Program at the University of Pennsylvania.

Equity Offering

On February 6, 2012, the Bank announced the completion of its public offering of preferred shares. The preferred shares were initially offered to the Bank’s shareholders in a preemptive rights offering conducted in Colombia, and subsequently offered exclusively outside of Colombia in the form of ADSs.

Of the total 64 million preferred shares that were offered, 43,543,793 preferred shares were subscribed in the local preemptive rights offering at a price of COP 26,000 per share, resulting in aggregate net proceeds of approximately COP 1,132,138 million (US$634.3 million). In the public offering outside of Colombia, 5,114,051 ADSs, representing 20,456,204 preferred shares, were sold at a price of US$60 per ADS. The aggregate net proceeds for the sale of ADSs amounted to approximately US$299.2 million. As a result of the issuance of a total of 63,999,997 preferred shares, the subscribed and paid in equity of the Bank amounts to approximately COP 425,913.5 million.

Co-investment with Grupo de Inversiones Suramericana of Certain ING Assets

On April 19, 2012, the Bank announced that its subsidiary Banagrícola S.A. subscribed for 4,129 shares representing 4.13% of the capital stock of Grupo de Inversiones Suramericana España S.L., a company organized and existing under the laws of Spain and the indirect owner of the ING Latin American pension and insurance assets purchased by Grupo de Inversiones Suramericana in late 2011. The subscription price for the shares was US$36,539 per share, for a total purchase price of approximately US$150 million.

Disposition of Todo 1 Services Inc. and Todo 1 Colombia S.A.

On August 10, 2012, the Bank announced that, in the context of a management buy-out transaction, Sistema de Inversiones y Negocios S.A., a Panamanian subsidiary of the Bank, sold its 47.72% ownership stake in Todo 1 Services Inc., a corporation domiciled in Delaware and dedicated to providing technology solutions to banks in Latin America. The total sale price received in cash amounted to US$1,787,786. Before the sale, Sistema de Inversiones y Negocios S.A. held 50% of the voting shares of Todo 1 Services Inc., which represented 47.72% of its outstanding shares.

On the same date, Banca de Inversión Bancolombia S.A. (directly and through its subsidiaries) sold its 90% stake in Todo 1 Colombia S.A. to Todo 1 Services Inc. and certain members of management. On August 29, 2012, the total sale price was received in cash, amounting to COP 228,021,325.

Pursuant to both transactions, the current beneficial owners of Todo 1 Services Inc. and Todo 1 Colombia S.A. are a group of members of Todo 1 Services Inc.’s management team, led by Felipe Uribe, the company’s chief executive officer. Neither the Bank nor any of its subsidiaries provided financing in connection with these transactions. Todo 1 Services Inc. and Todo 1 Colombia S.A. will continue to provide services to the Bank on arm’s length terms.

Acquisition of UFF! Móvil S.A.S.

On August 30, 2012, the Bank announced that its subsidiary Banagrícola S.A. acquired 70% of UFF! Móvil S.A.S. (“UFF”), a Colombian telecommunications services operator. The shares were acquired from investment companies linked to the Carlos Julio Ardila’s family and a group of investors, including Santiago Aldana Sanín, chief executive officer of UFF. Both investment groups will continue as shareholders of UFF, each with 15% of the shares. The transaction price was COP 21,000,000,000 (approximately US$11,481,746).

Legal Proceeding against Banco Agrícola in El Salvador

The discovery stage in a lawsuit against Banco Agrícola requesting damages in the amount of US$366,469,000 has been completed. In this lawsuit, the plaintiff is seeking damages it allegedly suffered as a consequence of an alleged failure of Banco Agrícola to return certain assets that were attached in a debt collection lawsuit. A final judgment is expected to be delivered soon. If such judgment is adverse to Banco Agrícola’s interests, Banco Agrícola’s external legal counsel’s expectations are that it would be overturned in an appellate proceeding and any contingency derived from this lawsuit is remote. See Note (10) in the Bank’s unaudited condensed consolidated financial statements as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 included elsewhere in this prospectus supplement for more information.

Our headquarters is located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is + (574) 404-1837. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus supplement.

Exchange Offer for Outstanding Securities

Following this offering, we may issue additional notes having substantially the same terms and conditions as the notes offered hereby in connection with a contemplated exchange offer for certain of our outstanding subordinated debt securities. Whether any such additional notes will be fungible for U.S. federal income tax purposes with the notes offered hereby will depend on a number of factors, and no assurance can be given that any such additional notes will be fungible for such purposes with the notes offered hereby. If any such additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the applicable additional notes will be assigned separate CUSIP and ISIN numbers from the notes offered hereby. Even if such additional notes are fungible for such purposes with the notes offered hereby, the additional notes may be assigned different CUSIP and ISIN numbers, and therefore may not be completely fungible for trading purposes with the notes offered hereby. If we launch such an exchange offer, we cannot predict whether or to what extent holders of our outstanding subordinated debt will participate in any such exchange offer or whether any such exchange offer will be successfully consummated.

The Offering

The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Bancolombia S.A.

Securities offered	US$ million in aggregate principal amount of % subordinated notes due 2022. Subject to market conditions, we reserve the right to increase the aggregate principal amount of the notes by up to % of the aggregate principal amount of notes offered hereby, or US$ , during Asian market hours on September , 2012. During this extended offering period, the notes will initially be offered at a price that is not less than the price set forth on the cover of this prospectus supplement.

Issue Price	% of the principal amount of the notes, plus accrued interest, if any from September , 2012.

Maturity	The notes will mature on September , 2022.

Interest	% payable semi-annually on March and September of each year, beginning on March , 2013.

Form and Denomination	The notes will be issued in registered form, without coupons, and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Payment Currency	All amounts due in respect of principal, interest or the additional amounts, if any, will be paid in U.S. dollars.

Ranking	The notes will be our unsecured subordinated obligations. In the event of our liquidation under Colombian law, the notes will rank:

•

junior in right of payment to the payment of all our Senior External Liabilities (as defined in “Description of the Notes”) with or without legal preference, including, without limitation, senior indebtedness. As of June 30, 2012, we have COP 74,203 billion of Senior External Liabilities;

•

pari passu with all our other present or future Tier II subordinated indebtedness, including, without limitation, any subordinated bonds subscribed by the Fondo de Garantías de Instituciones Financieras. As of June 30, 2012, we have COP 2,296 billion of outstanding Tier II subordinated indebtedness, of which COP 72 billion has been issued by our subsidiary Compañía de Financiamiento Tuya S.A. (formerly, Sufinanciamento S.A.); and

•	senior in right of payment only to our capital stock and to any other instruments that may qualify as Tier One Capital for purposes of Colombian banking laws other than subordinated bonds subscribed by the Fondo de Garantías de Instituciones Financieras.

Optional Redemption	None.

Merger and Sales of Assets	The indenture governing the notes will contain a covenant that limits our ability to merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity. See “Description of the Notes—Certain Covenants—Mergers, Consolidations, Etc.”

No Acceleration of Notes	If we fail to make payment of principal, interest or the additional amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven days or, in the case of payment of interest or additional amounts, such failure to pay continues for 30 days), each holder of the notes has the right to demand and collect under the indenture, and we will pay to the holders of the notes the applicable amount of such due and payable principal, accrued interest and any additional amounts on the notes; provided, however, that to the extent that the SFC has taken possession of us in order to administer or liquidate us, under the Colombian bankruptcy laws, the holders of the notes would not be able to commence independent collection proceedings to recover amounts owed. There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of our other obligations under the indenture or the notes. Notwithstanding the immediately preceding sentence, the holders of the notes shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default (as defined herein), provided that there shall have been a change, amendment or modification to the Colombian banking laws that would permit such right without disqualifying the notes from Tier Two Capital status and the holders exercise such right in accordance with applicable Colombian banking law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture. See “Colombian Banking Regulations—Bankruptcy Considerations.”

Listing	We have applied to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Use of Proceeds	The net proceeds from the offering will be available to strengthen our capital structure, for regulatory compliance and for general corporate purposes. See “Use of Proceeds.”

Exchange Offer for Outstanding Securities	Following this offering, we may issue additional notes having substantially the same terms and conditions as the notes offered hereby in connection with a contemplated exchange offer for certain of our outstanding subordinated debt. Whether any such additional notes will be fungible for U.S. federal income tax purposes with the notes offered hereby will depend on a number of factors, and no assurance can be given that any such additional notes will be fungible for such purposes with the notes offered hereby. If any such additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the applicable additional notes will be assigned separate CUSIP and ISIN numbers from the notes offered hereby. Even if such additional notes are fungible for such purposes with the notes offered hereby the additional notes may be assigned different CUSIP and ISIN numbers, and therefore may not be completely fungible for trading purposes with the notes offered hereby. If we launch such an exchange offer, we cannot predict whether or to what extent holders of our outstanding subordinated debt will participate in any such exchange offer or whether any such exchange offer will be successfully consummated.

Trustee	The Bank of New York Mellon.

Governing Law	New York.

Risk Factors

See “Risk Factors” beginning on page S-12 of this prospectus supplement for a discussion of certain factors you should consider carefully before deciding to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents the Bank’s summary consolidated financial information and other data as of and for each of the periods indicated. The financial information and other data as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 have been derived from the Bank’s audited consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 and the notes related thereto included in the Annual Report. The financial information and other data as of and for the six months ended June 30, 2012 and 2011 have been derived from the Bank’s unaudited condensed consolidated financial statements as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 and the notes related thereto included elsewhere in this prospectus supplement. The unaudited summary consolidated financial information as of and for the six months ended June 30, 2012 and 2011 includes all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of such information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain important respects from U.S. GAAP. See Item 3. “Key Information—A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” and Note 31 to the Bank’s consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 in the Annual Report. The summary consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects” in the Annual Report and our consolidated financial statements and the notes related thereto included in the Annual Report and elsewhere in this prospectus supplement.

	For the Year Ended								For the Six Months Ended
(In Millions of COP and Thousands of US$) (1)	December 31, 2009		December 31, 2010		December 31, 2011		December 31, 2011		June 30, 2011		June 30, 2012		June 30, 2012
CONSOLIDATED STATEMENT OF OPERATIONS:
Net interest income	COP	3,802,282	COP	3,389,059	COP	3,903,588	US$	2,009,362	COP	1,877,540	COP	2,298,274	US$	1,287,837
Net interest income after provisions		2,648,908		2,841,344		3,304,883		1,701,180		1,693,908		1,789,898		1,002,969
Net operating income		1,640,712		1,858,835		2,058,356		1,059,536		962,602		1,030,844		577,633
Income before income taxes		1,718,863		1,944,911		2,134,411		1,098,686		986,447		1,062,586		595,419
Net income	COP	1,256,850	COP	1,436,494	COP	1,663,894	US$	856,489	COP	735,610	COP	800,068	US$	448,318
OTHER DATA (2)
Profitability ratios:
Net interest margin (3)		7.22%		6.38%		6.17%		6.17%		6.03%		6.19%		6.19%
Return on average total assets (4)		2.01		2.27		2.20		2.20		2.06		1.88		1.88
Return on average stockholders’ equity (5)		19.59		19.71		20.22		20.22		18.54		15.73		15.73
Efficiency ratio:
Operating expenses as a percentage of interest, fees, services and other operating income		50.89%		56.28%		57.58%		57.58%		60.51%		56.64%		56.64%
Capital ratios:
Period-end stockholders’ equity as a percentage of period-end total assets		11.37		11.67		10.52		10.52		10.65		12.29		12.29
Period-end regulatory capital as a percentage of period-end risk-weighted assets (6)		13.23		14.67		12.46		12.46		13.69		14.89		14.89
Credit quality data:
Non-performing loans as a percentage of total loans (7)		2.44%		1.91%		1.52%		1.52%		1.59%		1.88%		1.88%
“C,” “D” and “E” loans as a percentage of total loans (8)		5.11		4.32		3.82		3.82		4.12		4.10		4.10
Allowance for loan and accrued interest losses as a percentage of nonperforming loans		241.08		274.36		306.94		306.94		304.25		263.40		263.40
Allowance for loan and accrued interest losses as a percentage of “C,” “D” and “E” loans (8)		115.25		121.45		121.69		121.69		117.53		121.02		121.02
Allowance for loan and accrued interest losses as a percentage of total loans		5.89		5.24		4.65		4.65		4.85		4.96		4.96
Operating Data:
Number of branches (at period end) (9)		713		736		779		779		760		796		796

	As of the Year Ended								As of the Six Months Ended
	December 31, 2009		December 31, 2010		December 31, 2011		December 31, 2011		June 30, 2011		June 30, 2012		June 30, 2012
CONSOLIDATED BALANCE SHEET DATA
Assets:
Loans and financial leases, net (10)	COP	39,610,307	COP	46,091,877	COP	58,575,846	US$	30,151,771	COP	50,709,728	COP	59,212,566	US$	33,179,741
Investment securities, net (11)		8,914,913		8,675,762		9,958,191		5,125,954		10,231,243		10,468,940		5,866,267
Other assets		13,339,145		13,327,517		16,928,983		8,714,152		14,215,941		17,533,567		9,824,928
Total Assets		61,864,365		68,095,156		85,463,020		43,991,877		75,156,912		87,215,073		48,870,936
Liabilities And Shareholders’ Equity:
Deposits	COP	42,149,330	COP	43,538,967	COP	52,434,492	US$	26,990,525	COP	46,237,745	COP	54,475,937	US$	30,525,573
Non-interest bearing		6,307,780		7,632,216		8,814,173		4,537,074		6,972,139		7,545,059		4,227,871
Interest bearing		35,841,550		35,906,751		43,620,319		22,453,451		39,265,606		46,930,878		26,297,702
Other liabilities		12,682,206		16,609,049		24,035,168		12,372,043		20,911,566		22,022,593		12,340,352
Total liabilities		54,831,536		60,148,016		76,469,660		39,362,568		67,149,311		76,498,530		42,865,925
Stockholders’ equity		7,032,829		7,947,140		8,993,360		4,629,309		8,007,601		10,716,543		6,005,011
Total liabilities and stockholders’ equity		61,864,365		68,095,156		85,463,020		43,991,877		75,156,912		87,215,073		48,870,936

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 1,942.70 per US$1.00, which is the representative market rate calculated on December 31, 2011 or at the rate of COP 1,784.60 per US$1.00, which is the representative market rate calculated on June 30, 2012, as applicable, both as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at the representative market rate or any other rate.
(2)	Ratios were calculated on the basis of monthly averages.
(3)	Net interest income divided by average interest-earning assets.
(4)	Net income divided by average total assets.
(5)	Net income divided by average stockholders’ equity.
(6)	For an explanation of risk-weighted assets and Technical Capital, see Item 4. “Information on the Company—B. Business Overview—B.8. Supervision and Regulation—Capital Adequacy Requirements” in the Annual Report.
(7)	Non-performing loans are micro-credit loans that are past due 30 days or more, mortgage and consumer loans that are past due 60 days or more and commercial loans that are past due 90 days or more. (Each category includes financial leases).
(8)	See Item 4. “Information on the Company—E. Selected Statistical Information—E.3. Loan Portfolio-Risk Categories” in the Annual Report for a description of “C”, “D” and “E” Loans.
(9)	Number of branches does not include branches of the Bank’s subsidiaries.

(10)	Includes financial leases for COP 5,470 billion, COP 5,834 billion, COP 7,172 billion, COP 6,315 billion and COP 7,722 billion as of December 31, 2009, 2010 and 2011 and June 30, 2011 and 2012, respectively.
(11)	In 2009, the SFC issued External Circular 047. This new regulation provided that, in cases where the Bank has a positive residual interest, the Bank, as beneficiary of the interest, may record it as an investment security recognized in income, subject to the conditions defined for this purpose in the rules and regulations of External Circular 047. The recorded value must be updated on the closing date of the fiscal period in question. As a result, the Bank recognized retained interest as an investment security held to maturity in the amount of COP 57,358 million, COP 77,057 million, COP 95,749 million and COP 127,697 million as of December 31, 2009, 2010 and 2011 and June 30, 2012, respectively. The impact on results as of June 30, 2012 was COP 31,876 million.

Summary Financial Information (U.S. GAAP)

	For the Year Ended
(In Millions of COP and Thousands of US$) (1)	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2011
CONSOLIDATED INCOME STATEMENT DATA
Net income attributable to the controlling interest under U.S. GAAP	COP 1,172,524	COP 1,544,761	COP 1,043,636	US$	537,209
CONSOLIDATED BALANCE SHEET DATA
Controlling Interest stockholders’ equity under U.S. GAAP	COP 7,095,266	COP 8,069,346	COP 8,589,202	US$	4,421,270

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 1,942.70 per US$1.00, which is the representative market rate calculated on December 31, 2011, as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at the representative market rate or any other rate.

RISK FACTORS

Investing in the notes involves risks. Before you invest in the notes, you should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance or business operations.

RISKS RELATING TO COLOMBIA AND OTHER COUNTRIES WHERE THE BANK OPERATES

Changes in economic and political conditions in Colombia and El Salvador or in the other countries where the Bank operates may adversely affect the Bank’s financial condition and results of operations.

The Bank’s financial condition, results of operations and asset quality are significantly dependent on the macroeconomic, social and political conditions prevailing in Colombia, El Salvador and the other jurisdictions in which the Bank operates. Accordingly, decreases in the growth rate, periods of negative growth, increases in inflation, changes in policy, or future judicial interpretations of policies involving exchange controls and other matters such as (but not limited to) currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia, El Salvador or the other jurisdictions where the Bank operates may affect the overall business environment and may in turn impact our financial condition and results of operations.

In particular, the governments of Colombia and El Salvador have historically exercised substantial influence on their respective economies, and their policies are likely to continue to have an important effect on Colombian and Salvadorian entities (including the Bank), market conditions, prices and rates of return on securities of local issuers (including the Bank’s Securities). The uncertainties characteristic of a change in government, including potential changes in laws, public policies and regulations, could cause instability and volatility in Colombia and its markets.

Future developments in the government policies of Colombia and El Salvador could impair the Bank’s business or financial condition or the market value of its securities, including the notes.

The economies of the countries where the Bank operates are vulnerable to external effects that could be caused by significant economic difficulties experienced by their major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on such countries’ economic growth and their ability to service their public debt.

A significant decline in the economic growth or a sustained economic downturn of any of Colombia’s or El Salvador’s major trading partners (i.e., the United States, China, Venezuela and Ecuador for Colombia and the United States for El Salvador) could have a material adverse impact on Colombia’s and El Salvador’s balance of trade and remittances inflows, resulting in lower economic growth.

Deterioration in the economic and political situation of neighboring countries could affect national stability or the Colombian economy by disrupting Colombia’s diplomatic or commercial relationships with these countries.

Political tensions between Colombia and Venezuela in recent years have produced lower trade levels that have adversely impacted economic activity. Although relations with Venezuela have improved significantly since President Juan Manuel Santos Calderon took office in August 2010, the possibility of any further resurgence in tensions between the two countries may cause political and economic uncertainty, instability, market volatility, lower confidence levels and higher risk aversion by investors and market participants that may negatively affect economic activity in Colombia.

A contagion effect, in which an entire region or class of investments is disfavored by international investors, could negatively affect Colombia and El Salvador or other economies where the Bank operates (i.e., Panama, Cayman Islands, Peru, the United States and Puerto Rico), as well as the market prices and liquidity of securities issued or owned by the Bank.

Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia, El Salvador or other countries where the Bank operates could adversely affect the Bank’s consolidated results.

Uncertainty relating to tax legislation poses a constant risk to the Bank. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income. Notably, the Colombian and Salvadorian governments have significant fiscal deficits that may result in future tax increases. Additional tax regulations could be implemented that could require the Bank to make additional tax payments, negatively affecting its results of operations and cash flow. In addition, national or local taxing authorities may not interpret tax regulations in the same way that the Bank does. Differing interpretations could result in future tax litigation and associated costs.

Further, the Colombian Government has announced that it is working on a draft bill of law to reform the Colombian tax code, which was initially scheduled to be submitted to the Colombian Congress for its approval some time during 2012. As of September 3, 2012, a final draft of the tax bill has not been disclosed to the public. Therefore, it is difficult to predict if changes would substantially affect results of operation and financial conditions.

Colombia has experienced several periods of violence and instability, and such instability could affect the economy and the Bank.

Colombia has experienced several periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. In response, the Colombian government has implemented various security measures and has strengthened its military and police forces by creating specialized units. Despite these efforts, drug-related crime and guerilla activity continue to exist in Colombia. These activities, their possible escalation and the violence associated with them may have a negative impact on the Colombian economy or on the Bank in the future. The Bank’s business or financial condition and the market value of the Bank’s securities and any dividends distributed by it could be affected adversely by rapidly changing economic and social conditions in Colombia, and by the Colombian government’s response to such conditions.

RISKS RELATING TO THE BANK’S BUSINESS AND THE BANKING INDUSTRY

Instability of banking laws and regulations in Colombia and in other jurisdictions where the Bank operates could adversely affect the Bank’s consolidated results.

Changes in banking laws and regulations, or the manner in which they are interpreted or enforced, in Colombia and in other jurisdictions where the Bank operates, may have a material effect on our business and operations. Moreover, banking and financial services laws and regulations are subject to continuing review and changes, and any such changes in the future may have an adverse impact on the Bank’s financial position and operations, including making and collecting loans and other extensions of credit.

Although the Bank complies with capital requirements, there can be no assurance that future regulations will not change or require the Bank or the Bank’s subsidiaries to seek additional capital. On August 23, 2012, the Colombian government modified the capital adequacy regulations, and such modifications will be effective as of August 1, 2013. See “Colombian Banking Regulations—Capital Adequacy Requirements.” The new regulations are more stringent than the current capital adequacy rules. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations as of and for the Six Months ended June 30, 2012 and 2011—Impact of New Capital Rules.” Moreover, the various regulators in the world have not reached consensus as to the appropriate level of capitalization for financial services institutions. Regulators in the jurisdictions where the Bank operates may change the current regulatory capital requirements to which the Bank is subject.

Banking regulations, accounting standards and corporate disclosure applicable to the Bank and its subsidiaries differ from those in the United States and other countries.

While many of the policies underlying Colombian banking regulations are similar to those underlying regulations applicable to banks in other countries, including those in the United States, Colombian regulations can differ in a number of material respects. For example, capital adequacy requirements for banks under Colombian regulations differ from those under U.S. regulations and may differ from those in effect in other countries. The Bank prepares its annual audited financial statements in accordance with Colombian GAAP, which differs in significant respects from U.S. GAAP and International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standards Board (“IASB”). Thus, Colombian financial statements and reported earnings may differ substantially from those of companies in other countries in these and other respects. Some of the differences affecting earnings and stockholders’ equity include, but are not limited to, the accounting treatment for restructuring, loan origination fees and costs, deferred income taxes, reappraisal of assets and the accounting treatment for business combinations. Moreover, under Colombian GAAP, allowances for non-performing loans are computed by establishing each non-performing loan’s individual inherent risk using criteria established by the SFC that differ from those used under U.S. GAAP.

The Colombian government is currently undertaking a review of regulations relating to accounting, audit, and information disclosure, with the intention of seeking convergence with IFRS. Nevertheless, current regulations continue to differ in certain material respects from those in other countries, and any changes in those regulations would only become effective in 2014.

In addition, there may be less publicly available information about the Bank than is regularly published by or about U.S. issuers or issuers in other countries.

The Bank is subject to regulatory inspections, examinations, inquiries or audits in Colombia and in other countries where it operates, and any sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.

The Bank is subject to comprehensive regulation and supervision by the banking authorities of Colombia, El Salvador and the other jurisdictions in which the Bank operates. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of the Bank’s capitalization, organization and operations, including the imposition of anti-money laundering measures and the authority to regulate the terms and conditions of credit that can be extended by financial institutions. In the event of non-compliance with applicable regulations, the Bank could be subject to fines, sanctions or the revocation of licenses or permits necessary to operate its business. In Colombia, for instance, in the event the Bank encounters significant financial problems or becomes insolvent or is in danger of becoming insolvent, banking authorities have the power to take over the Bank’s management and operations. Any sanctions, fines and other penalties resulting from non-compliance with regulations in Colombia and in the other jurisdictions where the Bank operates could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.

An increase in constitutional collective actions (acciones populares), class actions (acciones de grupo) and other similar legal actions involving claims for significant monetary awards against financial institutions may affect the Bank’s business and results of operations.

Under the Colombian Constitution, individuals may initiate constitutional collective or class actions to protect their collective or class rights, respectively. Colombian financial institutions, including the Bank, have experienced a substantial increase in the aggregate number of these actions. The great majority of such actions have been related to fees, financial services and interest rates, and their outcome is uncertain. Pursuant to law 1425 of 2010, monetary awards for plaintiffs in constitutional collective actions (acciones populares) were eliminated as of January 1, 2011. Nevertheless, individuals continue to have the right to initiate constitutional or class actions against the Bank.

Future restrictions on interest rates or banking fees could negatively affect the Bank’s profitability.

The Colombian Commerce Code limits the amount of interest that may be charged in commercial transactions. In the future, regulations in the jurisdictions where the Bank operates could impose limitations regarding interest rates or fees charged by the Bank. Any such limitations could materially and adversely affect the Bank’s results of operations and financial position. In the past, there have been disputes in Colombia among merchants, payment services and banks regarding interchange fees. Although such disputes have been resolved, the Superintendency of Commerce and Industry may initiate new investigations relating to the interchange fees.

This possibility may lead to additional decreases in such fees, which in turn could adversely affect the Bank’s financial results.

Furthermore, pursuant to article 62 of law 1430 of 2010, the Colombian Congress granted the government power and authority to establish and define criteria and formulas applicable to the calculation of banking fees and charges and the authority to define maximum limits to banking fees and charges. On December 20, 2011, the Colombian Government used the authority granted by law 1430 of 2010 and established in Decree 4809 of 2011 a cap on the fees banks can charge on withdrawals done from ATMs outside their own networks. Recently, law 1555 of 2012 prohibited prepayment penalties for loans worth less than 880 legal minimum monthly wages (mortgage loans are excluded). Further limits or regulations regarding banking fees, and uncertainties with respect thereto could have a negative effect on our results of operations and financial condition.

The Bank is subject to credit risk, and estimating exposure to credit risk involves subjective and complex judgments.

A number of our products expose the Bank to credit risk, including loans, financial leases, lending commitments and derivatives.

The Bank estimates and establishes reserves for credit risk and potential credit losses. This process involves subjective and complex judgments, including projections of economic conditions and assumptions on the ability of our borrowers to repay their loans. This process is also subject to human error as the Bank’s employees may not always be able to assign an accurate credit rating to a client, which may result in the Bank’s exposure to higher credit risks than indicated by the Bank’s risk rating system. The Bank may not be able to timely detect these risks before they occur, or due to limited resources or available tools, the Bank’s employees may not be able to effectively implement its credit risk management system, which may increase its exposure to credit risk. Moreover, the Bank’s failure to continuously refine its credit risk management system may result in a higher risk exposure for the Bank, which could materially and adversely affect its results of operations and financial position.

Overall, if the Bank is unable to effectively control the level of non-performing or poor credit quality loans in the future, or if its loan loss reserves are insufficient to cover future loan losses, the Bank’s financial condition and results of operations may be materially and adversely affected.

In addition, the amount of the Bank’s non-performing loans, including loan portfolios that the Bank may acquire through auctions or otherwise, may increase in the future as a result of factors beyond the Bank’s control, such as changes in the income levels of the Bank’s borrowers, increases in the inflation rate or an increase in interest rates, the impact of macroeconomic trends and political events affecting Colombia or other jurisdictions where the Bank operates, or events affecting specific industries. Any of these developments could have a negative effect on the quality of the Bank’s loan portfolio, causing the Bank to increase provisions for loan losses and resulting in reduced profits or in losses.

The Bank is subject to credit risks with respect to its non-traditional banking businesses, including investing in securities and entering into derivatives transactions.

Non-traditional sources of credit risk can arise from, among other things: investing in securities of third parties, entering into derivative contracts under which counterparties have obligations to make payments to the Bank, and executing securities, futures, currency or commodity trades from the Bank’s proprietary trading desk that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries. Any significant increases in exposure to any of these non-traditional risks, or a significant decline in credit risk or bankruptcy of any of the counterparties, could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is exposed to risks associated with the mortgage loan market.

Bancolombia is a leader in the Colombian mortgage loan market. Colombia’s mortgage loan market is highly regulated and has been affected by various macroeconomic factors. Although during recent years interest rates have decreased, periods of sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased defaults in outstanding loans and deterioration in the quality of assets.

The Bank is subject to concentration default risks in its loan portfolio. Problems with one or more of its largest borrowers may adversely affect its financial condition and results of operations.

As of June 30, 2012, the aggregate outstanding principal amount of the Bank’s 25 largest borrowing relationships, on a consolidated basis, represented approximately 12.8% of the loan portfolio, and no single relationship represented more than 1% of the portfolio. Also, 100% of those loans were corporate loans and 100% of these relationships were classified “A” by the Bank based on applicable Colombian regulations. However, problems with one or more of the Bank’s largest borrowers could materially and adversely affect its results of operations and financial position. For more information, see Item 4. “Information on the Company—E. Selected Statistical Information—E.3. Loan Portfolio—Borrowing Relationships” in the Annual Report.

The value of the collateral or guarantees securing the outstanding principal and interest balance of the Bank’s loans may not be sufficient to cover such outstanding principal and interest. In addition, the Bank may be unable to realize the full value of the collateral or guarantees securing the outstanding principal and interest balance of its loans.

The Bank’s loan collateral includes primarily real estate, assets pledged in financial leasing transactions and other assets that are located primarily in Colombia and El Salvador, the value of which may significantly fluctuate or decline due to factors beyond the Bank’s control. Such factors include macroeconomic factors and political events affecting the local economy. Any decline in the value of the collateral securing the Bank’s loans may result in a reduction in the recovery from collateral realization and may have an adverse impact on the Bank’s results of operations and financial condition. In addition, the Bank may face difficulties in enforcing its rights as a secured creditor. In particular, timing delays and procedural problems in enforcing against collateral and local protectionism may make foreclosures on collateral and enforcement of judgments difficult, and may result in losses that could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is subject to market risk.

We are directly and indirectly affected by changes in market conditions. Market risk, or the risk that the values of assets and liabilities or revenues will be adversely affected by variation in market conditions, is inherent in the products and instruments associated with our operations, including loans, deposits, securities, bonds, long-term debt, short-term borrowings, proprietary trading in assets and liabilities and derivatives. Changes in market conditions that may affect our financial condition and results of operations include fluctuations in interest and currency exchange rates, securities prices, changes in the implied volatility of interest rates and foreign exchange rates, among others.

The Bank is subject to fluctuations in interest rates, which may materially and adversely affect its results of operations and financial condition.

The Bank holds a substantial portfolio of loans and debt securities that have both fixed and floating interest rates. Therefore, changes in interest rates could adversely affect our net interest margins as well as the prices of these securities. Increases in interest rates may reduce gains or the market value of the Bank’s debt securities. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets. On the other hand, decreases in interest rates may cause margin compression and lower net interest income as the Bank usually maintains more assets than liabilities at variable rates. Decreasing interest rates also may trigger loan prepayments, which could negatively affect the Bank’s net interest income. Generally, in a declining interest rate environment, prepayment activity increases, which reduces the weighted average maturity of the Bank’s interest earning assets, and adversely affects its operating results. Prepayment risk also has a significant adverse impact on the Bank’s earnings from credit card and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios, in turn resulting in a mismatch in funding or in reinvestment at lower yields. In addition, as the Bank implements strategies to reduce future interest rate exposure, it may incur costs related to fluctuations in interest rates which, in turn, may impact its results.

The Bank’s income from its proprietary trading activities is highly volatile.

The Bank’s trading income is highly volatile. The Bank derives a portion of its profits from its proprietary trading activities and any significant reduction in its trading income could adversely affect the Bank’s results of operations and financial position. The Bank’s trading income is dependent on numerous factors beyond its control, such as the general market environment, overall market trading activity, interest rate levels, fluctuations in exchange rates and general market volatility. A significant decline in the Bank’s trading income, or the incurrence of a trading loss, could adversely affect the Bank’s results of operations and financial position.

The Bank has significant exposure to sovereign risk, and especially Colombia risk, and the Bank’s results could be adversely affected by decreases in the value of its sovereign debt securities.

The Bank’s debt securities portfolio is primarily composed of sovereign debt securities, including securities issued or guaranteed by the Colombian government. Therefore, the Bank’s results are exposed to credit, market and liquidity risk associated with sovereign debt. As of June 30, 2012, the Bank’s total debt securities represented 10.8% of its total assets, and 24% of these securities were issued or backed by the Colombian government. A significant decline in the value of the securities issued or guaranteed by the Colombian government could adversely affect the Bank’s debt securities portfolio and, consequently, the Bank’s results of operations and financial position.

The Bank is subject to market, operational and structural risks associated with its derivative transactions.

The Bank enters into derivative transactions for hedging purposes and on behalf of its customers. The Bank is subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder). In addition, the market practice and documentation for derivative transactions is less developed in the jurisdictions where the Bank operates as compared to other more developed countries, and the court systems in such jurisdictions have limited experience in dealing with issues related to derivative transactions. As a result, there is increased operating and structural risk associated with derivatives transactions in these jurisdictions.

In addition, the execution and performance of derivatives transactions depend on the Bank’s ability to develop adequate control and administrative systems and to hire and retain qualified personnel. Moreover, the Bank’s ability to adequately monitor, analyze and report these derivative transactions depends, to a great extent, on its information technology systems. These factors may further increase the risks associated with these transactions and could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is subject to operational risks.

The Bank’s businesses are dependent on the ability to process a large number of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee errors and failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure of external systems. The Bank’s currently adopted procedures may not be effective in controlling each of the operational risks faced by the Bank.

The Bank’s businesses rely heavily on data collection, processing and storage systems, the failure of which could materially and adversely affect the effectiveness of its risk management, reputation and internal control system as well as its financial condition and results of operations.

All of the Bank’s principal businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information at its various branches across numerous markets at a time when transaction processes have become increasingly complex with increasing volume. The proper functioning of financial control, accounting or other data collection and processing systems is critical to the Bank’s businesses and to its ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect the Bank’s decision-making process, its risk management and internal control systems, and the quality of its service, as well as the Bank’s ability to respond on a timely basis to changing market conditions. If the Bank cannot maintain an effective data collection and management system, its business operations, financial condition, reputation and results of operations could be materially and adversely affected. The Bank is also dependent on information systems to operate its website, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations. The Bank may experience operational problems with its information systems as a result of system failures, viruses, computer hackers or other causes. Any material disruption or slowdown of its systems could cause information, including data related to customer requests, to be lost or to be delivered to the Bank’s clients with delays or errors, which could reduce demand for the Bank’s services and products and could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is subject to cyber security risks.

The Bank is subject to cyber security risks which include the unauthorized access to privileged information, technological assaults on the infrastructure of the Bank with the aim of stealing information, committing fraud or interfering with regular service and the interruption of the Bank’s services to some of its clients or users due to the exploitation of these vulnerabilities.

The risk methodology used by the Bank allows for the evaluation of residual risk involving potential cyber attacks. The Bank has implemented controls/safeguards in order to anticipate, identify, and offset these threats, but any failure by the Bank to detect cyber security risks in a timely manner could materially and adversely affect the Bank’s results of operations and financial condition.

Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could adversely affect its competitiveness, financial condition and results of operations.

The Bank’s ability to remain competitive will depend, in part, on its ability to upgrade the Bank’s information technology infrastructure on a timely and cost-effective basis. The information available to and received by the

Bank’s management through its existing information systems may not be timely and sufficient to manage risks or to plan for and respond to changes in market conditions and other developments in its operations. The Bank is currently undertaking a project to update its information technology infrastructure. Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and information management systems in a timely manner could materially and adversely affect the Bank’s competitiveness, financial condition and results of operations.

The occurrence of natural disasters in the regions where the Bank operates could impair its ability to conduct business effectively, and could impact the Bank’s results of operations.

The Bank is exposed to the risk of natural disasters, such as earthquakes, floods, volcanic eruptions, tornadoes, tropical storms, wind and hurricanes in the regions where it operates. In the event of a natural disaster, unanticipated problems with the Bank’s disaster recovery systems could have a material adverse effect on the Bank’s ability to conduct business in the affected region, particularly if those problems affect its computer-based data processing, transmission, storage and retrieval systems and destroy valuable data. In addition, if a significant number of the Bank’s local employees and managers were unavailable in the event of a disaster, its ability to effectively conduct business could be severely compromised. A natural disaster or multiple catastrophic events could have a material adverse effect on the Bank’s business and results of operations in the affected region.

Acquisitions and strategic partnerships may not perform in accordance with expectations or may disrupt the Bank’s operations and adversely affect its profitability.

An element of the Bank’s business strategy is to identify and pursue growth-enhancing strategic opportunities. The Bank may base assessments of potential acquisitions and partnerships on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. Future acquisitions, investments and alliances may not produce anticipated synergies or perform in accordance with the Bank’s expectations and could adversely affect its operations and profitability.

The Bank’s concentration in and reliance on short-term deposits may increase its funding costs.

The Bank’s principal source of funds is short-term deposits, which together with certain long-term certificates of deposit represented 71.2% of total liabilities as of June 30, 2012 compared to 68.6% and 72.4% of total liabilities at the end of 2011 and 2010, respectively. Because the Bank relies primarily on short-term deposits for its funding, in the event of a sudden or unexpected shortage of funds in the banking systems and money markets where the Bank operates, the Bank may not be able to maintain its current level of funding without incurring higher costs or selling assets at prices below their prevailing market value.

The Bank’s policies and procedures may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose the Bank to fines and other liabilities.

The Bank is required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations. These laws and regulations require the Bank, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities. While the Bank has adopted policies and procedures aimed at detecting and preventing the use of its banking network for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures have in some cases only been adopted recently and may not completely eliminate instances where it may be used by other parties to engage in money laundering and other illegal or improper activities. To the extent the Bank may fail to fully comply with applicable laws and regulations, the relevant government agencies to which it reports have the power and authority to impose fines and other penalties on the Bank. In addition, the Bank’s business and reputation could suffer if customers use the Bank for money laundering or illegal or improper purposes.

The Bank is subject to increasing competition, which may adversely affect its results of operations.

The Bank operates in a highly competitive environment and increased competitive conditions are to be expected in the jurisdictions where the Bank operates. Intensified merger activity in the financial services industry produces larger, better capitalized and more geographically diverse firms that are capable of offering a wider array of financial products and services at more competitive prices. The Bank’s ability to maintain its competitive position depends mainly on its ability to fulfill new customers’ needs through the development of new products and services and its ability to offer adequate services and strengthen its customer base through cross-selling. The Bank’s business will be adversely affected if the Bank is not able to maintain efficient service strategies. In addition, the Bank’s efforts to offer new services and products may not succeed if product or market opportunities develop more slowly than expected or if the profitability of opportunities is undermined by competitive pressures.

Downgrades in our credit ratings would increase our cost of borrowing funds and make our ability to raise new funds, attract deposits or renew maturing debt more difficult.

Our credit ratings are an important component of our liquidity profile. A downgrade in our credit ratings would increase our cost of raising funds in the capital markets or of borrowing funds. Certain Colombian institutional investors are only permitted to purchase debt securities that are rated “AAA” by Colombian credit rating agencies, due to regulatory or internal policies. Purchase of our securities by these investors could be prohibited if we suffer a decline in our local credit rating. Our ability to renew maturing debt could be restricted and more expensive if our credit rating were to decline. Our lenders and counterparties in derivative transactions are sensitive to the risk of a credit rating downgrade. A downgrade in our credit rating may adversely affect perception of our financial stability and our ability to raise deposits, which could make us less successful when competing for deposits and loans in the market place. Our ability to successfully compete depends on various factors, including our financial stability as reflected by our credit ratings.

A new insolvency law in Colombia may limit our monetary collection and right enforcement ability.

On June 12, 2012, the Congress of Colombia enacted Law 1564 of 2012, which provides insolvency protection for non-merchant individuals. Under the new insolvency regulation, which comes into effect on October 1, 2012, once a non-merchant individual has ceased paying its debts, such individual can initiate a voluntary insolvency proceeding before a notary public or mediator to reach an agreement with its creditors. The terms of any agreement reached with a group (two or more) of creditors that represent more than 50% of the total amount of the claims will be mandatorily applicable to all relevant creditors. As a result of these agreements the Bank may not be able to recover the total amount of its claims. The increased debtor protections contemplated in the law, including an automatic stay for a maximum of 90 days, could also make it more difficult for us to enforce debt and other monetary obligations, which could have an adverse impact on our results of operations and financial condition.

The Central Bank may impose requirements on our (and other Colombian residents’) ability to obtain loans in foreign currency.

The Banco de la República (the “Central Bank”) may impose certain mandatory deposit requirements in connection with foreign currency-denominated loans obtained by Colombian residents, including the Bank. Although no mandatory deposit requirement is currently in effect, a mandatory deposit requirement was set at 40% in 2008 after the Colombian peso appreciated against foreign currencies. We cannot predict or control future actions by the Central Bank in respect of such deposit requirements, which may involve the establishment of a different mandatory deposit percentage. The use of such measures by the Central Bank may be a disincentive for the Bank and our clients to obtain loans denominated in a foreign currency.

RISKS RELATING TO THE NOTES

It may be difficult to enforce your rights if we enter into a bankruptcy, liquidation or similar proceeding in Colombia.

The insolvency laws of Colombia, particularly as they relate to the priority of creditors (secured or unsecured), the ability to obtain post-petition interest and the duration of insolvency proceedings, may be less favorable to your interests than the bankruptcy laws of the United States. Your ability to recover payments due on the notes may be more limited than would be the case under U.S. bankruptcy law. The following is a brief description of certain aspects of insolvency laws in Colombia.

Your ability to enforce your rights under the notes may be limited if we become subject to the proceedings principally set forth in Decree 663 of 1993 and Decree 2555 of 2010, as amended from time to time, which proceedings establish the events under which the SFC may initiate a Taking of Possession (toma de posesión) proceeding either to administer the Bank or to liquidate it.

Under Colombian banking laws, financial institutions are subject to a special administrative takeover by the SFC in the event that the financial institution becomes insolvent.

The SFC can take control of financial institutions under certain circumstances. The following grounds for takeover are considered to be “automatic” in the sense that, if the SFC discovers their existence, the SFC is obligated to step in and take over the respective financial institution: (i) if the financial institution’s Technical Capital (patrimonio adecuado) falls below 40% of the legal minimum or (ii) the expiration of the term of any then current recovery plans or the non-fulfillment of the goals set forth in such plans. Additionally, the SFC also conducts periodic visits to financial institutions and, as a consequence of these visits, the SFC can impose capital or solvency obligations on financial institutions without taking control of the financial institution.

Additionally, and subject to the approval of the Ministry of Finance, the SFC may, at its discretion, initiate intervention procedures under the following circumstances: (i) suspension of payments; (ii) failure to pay deposits; (iii) refusal to submit its files, accounts and supporting documentation for inspection by the SFC; (iv) repeated failure to comply with orders and instructions from the SFC; (v) repeated violations of applicable laws and regulations or of the bank’s by-laws; (vi) unauthorized or fraudulent management of the bank’s business; (vii) reduction of the bank’s net worth below 50% of its subscribed capital; (viii) failure to comply with minimum capital requirements set forth in the Colombian Financial Statute; (ix) failure to comply with the recovery plans that were adopted by the bank; (x) failure to comply with the order of exclusion of certain assets and liabilities to another institution designated by the SFC; and (xi) failure to comply with the order of progressive unwinding (desmonte progresivo) of the operations of the bank.

A takeover by the SFC may have one of two different purposes: (i) to manage the financial institution, in which case the financial institution will be allowed to continue its activities subject to the administration of the authorities; or (ii) to liquidate the financial institution. The SFC must decide if it will either manage or liquidate the financial institution within two months following the takeover in the event of a bankruptcy, liquidation or similar proceeding.

In view of the broad discretionary powers of the SFC it is impossible to predict how long payments under the notes could be delayed and whether or to what extent you would be compensated for any delay if any of the actions described above were to be taken with respect to us.

Holders of notes will not have the right to accelerate the notes.

The holders will have no right to accelerate any payment due under the notes during an Event of Default unless there has been a change, amendment or modification to the Colombian banking laws that would allow such right without disqualifying the notes from Tier Two Capital status. If any Event of Default occurs and is continuing, the Trustee may only pursue other available remedies, if any, excluding acceleration, to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture.

Except as described above, the holders of the notes have no right of acceleration in the case of the Bank’s failure to perform its obligations under the Indenture.

Because the Bank is located in an emerging market country, any market for the notes may be adversely affected by economic and market conditions in other emerging market economies.

Colombia is generally considered by investors to be an “emerging market country,” and securities of Colombian issuers have been, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may materially affect the prices of securities of issuers in other countries, including Colombia. Events elsewhere that are unrelated to our financial performance, especially in other emerging market countries, could adversely affect any market for the notes that may develop.

An active trading market may not develop for the notes.

Prior to this offering, there was no market for the notes. Although we have applied to list the notes on the NYSE, there is no guarantee that we will be able to list the notes. Even if the notes are listed, there may be a limited secondary market or none at all for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity, and we expect transaction costs would be high.

The underwriters have informed us that they intend to make a market in the notes after this offering is completed. The underwriters, however, may cease their market-making at any time without notice. The price at which the notes may trade will depend on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. Historically, the markets for debt such as the notes have been subject to disruptions that have caused substantial volatility in their prices. The market, if any, for the notes may be subject to similar disruptions, which may have an adverse effect on the holders of the notes.

There are no restrictive covenants in the indenture for the notes limiting our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, change of control, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional indebtedness, including senior indebtedness, and engage in other transactions that may not be in the interests of the noteholders.

The ratings of the notes may be lowered or withdrawn depending on various factors, including the rating agency’s assessments of our financial strength and Colombian sovereign risk.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings address the timely payment of principal and interest on each payment date. The ratings of the notes are not a recommendation to purchase, hold or sell the notes, and the ratings do not comment on market price or suitability for a particular investor. The ratings of the notes are subject to change and may be lowered or withdrawn. A downgrade in or withdrawal of the ratings of the notes will not be an event of default under the indenture. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Colombian sovereign risk generally.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately US$         million.

The net proceeds from the offering will be available to strengthen our capital structure, for regulatory compliance and for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents the Bank’s unaudited selected consolidated financial information and other data as of and for the six months ended June 30, 2012 and 2011. This section should be read in conjunction with the Bank’s audited consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 and the notes related thereto included in the Annual Report and the Bank’s unaudited condensed consolidated financial statements as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 and the notes related thereto included elsewhere in this prospectus supplement. The unaudited selected consolidated financial information as of and for the six months ended June 30, 2012 and 2011 includes all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of such information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The Bank’s unaudited selected consolidated financial information for each period was prepared in accordance with Colombian GAAP, which differs in certain important respects from U.S. GAAP. See Item 3. “Key Information—A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” and Note 31 to the Bank’s consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011 in the Annual Report. The summary consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects” in the Annual Report and our consolidated financial statements and the notes related thereto included in the Annual Report and elsewhere in this prospectus supplement.

Selected Consolidated Financial Results

CONSOLIDATED BALANCE SHEET DATA

	As of June 30,
	2011	2012	% Change
	(in millions of COP)
ASSETS

Loans and financial leases, net	50,709,728	59,212,566	16.77%
Investment securities, net	10,231,243	10,468,940	2.32%
Other assets	14,215,941	17,533,567	23.34%
Total assets	75,156,912	87,215,073	16.04%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	46,237,745	54,475,937	17.82%
Non-interest bearing	6,972,139	7,545,059	8.22%
Interest bearing	39,265,606	46,930,878	19.52%
Other liabilities	20,911,566	22,022,593	5.31%
Total liabilities	67,149,311	76,498,530	13.92%
Stockholders’ equity	8,007,601	10,716,543	33.83%
Total liabilities and stockholders’ equity	75,156,912	87,215,073	16.04%

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the six months ended June 30,
	2011	2012	% Change
	(in millions of COP)
Interest income	2,749,725	3,648,573	32.69%
Interest expense	872,185	1,350,299	54.82%
Net interest income	1,877,540	2,298,274	22.41%
Net provisions	(183,632)	(508,376)	176.84%
Fees and income from services, net	792,399	863,462	8.97%
Other operating income	232,788	388,261	66.79%
Total operating expenses	1,731,989	1,987,740	14.77%
Goodwill amortization	24,504	23,037	(5.99)%
Non-operating income, net	23,845	31,742	33.12%
Income tax expense	(250,837)	(262,518)	4.66%
Net income	735,610	800,068	8.76%

PRINCIPAL RATIOS

	As of and for the six months ended June 30,
	2011	2012	% Change
PROFITABILITY
Net interest margin (1)	6.03%	6.19%	2.65%
Return on average total assets (2)	2.06%	1.88%	(8.74)%
Return on average stockholders’ equity (3)	18.54%	15.73%	(15.16)%
EFFICIENCY
Operating expenses to net operating income	60.51%	56.64%	(6.40)%
Operating expenses to average total assets	4.93%	4.73%	(4.06)%
CAPITAL ADEQUACY
Stockholders’ equity to total assets	10.65%	12.29%
Technical capital to risk weighted assets	13.69%	14.89%
KEY FINANCIAL HIGHLIGHTS
Net income per ADS (USD)	1.10	0.93
Net income per share (COP)	489.35	416.16
P/BV ADS (4)	2.91	2.19
P/BV Local (5) (6)	2.86	2.14
P/E (7)	14.94	16.35
ADR price (8)	66.73	61.84
Common share price (COP) (8)	29,060	26,980
Shares outstanding (9)	787,827,003	851,827,000
USD exchange rate (at period end)	1,772.32	1,784.60

(1)	Defined as net interest income divided by monthly average interest-earning assets.
(2)	Net income divided by monthly average assets.
(3)	Net income divided by monthly average stockholders’ equity.
(4)	Defined as ADS price divided by ADS book value.
(5)	Defined as share price divided by share book value.
(6)	Share prices on the Colombian Stock Exchange.
(7)	Defined as market capitalization at period end divided by annualized half-year results.
(8)	Prices at the end of the respective six month period.
(9)	Common and preferred.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2012

Summary

For the six months ended June 30, 2012, net income totaled COP 800 billion, which represents an increase of 8.76% from net income of COP 736 billion for the comparable period in 2011.

Net interest margin increased slightly to 6.19% for the six months ended June 30, 2012 from 6.03% in the comparable period in 2011.

Provision charges, net of recoveries, totaled COP 508 billion for the six months ended June 30, 2012, up 176.8% from COP 184 billion in the comparable period for 2011.

Gross loans and financial leases totaled COP 62,249 billion as of June 30, 2012, up 16.9% from COP 53,249 billion as of June 30, 2011. This performance was driven primarily by an increase in consumer and commercial loans, in particular to retail and SME customers, while corporate loan levels were essentially unchanged over the 12 month period. Compared to the same period in 2011, there was higher demand for working capital by SMEs, personal loans and vehicle loans. The increase in loans also reflects implementation of the Bank’s strategy to increase loan levels in these categories. Levels of mortgage loans in Colombia and financial leases also experienced healthy increases as a result of low interest rates and increased economic activity.

Reserves for loan losses represented 4.9% of total loans as of June 30, 2012, and 163% of past-due loans as of June 30, 2012, while capital adequacy was 14.89% as of June 30, 2012 (Tier I ratio of 11.59%), higher than the 13.69% (Tier I ratio of 9.95%) reported as of June 30, 2011. Equity issuances for proceeds of COP 1,680 billion bolstered the Bank’s Tier I and overall capital levels.

Deposits for the six months ended June 30, 2012 increased 17.82% from the comparable period in 2011, while the ratio of net loans to deposits (including borrowings from development banks) was 103% as of June 30, 2012, down from 104% as of June 30, 2011, reflecting the Bank’s plan to increase reliance upon deposits as opposed to loans to fund its assets.

Revenue Performance

Net interest income

For the six months ended June 30, 2012, net interest income totaled COP 2,298 billion, up 22.4% as compared to COP 1,878 billion for the comparable period in 2011. This performance is explained by the combined effect of significant growth in the loan portfolio and an increase in the net interest margin. The increase in the net interest margin resulted mainly from increases in Central Bank interest rates, which have allowed a faster pace of growth of returns from loans than the growth of funding costs, and in part from a planned shift in the mix of deposits toward savings and checking accounts and away from higher-yielding CDs. Funding costs rose in the second quarter of 2012 as interest paid on deposits reflected higher interest rates. Net interest income represented 45.9% of revenues (the sum of total interest income, fees and other service income and total other operating income) for the six months ended June 30, 2012, compared to 48.6% for the comparable period in 2011.

Interest income, which is the sum of interest on loans, financial leases, overnight funds and interest from investment securities, totaled COP 3,649 billion for the six months ended June 30, 2012, up 32.7% from COP 2,750 billion for the comparable period in 2011. This increase was primarily driven by the combined effect of growth in the loan portfolio and expanded net interest margin.

Interest on investment securities, which includes, among other items, the interest paid or accrued on debt securities and mark-to-market valuation adjustments, totaled COP 348 billion for the six months ended June 30, 2012, up 7.1% from COP 325 billion in the comparable period in 2011, as slightly increased investment levels were partially offset by lower interest rates and mark-to-market losses resulting from increased credit spreads.

Interest expense incurred on liabilities totaled COP 1,350 billion for the six months ended June 30, 2012, up 54.8% as compared to COP 872 billion for the comparable period in 2011. The increase was driven primarily by increased interest expense on deposits and increased bond interest expenses from increased long-term debt outstanding. Overall, the average interest rate paid on interest-bearing liabilities increased to 3.7% for the six months ended June 30, 2012 from 2.9% for the comparable period in 2011.

The following table summarizes the Bank’s annualized net interest margin for the periods indicated:

Annualized interest margin

	For the six months ended June 30,
	2011	2012
Loans’ interest margin	6.36%	6.46%
Debt investments’ margin	4.16%	4.18%
Net interest margin	6.03%	6.19%

As noted above, the funding cost for deposits increased during the six months ended June 30, 2012 as the cost of deposits continued to reflect the increase in interest rates by the Central Bank. The annualized weighted average cost of deposits reached 3.12% during the 2012 period, up from 2.35% from the 2011 period.

Deposits’ weighted average cost

	For the six months ended June 30,
	2011	2012
Checking accounts	0.36%	0.24%
Time deposits	3.83%	4.92%
Saving accounts	2.14%	2.87%
Total deposits	2.35%	3.12%

Net fees and income from financial services

For the six months ended June 30, 2012, net fees and income from services totaled COP 863 billion, up 9.0% from COP 792 billion for the comparable period in 2011. This increase was driven primarily by the performance of credit and debit card annual fees, commissions from banking services and other services and payment fees.

Fees from credit and debit cards for the six months ended June 30, 2012 increased 10.8% from the comparable period in 2011 due to a higher transactional volume in the Bank’s distribution channels. Commissions from banking services and other services for the six months ended June 30, 2012 increased 13.7% versus the comparable period in 2011, and payment fees for the six months ended June 30, 2012 increased 10.8% from the comparable period in 2011, reflecting higher levels of economic activity in Colombia.

The following table lists the main revenue-producing fees for the six months ended June 30, 2012 and 2011, together with the percentage change between these periods:

	For the six months ended June 30,
	2011	2012	% Change
	(in millions of COP)
Main fees and commissions
Commissions from banking services	182,759	207,853	13.73%
Electronic services and ATM fees	30,633	35,675	16.46%
Branch network services	59,549	60,836	2.16%
Payments fees	108,800	120,546	10.80%
Credit card merchant fees	8,637	3,712	(57.02)%
Credit and debit card annual fees	297,099	329,146	10.79%
Checking fees	36,421	36,824	1.11%
Fiduciary activities	94,608	100,129	5.84%
Brokerage fees	20,363	32,556	59.88%
Check remittance	9,075	10,947	20.63%
International operations	34,668	30,135	(13.08)%
Fees and other service expenses	(90,213)	(104,897)	16.28%
Total fees and income from services, net	792,399	863,462	8.97%

Other operating income

For the six months ended June 30, 2012, total other operating income was COP 388 billion, 66.8% higher than the COP 233 billion reported for the comparable period in 2011. This increase was primarily due to net foreign exchange gains, derivates denominated in foreign currencies and communication, postage, rent and others.

Revenues from communication, postage, rent and others totaled COP 149 billion for the six months ended June 30, 2012, a 46.7% increase from COP 102 billion for the comparable period in 2011. This line item includes revenues from factoring or discounting of commercial receivables and operating leases payments, which have grown as the value of assets rented under operating leasing contracts have increased.

Operating expenses

For the six months ended June 30, 2012, operating expenses totaled COP 1,988 billion, up 14.8% as compared to COP 1,732 billion for the comparable period in 2011.

Personnel expenses (the sum of salaries and employee benefits, bonus plan payments and severance compensation) totaled COP 821 billion during the six months ended June 30, 2012, up 17.7% from COP 698 billion for the comparable period in 2011. Salaries and employee benefits, bonus plan payments and severance compensation for the six months ended June 30, 2012 increased 11.7%, 74.4% and 20.2%, respectively, from the comparable period in 2011. The increase in the amount of bonus plan payments paid was due to the Bank’s payment of bonuses resulting from the overall return on equity, which was above the cost of capital in 2011. The increase of salaries and employees benefits was due to the combined effect of an increased headcount and wage increases during such period.

Administrative and other expenses totaled COP 968 billion for the six months ended June 30, 2012, up 10.55% from COP 875 billion for the comparable period in 2011. This increase was driven primarily by higher rent expenses, increased taxes (other than income taxes) and higher expenses paid in connection with fixed assets.

Depreciation expenses totaled COP 147 billion for the six months ended June 30, 2012, increasing 44.1% as compared to COP 102 billion for the comparable period in 2011. This increase was driven by the growth in the Bank’s operating lease business.

The following table summarizes the principal components of the Bank’s operating expenses for the six months ended June 30, 2012 and 2011:

	For the six months ended June 30,
	2011	2012	% Change
	(in millions of COP)
Operating expenses
Salaries and employee benefits	618,335	690,392	11.65%
Bonus plan payments	64,791	113,013	74.43%
Compensation	14,417	17,323	20.16%
Administrative and other expenses	875,353	967,728	10.55%
Deposit insurance, net	43,332	50,591	16.75%
Donation expenses	13,609	1,463	(89.25)%
Depreciation	102,152	147,230	44.13%

Total operating expenses	1,731,989	1,987,740	14.77%

Provision charges and credit quality

For the six months ended June 30, 2012, provision charges (net of recoveries) totaled COP 508 billion (or 1.7% of average loans), which represents an increase of 176.8% as compared to COP 184 billion for the comparable period in 2011 (or 0.7% of average loans). This variation was due to an increase in deteriorated loans during the 2012 period, mainly in the retail and SME loans segment. This increased deterioration was not unexpected in light of the Bank’s strategy to increase its penetration into these market segments, which has been reflected in the loan growth during 2011.

Net loan charge-offs totaled COP 273 billion for the six months ended June 30, 2012, up 15.2% from COP 237 billion from the comparable period in 2011. Past-due loans amounted to COP 1,858 billion as of June 30, 2012, up 36.6% as compared to COP 1,360 billion as of June 30, 2011. The delinquencies ratio (loans overdue more than 30 days divided by total loans) reached 3.0% as of June 30, 2012, up from 2.6% as of June 30, 2011.

The following tables present key metrics related to asset quality:

	As of June 30,
	2011	2012	% Change
	(in millions of COP)
ASSET QUALITY
Total performing past due loans (1)	512,210	685,728	33.88%
Total non-performing past due loans	847,988	1,172,633	38.28%
Total past due loans	1,360,198	1,858,361	36.62%
Allowance for loans losses	2,539,101	3,036,907	19.61%
Past due loans to total loans	2.55%	2.99%
Non-performing loans as a percentage of total loans	1.59%	1.88%
“C”, “D” and “E” loans as a percentage of total loans	4.12%	4.10%
Allowances to past due loans (2)	186.67%	163.42%
Allowance for loan losses as a percentage of “C”, “D” and “E” loans (2)	115.67%	118.99%
Allowance for loan losses as a percentage of non-performing loans (2)	299.43%	258.98%
Allowance for loan losses as a percentage of total loans	4.77%	4.88%
Percentage of performing loans to total loans	98.41%	98.12%

(1)	“Performing” past due loans are loans upon which the Bank continues to recognize income although interest in respect of such loans has not been received. Mortgage loans cease to accumulate interest on the statement of operations when they are more than 60 days past due. For all other loans and financial leasing operations of any type, interest is no longer accumulated after they are more than 30 days past due.
(2)	Under Colombian Bank regulations, a loan is past due when it is at least 31 days past the actual due date.

	As of June 30,
	2011	2012	% of Total Loan Portfolio
PDL PER CATEGORY (30 DAYS)
Commercial loans	1.71%	1.85%	59.93%
Consumer loans	3.27%	5.09%	19.00%
Small business loans	9.16%	8.87%	0.52%
Mortgage loans	7.16%	7.46%	8.15%
Finance lease	2.61%	2.06%	12.41%
PDL Total	2.55%	2.99%	100.00%

PDL PER CATEGORY (90 DAYS)
Commercial loans	1.25%	1.16%	59.93%
Consumer loans	1.49%	2.01%	19.00%
Small business loans	5.39%	5.34%	0.52%
Mortgage loans	3.39%	3.02%	8.15%
Finance lease	1.26%	1.35%	12.41%
Total Loan Portfolio	1.48%	1.52%	100.00%

	As of June 30,
	2011	%	2012	%
	(in millions of COP)
LOANS AND FINANCIAL LEASES CLASSIFICATION
“A” Normal Risk	49,789,864	93.5%	57,436,865	92.3%
“B” Acceptance Risk	1,263,852	2.4%	2,260,310	3.6%
“C” Appreciable Risk	772,764	1.5%	1,014,117	1.6%
“D” Significant Risk	892,671	1.7%	886,303	1.4%
“E” Unrecoverable	529,678	1.0%	651,878	1.0%
Total	53,248,829	100%	62,249,473	100%

Loans and financial leases classified as C, D and E as a percentage of total loans and financial leases		4.12%		4.10%

Allowance for loan losses

Allowances for loan losses totaled COP 3,037 billion, up 19.6% from COP 2,539 billion as of June 30, 2011. Allowances for loan losses represented 4.9% of gross loans as of June 30, 2012, up from 4.8% as of June 30, 2011. The coverage for loan losses, measured by the ratio of allowances for loan losses to past due loans (overdue 30 days), reached 163% as of June 30, 2012, down from 187% as of June 30, 2011. The coverage measured by the ratio of allowances for loan losses to loans classified as C, D and E, was 119% as of June 30, 2012, reflecting an increase compared to 116% as of June 30, 2011. The Bank’s prudent approach toward risk management incorporates stricter parameters than those required by the SFC. The Bank’s management considers that allowances for loan and financial leases losses adequately reflect the credit risk associated with its loan portfolio given the current economic environment and the available information upon which the credit assessments are made. Nonetheless, the methodology used in the allowance and provision charges determination is based on the existence and magnitude of determined factors that are not necessarily an indication of future losses, and accordingly current allowances and provision charges may not exactly reflect actual losses.

Loan loss allowances calculated following practices and special regulations of the Superintendency of Finance differ in certain significant respects from those determined in accordance with U.S. GAAP. Note 31, e)

“Allowance for loan losses, financial leases, foreclosed assets and other receivables” to the Bank’s audited consolidated financial statements included in the Annual Report incorporated by reference in this prospectus supplement provides a description of the significant differences between Colombian GAAP and U.S. GAAP in this respect and a reconciliation of allowances following U.S. GAAP.

Merger expenses and Goodwill amortization

For the six months ended June 30, 2012, goodwill amortization totaled COP 23 billion, down 6.0% from COP 24 billion from the corresponding period in 2011.

As of June 30, 2012, outstanding goodwill totaled COP 602 billion, mainly related to the acquisition of Banagrícola in 2007, which represents a 10.5% decrease from COP 672 billion as of June 30, 2011. This decrease is explained by the amortization of goodwill reported during the past year and by the appreciation of the Colombian peso versus the U.S. dollar, which resulted in lower amortization expense on dollar-denominated goodwill.

As of June 30, 2012, outstanding goodwill represented 0.8% of the Bank’s total assets, primarily consisting of US$331 million of goodwill related to the Banagrícola acquisition, which is being amortized over 20 years beginning as of May 2007.

Non-operating income (expenses)

Net non-operating income totaled COP 32 billion for the six months ended June 30, 2012, up 33.12% from COP 24 billion for the comparable period in 2011. This performance was primarily due to lower non-operating expenses during the 2012 period, which decreased 30.7% compared to the 2011 period.

The following table summarizes the components of the Bank’s non-operating income and expenses for the six months ended June 30, 2012 and 2011:

	For the six months ended June 30,
	2011	2012	% Change
	(in millions of COP)
NON-OPERATING INCOME (EXPENSES), NET
Other income (1)	88,900	77,219	(13.14)%
Minority interest	(5,136)	(3,924)	(23.60)%
Other expenses (2)	(59,919)	(41,553)	(30.65)%
Total non-operating income (expenses), net	23,845	31,742	33.12%

(1)	Includes gains on sale of foreclosed assets, property, plant and equipment, reimbursement of the provisions, deferred tax recovery.
(2)	Includes operational losses and losses from the sale of foreclosed assets, property, plant and equipment and payment of administrative processes.

Income tax expenses

Income tax expense for the six months ended June 30, 2012 totaled COP 262 billion, up 4.66% from COP 251 billion for the comparable period in 2011. The Bank’s effective tax rate for the six month period in 2012 was 24.7%, down slightly from 25.4% for the comparable period in 2011. It is important to note that Bancolombia (unconsolidated), Leasing Bancolombia, Banca de Inversion Bancolombia and Fiduciaria Bancolombia signed an agreement with the Government of Colombia in order to be subject to the tax stability regime for ten years beginning on January 2001. Pursuant to the tax stability regime, those entities agreed to be taxed two percentage points above the applicable income tax rate in Colombia in exchange for an exemption with regard to any new national taxes or rates required after the date of the agreement. This agreement terminated in December 31, 2010

(in the case of Fiduciaria Bancolombia, the agreement was terminated in December 31, 2009). As a result of the expiration of the tax stability regime agreement, the Bank is subject to any new taxes or increases in tax rates implemented on or after January 1, 2011.

Investments and Loan Portfolio

The following table shows the composition of Bank’s investments and loans by type and currency as of June 30, 2012 and the percentage change compared to amounts as of June 30, 2011:

(in millions of COP)	Amounts in COP		Amounts in USD converted to COP		Amounts in USD (thousands)		Total
(USD 1= COP 1,784.60)		% Change		% Change		% Change		% Change
Net investment securities	7,561,312	2.52%	2,907,628	1.81%	1,629,288	1.11%	10,468,940	2.32%
Gross Loans	48,174,396	21.61%	14,075,077	3.22%	7,886,965	2.51%	62,249,473	16.90%
Commercial loans	26,670,087	17.32%	10,634,188	1.91%	5,958,864	1.21%	37,304,275	12.47%
Consumer loans	9,862,919	31.30%	1,966,284	6.62%	1,101,807	5.89%	11,829,203	26.43%
Small business loans	287,931	11.02%	33,451	334.32%	18,744	331.33%	321,382	20.34%
Mortgage loans	4,326,970	27.48%	745,401	(0.52)%	417,685	(1.21)%	5,072,371	22.41%
Finance lease	7,026,489	22.93%	695,753	16.06%	389,865	15.26%	7,722,242	22.28%
Allowance for loan losses	(2,679,794)	22.64%	(357,113)	0.90%	(200,108)	0.20%	(3,036,907)	19.61%
Net total loans and fin. leases	45,494,602	21.55%	13,717,964	3.29%	7,686,856	2.57%	59,212,566	16.77%
Operating leases, net	1,677,498	63.73%	93,865	(1.06)%	52,597	(1.74)%	1,771,363	58.24%
Total assets	70,957,856	16.75%	16,257,217	13.06%	9,109,726	12.28%	87,215,073	16.04%
Total deposits	42,849,488	19.89%	11,626,449	10.77%	6,514,877	10.00%	54,475,937	17.82%
Total liabilities	61,062,728	14.15%	15,435,802	13.04%	8,649,446	12.27%	76,498,530	13.92%

The following table summarizes the Bank’s total loan portfolio:

	As of June 30,
	2011	2012	% Change	% of Total Loans	% of Category
	(in millions of COP)
LOAN PORTFOLIO

CORPORATE
Working capital loans	22,973,517	24,988,703	8.77%	40.14%	85.43%
Funded by domestic development banks	256,657	217,342	(15.32)%	0.35%	0.74%
Trade Financing	3,382,659	3,860,591	14.13%	6.20%	13.20%
Overdrafts	93,779	135,921	44.94%	0.22%	0.46%
Credit Cards	42,084	46,556	10.63%	0.07%	0.16%
TOTAL CORPORATE	26,748,696	29,249,113	9.35%	46.99%	100.00%
RETAIL AND SMEs
Working capital loans	5,471,297	7,234,422	32.22%	11.62%	35.80%
Personal loans	5,024,114	6,470,386	28.79%	10.39%	32.02%
Loans funded by domestic development banks	626,738	759,471	21.18%	1.22%	3.76%
Credit Cards	2,962,531	3,539,529	19.48%	5.69%	17.52%
Overdrafts	256,508	291,629	13.69%	0.47%	1.44%
Automobile loans	1,653,102	1,817,377	9.94%	2.92%	8.99%
Trade Financing	46,981	92,933	97.81%	0.15%	0.46%
TOTAL RETAIL AND SMEs	16,041,271	20,205,747	25.96%	32.46%	100.00%
MORTGAGE	4,143,652	5,072,371	22.41%	8.15%	100.00%
FINANCIAL LEASES	6,315,210	7,722,242	22.28%	12.41%	100.00%
Total loans and financial leases	53,248,829	62,249,473	16.90%	100.00%	100.00%
Allowance for loan losses	(2,539,101)	(3,036,907)	19.61%
Total loans and financial leases, net	50,709,728	59,212,566	16.77%

Investment Portfolio

As of June 30, 2012, the Bank’s net investment portfolio totaled COP 10,469 billion, increasing 2.3% compared to June 30, 2011. The investment portfolio is mainly composed of debt investment securities, which represented 89% of total investments and 11% of assets as of June 30, 2012. Investments denominated in USD totaled USD 1,629 million and represented 28% of the investment portfolio. Additionally, the Bank has COP 1,729 billion in net mortgage backed securities, which represents 16% of the investment portfolio. The duration of the debt securities portfolio was 35.7 months with a yield to maturity of 4.6% as of June 30, 2012.

Funding

As of June 30, 2012, liabilities totaled COP 76.499 billion, increasing 13.9% compared to as of June 30, 2011. The ratio of net loans to deposits (including borrowings from domestic development banks) was 103% as of June 30, 2012, decreasing from 104% as of June 30, 2011.

Deposits totaled COP 54,476 billion (or 71.2% of liabilities) as of June 30, 2012, increasing 17.8% over the last 12 months. Certificates of deposits represented 39.8% of total deposits as of June 30, 2012, up from 36.8% as of June 30, 2011. The Bank’s funding strategy is to encourage deposits into savings and checking accounts, which have a lower interest expense than other forms of funding. However, the cost of deposits has increased in 2012 as a result of rate increases by the Central Bank.

The following table summarizes the Bank’s total deposits:

	As of June 30,
	2011		2012
	Amount	%	Amount	%
	(in millions of COP)
DEPOSIT MIX
Checking accounts	9,242,949	19.99%	9,139,238	16.78%
Saving accounts	19,484,245	42.14%	22,955,925	42.14%
Time deposits	17,012,101	36.79%	21,692,273	39.82%
Other	498,450	1.08%	688,501	1.26%
Total deposits	46,237,745	100.0%	54,475,937	100.0%

Regulatory Capital

The Bank’s consolidated capital adequacy ratio was 14.89%, 120 bps above the 13.69% as of June 30, 2011. This increase in the capital adequacy ratio results principally from the COP 1,680 billion stock issuance in February 2012, offset in part by an increase in risk-weighted assets.

The Bank’s consolidated capital adequacy ratio of 14.89% was 589 basis points above the minimum level required by Colombia’s regulator, while the basic capital ratio (Tier I), was 11.59% and the tangible capital ratio, defined as stockholders’ equity minus goodwill and intangible assets divided by tangible assets, was 10.92% as of June 30, 2012.

	As of June 30,
	2011	%	2012	%
	(in millions of COP)
TECHNICAL CAPITAL RISK WEIGHTED ASSETS (Consolidated)
Basic capital (Tier I)	6,717,062	9.95%	9,109,292	11.59%
Additional capital (Tier II)	2,526,745	3.74%	2,593,604	3.30%
Technical capital (1)	9,243,807		11,702,896
Risk weighted assets included market risk	67,511,195		78,589,868
CAPITAL ADEQUACY (2)	13.69%		14.89%

(1)	Technical capital is the sum of basic and additional capital.
(2)	Capital adequacy is technical capital divided by risk weighted assets.

Impact of New Capital Rules

The new capital adequacy requirements that will come into effect on August 1, 2013 as applied to the Bank are more stringent than the current capital adequacy rules. The Bank is required to submit an action plan before January 31, 2013, indicating the actions that will be implemented in order to comply with the new standards. The Bank’s currently studying measures that it may take in response to the regulations. While it is likely that even after the implementation of any such measures the Bank’s capital ratios will be lower under the new regulations than they would be under the current regime, the Bank will be in full compliance with the new capital adequacy standards when they become effective on August 1, 2013.

If the new requirements had been applied to the consolidated balance sheet of the Bank and its subsidiaries as of June 30, 2012, and excluding the impact of any changes the Bank may make in the future to its businesses or structure as a result of implementing the new rules, the Bank’s preliminary estimates is that its consolidated capital adequacy ratio (Tier I plus Tier II) would have been in a range between 12.00% and 12.30%, compared with a minimum requirement of 9%, and that its consolidated Basic Capital ratio (basic ordinary capital net of deductions divided by risk weighted assets) would have been in a range between 7.60% and 7.90%, compared with a minimum requirement of 4.5%. The principal reasons for the decreases in the ratios are the treatment of voluntary reserves and retained earnings under the new requirements. The preliminary estimates given above are based on the Bank’s current understanding of the new regulations, and the Bank continues to analyze the impact of these new regulations on its business. Furthermore, we expect the SFC will issue additional regulation in connection with the new capital adequacy requirements. For a more complete discussion of the new requirements, see “Colombian Banking Regulation—Capital Adequacy Requirements.”

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five years ended December 31, 2011 and the six months ended June 30, 2012, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	For the Six Months Ended June 30, 2012	For the Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio in accordance with Colombian GAAP (1)
Excluding interest on deposits	3.06	3.58	3.52	2.67	2.55	2.55
Including interest on deposits	1.79	2.05	2.01	1.56	1.55	1.60
Ratios in accordance with U.S. GAAP (1)
Excluding interest on deposits	N/A	2.62	2.61	2.27	1.85	2.81
Including interest on deposits	N/A	1.66	1.80	1.45	1.31	1.68

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

CAPITALIZATION

The following table sets forth our consolidated Technical Capital (defined in “Colombian Banking Regulations —Capital Adequacy Requirements”) and long-term senior indebtedness as of June 30, 2012, and as adjusted to give effect to issuance of the US$         of notes offered hereby as if it had occurred on June 30, 2012.

	As of June 30, 2012
	Actual				As Adjusted for this offering (2)
(In Millions of COP and Thousands of US$) (1)
Long-term senior indebtedness	COP	7,944,342	US$	4,451,609	COP	7,944,342		US$	4,451,609
Subscribed capital		425,914		238,661		425,914			238,661
Legal reserve and other reserves		7,566,313		4,239,781		7,566,313			4,239,781
Unappropriated retained earnings		1,235,889		692,530		1,235,889			692,530
Non-controlling interest		81,907		45,897		81,907			45,897
Net Income		—		—		—			—
Less:
Long-term investments		(148,348)		(83,127)
Non-monetary inflation adjustment		(52,383)		(29,353)

Primary capital (Tier I)		9,109,292		5,104,389		9,109,292			5,104,389

Provisions for loans		53,207		29,815		53,207			29,815
Subordinated bonds		2,295,635		1,286,358
Others		244,762		137,152		244,762			137,152

Computed secondary capital (Tier II)		2,593,604		1,453,325

Technical capital	COP	11,702,896	US$	6,557,714	COP			US$

Risk-weighted assets included market risk		78,589,868		44,037,806

Technical capital to risk-weighted assets (3)(4)		14.89%		14.89%			%			%

(1)	Amounts stated in U.S. dollars have been converted, solely for the convenience of the reader, at the rate of COP 1,784.60 per US$1.00, which is the representative market rate calculated on June 30, 2012, as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.
(2)	This column gives effect to the receipt of proceeds from this offering of notes (before offering-related expenses) made by this prospectus supplement.
(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 2555 of 2010, as amended) are based on the standards of the Basel Committee and differ from banking regulations in the United States. See “Risk Factors” and “Colombian Banking Regulations” for further information.
(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

COLOMBIAN BANKING REGULATIONS

COLOMBIAN BANKING REGULATORS

Pursuant to Colombia’s Constitution, the Colombian Congress has the power to prescribe the general legal framework within which the government may regulate the financial system. The agencies vested with the authority to regulate the financial system are the Board of Directors of the Central Bank, the Ministry of Finance (“Ministry of Finance”), the SFC, the Superintendency of Industry and Commerce (the “SIC”) and the Self-Regulatory Organization (Autorregulador del Mercado de Valores-AMV) (the “SRO”).

Central Bank

The Central Bank exercises the customary functions of a central bank, including price stabilization, monetary policy, regulation of currency circulation, regulation of credit, exchange rate monitoring and management of international reserves. Its board of directors is the regulatory authority for monetary, currency exchange and credit policies, and is responsible for the direction of the Central Bank’s duties. The Central Bank also acts as lender of last resort to financial institutions.

Ministry of Finance and Public Credit

One of the functions of the Ministry of Finance is to regulate all aspects of finance and insurance activities.

As part of its duties, the Ministry of Finance issues decrees relating to financial matters that may affect banking operations in Colombia. In particular, the Ministry of Finance is responsible for regulations relating to capital adequacy, risk limitations, authorized operations, disclosure of information and accounting of financial institutions.

Superintendency of Finance

The SFC is the authority responsible for supervising and regulating financial institutions, including commercial banks such as the Bank, finance corporations, finance companies, financial services companies and insurance companies. The SFC has broad discretionary powers to supervise financial institutions, including the authority to impose fines on financial institutions and their directors and officers for violations of applicable regulations. The SFC can also conduct on-site inspections of Colombian financial institutions.

The SFC is also responsible for monitoring and regulating the market for publicly traded securities in Colombia and for monitoring and supervising securities market participants, including the Colombian Stock Exchange, brokers, dealers, mutual funds and issuers.

Financial institutions must obtain the prior authorization of the SFC before commencing operations.

Violations of the financial system rules and regulations are subject to administrative, and in some cases, criminal sanctions.

Other Colombian Regulators

Self-Regulatory Organization

The SRO is a private entity responsible for the regulation of entities participating in the Colombian capital markets. The SRO may issue mandatory instructions to its members and supervise its members’ compliance and impose sanctions for violations.

All capital market intermediaries, including the Bank, must become members of the SRO and are subject to its regulations.

Superintendency of Industry and Commerce

The SIC is the authority responsible for supervising and regulating competition in several industrial sectors, including financial institutions. The SIC is authorized to initiate administrative proceedings and impose sanctions on banks, including the Bank, whenever the financial entity behaves in a manner considered to be anti-competitive.

REGULATORY FRAMEWORK FOR COLOMBIAN BANKING INSTITUTIONS

The basic regulatory framework of the Colombian financial sector is set forth in Decree 663 of 1993, modified among others, by Law 510 of 1999, Law 546 of 1999, Law 795 of 2003, Law 964 of 2005 and Law 1328 of 2009 as well as in External Resolution 8 of 2000 (exchange control regulation statute) and Resolution 4 (as hereinafter defined) issued by the board of directors of the Central Bank. Decree 663 of 1993 defines the structure of the Colombian financial system and defines several forms of business entities, including: (i) credit institutions (establecimientos de crédito) (which are further categorized into banks, finance corporations (corporaciones financieras), financing companies (compañias de financiamiento) and finance cooperatives (cooperativas financieras)); (ii) financial services entities (sociedades de servicios financieros); (iii) capitalization corporations (sociedades de capitalización); (iv) insurance companies (entidades aseguradoras); and (v) insurance intermediaries (intermediarios de seguros). Furthermore, Decree 663 of 1993 provides that no financial, banking or credit institution may operate in Colombia without the prior approval of the SFC. Additionally, Decree 2555 of 2010 compiled regulations that were dispersed in separate decrees, including regulations regarding capital adequacy and lending activities.

The main role of banks, finance corporations and financing companies is to receive deposits. Banks place funds back into circulation by means of loans or any active credit operation; finance corporations place funds into circulation by means of active credit operations or investments, with the purpose of promoting the creation or expansion of enterprises; and finance companies place funds back into circulation by means of active credit operations, with the purpose of fostering the sale of goods and services, including the development of leasing operations.

Law 510 of 1999 and Law 795 of 2003 substantially amended the powers of the SFC to control, regulate and supervise financial institutions. Law 510 of 1999 also streamlined the procedures for the Fondo de Garantías de Instituciones Financieras (“Fogafin”), the agency that insures deposits in financial institutions and provides credit and support to troubled financial institutions. The main purpose of Law 510 of 1999 was to improve the solvency standards and stability of Colombia’s financial institutions by providing rules for their incorporation and regulating permitted investments of credit institutions, insurance companies and investment companies.

Law 546 of 1999 was enacted to regulate the system of long-term home loans. Law 795 of 2003 was enacted to broaden the scope of activities that financial institutions can engage in, to update regulations with some of the then latest principles of the Basel Committee and to increase the minimum capital requirements in order to incorporate a financial institution (for more information, see “Minimum Capital Requirements” below). Law 795 of 2003 also provided authority to the SFC to take preventive measures, consisting mainly of preventive interventions with respect to financial institutions whose capital falls below certain thresholds. For example, in order to avoid a temporary take-over by the SFC, such financial institutions must submit to the SFC a restructuring program to restore their financial condition.

Law 1328 of 2009 provides a new set of rights and responsibilities for customers of the financial system and a set of obligations for financial institutions in order to minimize disputes. Prior to Law 1328 of 2009, foreign banks were able to operate in Colombia by establishing a Colombian subsidiary authorized by the SFC. Following the enactment of Law 1328 of 2009, as of June 15, 2013, foreign banks will be permitted to operate through their “branches” and will not be required to incorporate a Colombian subsidiary. Law 1328 of 2009 also broadened the scope of permitted business activities by regulated entities. Following its adoption, credit institutions were allowed to operate leasing businesses and banks were allowed to extend loans to third parties so that borrowers could acquire control of other companies. On September 6, 2011, the SFC issued External Regulation 039 of 2011 pursuant to which the SFC is empowered to regulate certain banking practices considered as abusive.

The SFC has authority to implement applicable regulations and, accordingly, issues from time to time administrative resolutions and circulars. By means of External Circular 007 of 1996 (as amended), the SFC compiled the rules and regulations applicable to financial institutions. Likewise, by means of External Circular 100 of 1995 (the “Basic Accounting Circular”), it compiled all regulations applicable to the accounting rules and regulations.

The exchange control statute defines the different activities that banks, including the Bank, may perform as currency exchange intermediaries, including lending in foreign currency and investment in foreign securities.

Violations of any of the above statutes and their relevant regulations, are subject to administrative sanctions and, in some cases, criminal sanctions.

KEY INTEREST RATES

Colombian commercial banks, finance corporations and consumer financing companies are required to provide the Central Bank, on a weekly basis, with data regarding the total volume (in pesos) of certificates of deposit issued during the prior week and the average interest rates paid for certificates of deposit with maturities of 90 days. Based on such reports, the Central Bank computes the Tasa de Captaciones de Corporaciones Financieras (“TCC”) and the Depósitos a Término Fijo (“DTF”) rates, which are published at the beginning of the following week for use in calculating interest rates payable by financial institutions. The TCC is the weighted average interest rate paid by finance corporations for deposits with maturities of 90 days. The DTF is the weighted average interest rate paid by finance corporations, commercial banks and consumer financing companies for certificates of deposit with maturities of 90 days. For the week of September 3, 2012, the DTF was 5.40% and the TCC was 3.54%.

Article 884 of the Colombian Commercial Code provides for a limit on the amount of interest that may be charged in commercial transactions. The limit is 1.5 times the current banking interest rate, or Interés Bancario Corriente, calculated as the average of the interest ordinarily charged by banks within a set period of time. The current banking interest rate for microcredit loans and for all other loans is certified by the SFC.

CAPITAL ADEQUACY REQUIREMENTS

Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 2555 of 2010, as amended) are based on applicable Basel Committee standards. Decree 2555 of 2010, establishes four categories of assets, which are each assigned different risk weights, and require that a credit institution’s Technical Capital (as defined below) be at least 9% of that institution’s total risk-weighted assets. As of the date of this prospectus supplement, the Technical Capital for the purposes of the regulations consists of the sum of Tier One Capital (basic capital) and Tier Two Capital (additional capital) (Tier One Capital and Tier Two Capital, collectively, “Technical Capital”). Tier Two Capital may not exceed the total amount of Tier One Capital.

However, on August 23, 2012 the Ministry of Finance issued new regulation (Decree 1771 of 2012) amending the capital adequacy requirements set forth in Decree 2555. Under the new regulation, financial institutions (such as the Bank) will remain subject to the capital adequacy requirements previously in place until August 1, 2013, but are required to submit an action plan before January 31, 2013 indicating the actions that will be implemented in order to comply with the new standards. Some of the highlights of this new regulation are:

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As of August 1, 2013, the technical capital will be the sum of Ordinary Basic Capital (common equity tier one), Additional Basic Capital (additional tier one), and Additional Capital (tier two capital).

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New criteria for debt and equity instruments to be considered Ordinary Basic Capital, Additional Basic Capital, and Additional Capital was established. Additionally, the SFC must review whether a given instrument adequately complies with these criteria in order for an instrument to be considered tier one or tier two capital, upon request of the issuer. Debt and equity instruments that have not been classified by the SFC as Basic or Additional Capital, will not be considered tier one or tier two capital for purposes of capital adequacy requirements.

•

The total solvency ratio remains at a minimum of 9% of the financial institution’s total risk-weighted assets; however, as of August 1, 2013, each entity must also comply with a minimum basic solvency ratio of 4.5%, which is defined as the Ordinary Basic Capital after deductions divided by the financial institution’s total risk-weighted assets.

The following chart includes a summary s of the items that are considered in the definition of the Technical Capital as set forth in Decree 2555 of 2010, as amended:

Current Definition of Technical Capital	New Definition of Technical Capital (Effective August 1, 2013)
Basic Capital	Ordinary Basic Capital

•      Outstanding and paid-in capital stock.

•      Legal and other reserves.

•      Profits retained from previous fiscal years.

•      Net positive result of the cumulative translation adjustment account.

•      The total value of the revaluation of equity account (revalorización del patrimonio) (if positive) and of the foreign currency translation adjustment account (ajuste por conversion de estados financieros).

•      Current fiscal year profits in a proportion equal to the percentage of prior fiscal year profits that were capitalized, or allocated to increase the legal reserve, or all profits that must be used to cover accrued losses.

•      Shares held as a guarantee by Fogafin when the entity is in compliance with the recovery program aimed at bringing the bank back into compliance with capital adequacy requirements;

•      Subordinated bonds held by Fogafin when they comply with certain requirements stated in the regulations.

•      Non-controlling interests registered in the consolidated financial statements.

•      The total value of paid-in stock dividends.

•      The part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation.

•      Outstanding and paid-in capital stock classified as Ordinary Basic Capital by the SFC subject to the conditions set forth in the regulation.

•      Legal reserves.

•      Shares held as a guarantee by Fogafin when the entity is in compliance with a recovery program aimed at bringing the financial entity back into compliance with capital adequacy requirements.

•      Non-controlling interests registered in the consolidated financial statements, subject to the conditions set forth in the regulations.

•      The value of paid-in stock dividends when the relevant class of stock has been classified as part of the Ordinary Basic Capital by the SFC.

•      Capital surplus.

•      Irrevocable donations.

•      Net positive result of the cumulative translation adjustment account.

•      Capital stock paid in prior to its issuance by the entity, provided however, that the stock remains unissued for a maximum term of four (4) months. After such time frame, it will no longer be considered ordinary basic capital.

•      Subordinated bonds held by Fogafin when they comply with certain requirements stated in the regulations.

•      Any other financial instrument issued by the entity and held by Fogafin, when the subscription is intended to strengthen the financial condition of the financial entity.

Deductions from Basic Capital	Deductions from Ordinary Basic Capital

•    Any prior or current period losses.

•    The total value of the capital revaluation account (revalorización del patrimonio) (if negative).

•    Accumulated inflation adjustments on non-monetary assets (provided that the respective assets have not been transferred).

•    Investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by other entities (excluding subsidiaries) subject to the supervision of the SFC, excluding appraisals and investments in Finagro credit establishments and investments undertaken pursuant to Article 63 of Decree 663 of 1993, subject to the conditions set forth in the regulation.

•    Investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by foreign financial institutions where the investor directly or indirectly holds at least 20% of the capital of said institution (excluding subsidiaries). This amount includes cumulative translation adjustments and excludes appraisals.

•    Any prior or current period losses.

•    Investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by other Colombian or foreign financial institutions (excluding subsidiaries), including cumulative translation adjustments and excluding appraisals, subject to the conditions set forth in the regulation.

•    Deferred income taxes, if positive.

•    Intangible assets registered after August 23, 2012.

•    Reacquired stock, subject to the conditions set forth in the regulations.

•    Unamortized amount of the actuarial calculation of the pension obligations of the entity.

Additional Basic Capital

•    Outstanding and paid-in capital stock classified as Additional Basic Capital by the SFC subject to the conditions set forth in the regulation.

•    The value of paid-in stock dividends when the relevant class of stock has been classified as part of the Additional Basic Capital by the SFC.

•    Non-controlling interests registered in the consolidated financial statements, subject to the conditions set forth in the regulation.

Additional Capital	Additional Capital

•    Fifty percent (50%) of the accumulated inflation adjustment of non-monetary assets (provided that such assets have not been disposed of).

•    Fifty percent (50%) of asset reappraisal (excluding revaluations of foreclosed assets or assets received as payment of credits).

•    Mandatory convertible bonds effectively subscribed and paid, with maturities of up to 5 years, provided that the terms and conditions of their issuance were approved by the SFC and subject to the conditions set forth by the SFC.

•    Subordinated payment obligations as long as said obligations do not exceed 50% of Tier One Capital and comply with additional requirements stated in the regulations.

•    The part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation.

•    General allowances made in accordance with the instructions issued by the SFC.

•    Fifty percent (50%) of the reappraisal or unrealized profits derived from investments in equity and debt instruments with high or medium trading volumes, subject to conditions set forth in the regulation.

•    Mandatory convertible bonds effectively subscribed and paid, subject to the conditions set forth in the regulation.

•    Subordinated payment obligations that the SFC classifies as part of the Additional Capital.

•    Current period profits, in the amount that the shareholders irrevocably resolve to capitalize or assign to increase the legal reserves once the fiscal year is ended, subject to approval by the SFC.

•    Voluntary reserves (reservas ocasionales), up to an amount no greater than ten percent (10%) of the Technical Capital of the entity.

•    Non-controlling interests registered in the consolidated financial statements, subject to the conditions set forth in the regulation.

•    Fifty percent (50%) of the tax reserve, as defined by law.

•    Thirty percent (30%) of the reappraisal or unrealized profits derived from investments in equity instruments with low or non-existing trading volumes, or not listed in trading platforms, subject to an appraisal by an independent expert, according to the regulations expected to be issued by the SFC, and to conditions set forth in the regulation.

•    The value of the provisions made by the financial entity, in an amount no greater than 1.25% of the risk-weighted assets.

Deductions from Additional Capital

•    50% of the direct or indirect capital investments (in entities subject to the supervision of the SFC, excluding subsidiaries) and mandatory convertible bonds reappraisal that complies with the requirements set forth in the applicable regulation.

•    50% of the direct or indirect capital investments (excluding subsidiaries) and mandatory convertible bonds reappraisal of foreign financial entities with respect to which the bank’s share is or exceeds 20% of the entity’s subscribed capital.

•    The value of the devaluation of equity investments with low exchange volume or which are unquoted.

MINIMUM CAPITAL REQUIREMENTS

The minimum capital requirement for banks on an unconsolidated basis is established in Article 80 of Decree 633 of 1993, as amended. The minimum capital requirement for 2012 is COP 73,750 million. Failure to meet such requirement can result in the Taking of Possession (toma de posesión) of the Bank by the SFC. See “Colombian Banking Regulations—Bankruptcy Considerations.”

Capital Investment Limit

All investments in subsidiaries and other authorized capital investments, other than those made in order to abide by legal requirements, may not exceed 100% of the total aggregate of capital, equity reserves and the equity re-adjustment account of the respective bank, financial corporation or commercial finance company, excluding unadjusted fixed assets and including deductions for accumulated losses.

MANDATORY INVESTMENTS

Central Bank regulations require financial institutions, including the Bank, to make mandatory investments in securities issued by Finagro, a Colombian public financial institution that finances production and rural activities, to support the agricultural sector. The amount of these mandatory investments is calculated based on the current peso-denominated obligations of the relevant financial institution.

FOREIGN CURRENCY POSITION REQUIREMENTS

According to External Resolution 4 of 2007 issued by the board of directors of the Central Bank as amended (“Resolution 4”), a financial institution’s foreign currency position (posición propia en moneda extranjera) is the difference between such institution’s foreign currency-denominated assets and liabilities (including any off-balance sheet items), made or contingent, including those that may be sold in Colombian legal currency.

Resolution 4 provides that the average of a bank’s foreign currency position for three business days cannot exceed the equivalent in pesos of 20% of the bank’s Technical Capital. Currency exchange intermediaries such as the Bank are permitted to hold a three business days’ average negative foreign currency position not exceeding the equivalent in foreign currency of 5% of its Technical Capital (with penalties being payable after the first business day).

Resolution 4 also defines foreign currency position in cash (posición propia de contado en moneda extranjera) as the difference between all foreign currency-denominated assets and liabilities. A bank’s three business days average foreign currency position in cash cannot exceed 50% of the bank’s Technical Capital. In accordance with Resolution 4, the three day average must be calculated on a daily basis and the foreign currency position in cash cannot be negative.

Finally, Resolution 4 requires banks to comply with a gross position of leverage (posición bruta de apalancamiento). Gross position of leverage is defined as (i) the value of term contracts denominated in foreign currency, plus (ii) the value of transactions denominated in foreign currency to be settled within two days in cash, plus (iii) the value of the exchange rate risk exposure associated with exchange rate options and derivatives. Resolution 4 sets a limit on the gross position of leverage, which cannot exceed 550% of the Technical Capital.

RESERVE REQUIREMENTS

Commercial banks are required by the board of directors of the Central Bank to satisfy reserve requirements with respect to deposits and other cash demands. Such reserves are held by the Central Bank in the form of cash deposits. According to Resolutions 5 and 11 of 2008 issued by the board of directors of the Central Bank, as amended, the reserve requirements for Colombian banks are measured bi-weekly and the amounts depend on the class of deposits.

Credit institutions must maintain reserves of 11% over the following deposits and cash demands:

•	Private demand deposits;

•	Government demand deposits;

•	Other deposits and liabilities; and

•	Savings deposits.

In addition, credit institutions must maintain reserves of 4.5% for term deposits with maturities fewer than 540 days and 0% for term deposits with maturities of more than 540 days.

Credit institutions may maintain these reserves in their accounts at the Central Bank.

Marginal reserve requirements were eliminated by the Central Bank in 2008.

FOREIGN CURRENCY LOANS

Residents of Colombia may obtain foreign currency loans from foreign residents, and from Colombian currency exchange intermediaries or by placing debt securities abroad. Foreign currency loans must be either disbursed through a foreign exchange intermediary or deposited in offshore compensation accounts.

According to regulations issued by the Central Bank, every Colombian resident and institution borrowing funds in foreign currency is generally required to post with the Central Bank non-interest bearing deposits for a specified term, although the size of the required deposit is currently zero.

Notwithstanding the foregoing, such deposits would not be required in certain cases established in article 26 of External Resolution 8 of 2000, including in the case of foreign currency loans aimed at financing Colombian investments abroad or for short-term exportation loans, provided that such loan is disbursed against the funds of Banco de Comercio Exterior — Bancoldex. Moreover, Article 59-1(c) of External Resolution 8 of 2000 sets forth a number of restrictions and limitations as to the use of proceeds in the case of foreign currency loans obtained by Colombian currency exchange intermediaries (including the Bank) and also provides that deposits would not be required in the event such restrictions and limitations are observed. Such foreign currency loans may be used, among others, for lending activities in a foreign currency with a tenor equal to, or shorter than, the tenor of the foreign financing.

Finally, pursuant to Law 9 of 1991, the board of directors of the Central Bank is entitled to impose conditions and limitations on the incurrence of foreign currency indebtedness, as an exchange control policy, in order to avoid pressure in the currency exchange market.

NON-PERFORMING LOAN ALLOWANCE

The SFC maintains guidelines on non-performing loan allowances for financial institutions.

LENDING ACTIVITIES

Decree 2555 of 2010, as amended, sets forth the maximum amounts that a financial institution may lend to a single borrower (including for this purpose all related fees, expenses and charges). These maximum amounts may not exceed 10% of a bank’s Technical Capital. However, there are several circumstances under which the limit may be raised. In general, the limit is raised to 25% when amounts lent above 5% of Technical Capital are secured by guarantees that comply with the financial guidelines provided in Decree 2555 of 2010, as amended. Also, according to Decree 2555 of 2010, a bank may not make loans to any shareholder that holds directly more than 10% of its capital stock for one year after such shareholder reaches the 10% threshold. In no event may a loan to a shareholder holding directly or indirectly 20% or more of the Bank’s capital stock exceed 20% of the Bank’s Technical Capital. In addition, no loan to a single financial institution may exceed 30% of the Bank’s Technical Capital, with the exception of loans funded by Colombian development banks which are not subject to such limit.

Also, Decree 2555 of 2010 sets a maximum limit for risk concentrated in one single party, equivalent to 30% of the Bank’s Technical Capital, the calculation of which includes loans, leasing operations and equity and debt investments.

The Central Bank also has the authority to establish maximum limits on the interest rates that commercial banks and other financial institutions may charge on loans. However, interest rates must also be consistent with market terms with a maximum limit certified by the SFC.

OWNERSHIP AND MANAGEMENT RESTRICTIONS

The Bank is organized as a stock company (sociedad anónima). Its corporate existence is subject to the rules applicable to commercial companies, principally the Colombian Commerce Code. The Colombian Commerce Code requires stock companies (such as the Bank) to have at least five shareholders at all times and provides that no single shareholder may own 95% or more of the Bank’s subscribed capital stock. Article 262 of the Colombian Commerce Code prohibits the Bank’s subsidiaries from acquiring the stock of the Bank.

Pursuant to Decree 663 of 1993 (as amended by Law 795 of 2003), any transaction resulting in an individual or corporation holding 10% or more of any class of capital stock of any Colombian financial institution, including, in the case of the Bank, transactions resulting in holding ADRs representing 10% or more of the outstanding stock of the Bank, is subject to the prior authorization of the SFC. For that purpose, the SFC must evaluate the proposed transaction based on the criteria and guidelines specified in Law 510 of 1999, as amended by Law 795 of 2003. Transactions entered into without the prior approval of the SFC are null and void and cannot be recorded in the institution’s stock ledger. These restrictions apply equally to national as well as foreign investors.

Colombian financial institutions that are security issuers must comply with special norms regarding the composition of their board of directors. As a consequence thereof, at least, 25% of the board members of the board of directors of the Bank must be independent. To be considered independent, the board members must not be (i) employees or directors of the Bank; (ii) shareholders of the Bank that directly or indirectly address or control the majority of the voting rights or that may determine the majority composition of the management boards; (iii) shareholders or employees of entities that render certain services to the Bank in cases in which the service provider receives 20% or more of its income from the Bank; (iv) employees or directors of a non-profit organization that receives donations from the Bank in certain amounts; (v) directors of other entities in whose board of directors one of the legal representatives of the Bank participates; and (vi) any other person that receives from the Bank any kind of economic consideration (except as for the considerations received by the board members, the auditing committee or any other committee of the board of directors).

BANKRUPTCY CONSIDERATIONS

Pursuant to Colombian banking law, the SFC has the power to intervene in the operations of a bank in order to prevent it from, or to control and reduce the effects of, a bank failure. Accordingly, the SFC may intervene in a bank’s business, (i) prior to the liquidation of the bank, by taking one of the following preventive measures (institutos de salvamento) in order to prevent the bank from entering into a state where the SFC would need to take possession: (a) submit the bank to a special supervision regime; (b) issue a mandatory order to recapitalize the bank; (c) place the bank under the management of another authorized financial institution, acting as trustee; (d) order the transfer of all or part of the assets, liabilities and contracts, as well as certain on-going concerns (establecimientos de comercio) of the bank to another financial institution; (e) order the bank to merge with one or more financial institutions that consent to the merger, whether by creating a new institution or by having another institution absorb the bank; (f) order the adoption of a recovery plan by the bank, including adequate measures to reestablish its financial situation, pursuant to guidelines approved by the government; (g) order the exclusion of certain assets and liabilities by requiring the transfer of such assets and liabilities to another institution designated by the SFC; and (h) order the progressive unwinding (desmonte progresivo) of the operations of the bank; or (ii) at any time, by taking possession of the bank (toma de posesión) (“Taking of Possession”), to either administer the bank or order its liquidation, depending on how critical the situation is found to be by the SFC.

The following grounds for a Taking of Possession are considered to be “automatic” in the sense that, if the SFC discovers their existence, the SFC must step in and take over the respective financial institution: (i) if the financial institution’s Technical Capital (patrimonio adecuado) falls below 40% of the legal minimum, or (ii) the expiration of the term of any then current recovery plans or the non-fulfillment of the goals set forth in such plans. Additionally, the SFC also conducts periodic visits to financial institutions and, as a consequence of these visits, the SFC can impose capital or solvency obligations on financial institutions without taking control of the financial institution.

Additionally, and subject to the approval of the Ministry of Finance, the SFC may, at its discretion, initiate intervention procedures under the following circumstances: (i) suspension of payments; (ii) failure to pay deposits; (iii) refusal to submit its files, accounts and supporting documentation for inspection by the SFC; (iv) refusal to be interrogated under oath regarding its business; (v) repeated failure to comply with orders and instructions from the SFC; (vi) repeated violations of applicable laws and regulations or of the bank’s by-laws; (vii) unauthorized or fraudulent management of the bank’s business; (viii) reduction of the bank’s net worth below 50% of its subscribed capital; (ix) existence of serious inconsistencies in the information provided to the SFC that, at its discretion, impedes to accurately understand the situation of the bank; (x) failure to comply with the minimum capital requirements set forth in Decree 663 of 1993; (xi) failure to comply with the recovery plans that were adopted by the bank; (xii) failure to comply with the order of exclusion of certain assets and liabilities to another institution designated by the SFC; and (xiii) failure to comply with the order of progressive unwinding (desmonte progresivo) of the operations of the bank.

The SFC may decide to order the Taking of Possession subject to the prior opinion of its advisory council (Consejo Asesor del Superintendente) and with the prior approval of the Ministry of Finance.

The purpose of Taking of Possession of a bank is to decide whether the entity should be liquidated, whether it is possible to place it in a position to continue doing business in the ordinary course, or whether other measures may be adopted to secure better conditions so that depositors, creditors and investors may obtain the full or partial payment of their credits.

Within two months from the date when the SFC takes possession of a bank, the SFC must decide which of the aforementioned measures is to be pursued. The decision is subject to the prior opinion of Fogafin which is the government agency that insures deposits made in Colombian financial institutions. The two month term may be extended with the prior consent of Fogafin.

Upon the Taking of Possession of a bank, depending on the financial situation of the bank and the reasons that gave rise to such measure, the SFC may (but is not required to) order the bank to suspend payments to its creditors. The SFC has the power to determine that such suspension will affect all of the obligations of the bank, or only certain types of obligations or even obligations up to or in excess of a specified amount.

As a result of the Taking of Possession, the SFC must appoint as special agent the person or entity designated by Fogafin to administer the affairs of the bank while such process lasts and until it is decided whether to liquidate the bank.

As part of its duties during the Taking of Possession, Fogafin must provide the SFC with the plan to be followed by the special agent in order to meet the goals set for the fulfillment of the measures that may have been adopted. If the underlying problems that gave rise to the Taking of Possession of the bank are not resolved within a term not to exceed two years, the SFC must order the liquidation of the bank.

During the Taking of Possession (which period ends when the liquidation process begins), Colombian banking laws prevent any creditor of the bank from: (i) initiating any procedure for the collection of any amount owed by the bank; (ii) enforcing any judicial decision rendered against the bank to secure payment of any of its obligations; (iii) constituting a lien or attachment over any of the assets of the bank to secure payment of any of its obligations; or (iv) making any payment, advance or compensation or assume any obligation on behalf of the bank, with the funds or assets that may belong to it and are held by third parties, except for payments that are made by way of set-off between regulated entities of the Colombian financial and insurance systems.

In the event that the bank is liquidated, the SFC must, among other measures, provide that all term obligations owed by the bank are due and payable as of the date when the order to liquidate becomes effective.

During the liquidation process bank deposits and other types of saving instruments will be excluded from the liquidation process and, claims of creditors rank as follows: (i) the first class of credits includes the court expenses incurred in the interest of all creditors, wages and other obligations related with employment contracts and tax authorities’ credits regarding national and local taxes; (ii) the second class of credits comprises the credits secured by a security interest on movable assets; (iii) the third class of credits includes the credits secured by real estate collateral, such as mortgages; (iv) the fourth class of credits contains some other credits of the tax authorities against the debtor that are not included in the first class of credits and credits of suppliers of raw materials and input to the debtor; (v) finally, the fifth class of credits includes all other credits without any priority or privilege. Provided however, that among credits of the fifth class, subordinated credits, such as the notes, shall be ranked junior to the external liabilities (pasivos externos) senior only to capital stock. Each category of creditors will collect in the order indicated above, whereby distributions in one category will be subject to completing full distribution in the prior category.

Colombian banks and other financial institutions are not subject to the laws and regulations that govern generally the insolvency, restructuring and liquidation of industrial and commercial companies.

DEPOSIT INSURANCE—TROUBLED FINANCIAL INSTITUTIONS

In response to the crisis faced by the Colombian financial system during the early 1980s, in 1985 the Government created Fogafin. Subject to specific limitations, Fogafin is authorized to provide equity (whether or not reducing the par value of the recipient’s shares) and/or secured credits to troubled financial institutions, and to insure deposits of commercial banks and certain other financial institutions.

To protect the customers of commercial banks and certain financial institutions, Resolution No. 1 of 2012 of the board of directors of Fogafin, as amended, requires mandatory deposit insurance. Under this Resolution No. 1, banks must pay an annual premium of 0.3% of total funds received on saving accounts, checking accounts, certificates of deposit and other deposits. If a bank is liquidated, the deposit insurance will cover the funds deposited by an individual or corporation with such bank up to a maximum of COP 20 million regardless of the number of accounts held.

ANTI-MONEY LAUNDERING PROVISIONS

The regulatory framework to prevent and control money laundering is contained in, among others, Decree 663 of 1993 and Circulars 26 of 2008 and 019 of 2010 issued by the SFC, as well as Law 599 of 2000, and the Colombian Criminal Code, as amended.

Colombian laws adopt the latest guidelines related to anti-money laundering and other terrorist activities established by the Financial Action Task Force on Money Laundering (“FATF”). Colombia, as a member of the GAFI-SUD (a FATF style regional body) follows all of FATF’s 40 recommendations and eight special recommendations. Circular 26 of 2008 issued by the SFC requires the implementation by financial institutions of a system of controls for money laundering and terrorism financing. These rules emphasize “know your customer” policies and knowledge of customers and markets. They also establish processes and parameters to identify and monitor a financial institution’s customers. According to these regulations, financial institutions must cooperate with the appropriate authorities to prevent and control money laundering and terrorism. Finally, the Colombian criminal code introduced criminal rules and regulations to prevent, control, detect, eliminate and adjudicate all matters related to financing terrorism and money laundering. The criminal rules and regulations cover the omission of reports on cash transactions, mobilization or storage of cash, and the lack of controls.

RISK MANAGEMENT SYSTEMS

Commercial banks, including the Bank, must have risk administration systems to meet the SFC minimum standards for compliance and to avoid and mitigate the following risks: (i) credit; (ii) liquidity; (iii) market; (iv) operational; and (v) money laundering and terrorism.

Generally, commercial banks have to weigh their assets based on 0%, 25%, 50% and 100% ratios depending on their risks. Standards to evaluate risk have been established and different ratings are awarded (A, B, C, D and E) to each credit asset depending on the level of risk. Depending on the rating assigned, a different amount of provisions are required, as established by the SFC in Chapter II of the Basic Accounting Circular.

With respect to liquidity and market risks, commercial banks must follow the provisions of the Basic Accounting Circular, which defines criteria and procedures for measuring a bank’s exposure to interest rate risk, foreign exchange risk, and market risk. Under such regulations, banks must send the SFC information on the net present value, duration, and interest rate of its assets, liabilities, and derivative positions. Since January 2002, Colombian banks have been required to calculate, for each position on the balance sheet, a volatility rate and a parametric VaR (value at risk), which is calculated based on net present value, modified duration and a risk factor computed in terms of a basis points change. Each risk factor is calculated and provided by the SFC.

With respect to operational risk, commercial banks must qualify, according to principles provided by the Basic Accounting Circular, each of their operative lines (such as corporate finance, issue and negotiation of securities, commercial banking, assets management, etc.) in order to record the risk events that may occur and cause fraud, technology problems, legal and reputational problems and problems associated with labor relations at the bank.

DESCRIPTION OF THE NOTES

As used below in this “Description of the Notes” section, the “Bank” means Bancolombia S.A., a sociedad anónima organized and existing under the laws of Colombia, and its successors, but not any of its subsidiaries. The Bank will issue the notes described in this prospectus supplement under an indenture (the “Indenture”) to be executed between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”). The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Bank at its address set forth elsewhere in this prospectus supplement.

The following is a summary of the material terms and provisions of the notes. The following summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

The notes are being issued by the Bank as subordinated notes due 2022 under the laws of Colombia (with the effects set forth in Decree 2555 of 2010). References to the Decree 2555 of 2010 in this “Description of the Notes” section are made taking into account that as of the date of this prospectus supplement, Chapter 2 of Title 1 of Book 1 of Part 2 of Decree 2555 of 2010 is currently applicable to financial institutions such as the Bank. The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and the noteholders are not required to open accounts with the Bank. Noteholders will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction. The notes are treated under Colombian and New York law as debt instruments.

According to Colombian banking laws, banks are permitted to issue subordinated debt, including the notes, and to include the outstanding aggregate principal amount of such subordinated debt as a component of Tier Two Capital. Technical Capital is comprised of Tier One Capital, which consists of different types of capital, such as capital stock and capital reserves, and Tier Two Capital, which includes subordinated debt, such as the notes. However, commencing on the fifth anniversary prior to the final maturity date, the amount of subordinated debt that will be eligible to be included in Tier Two Capital will decrease by 20% of the aggregate outstanding amount of such subordinated debt on an annual basis. As a result, after             , 2017, the outstanding aggregate principal amount of the notes that will qualify as Tier Two Capital will decrease by 20% annually. See “Colombian Banking Regulations.”

Principal, Maturity and Interest

The notes will mature on September    , 2022. The notes will bear interest at the rate shown on the cover page of this prospectus supplement, payable semi-annually on March      and September      of each year (each, an “interest payment date”), commencing on March             , 2013, to Holders of record at the close of business on March      or September     , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or final maturity date is a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due.

The notes will be issued in registered form, without coupons, and in minimum denominations of US$2,000 and integral multiples of US$1,000. Each book-entry note will be represented by one or more notes registered in the name of The Depository Trust Company, which is referred to in this prospectus supplement as “DTC” or the “depositary,” or its nominee. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. See “—Book-Entry, Delivery and Form of Securities.”

The Bank will pay the principal of and interest on the notes and any Additional Amounts (as defined below) in U.S. Dollars.

An aggregate principal amount of notes equal to US$         is being issued in this offering. Subject to market conditions, we reserve the right to increase the aggregate principal amount of the notes by up to     % of the aggregate principal amount of notes offered hereby, or US$        , during Asian market hours on September     , 2012. During this extended offering period, the notes will initially be offered at a price that is not less than the price set forth on the cover of this prospectus supplement. The Bank may issue additional notes (the “Additional Notes”) having identical terms and conditions to the notes being issued in this offering, except with respect to (1) issue date, (2) the first interest payment date and (3) issue price. Any Additional Notes will be part of the same issue as the notes being issued in this offering and will be treated as one class with the notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. If, however, any such Additional Notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, the applicable Additional Notes will be assigned separate CUSIP and ISIN numbers from the notes offered hereby. For purposes of this “Description of the Notes,” references to the notes include Additional Notes, if any.

Additional Amounts

All payments made by the Bank under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which the Bank is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Bank is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:

(1) but for the existence of any present or former connection between the Holder (or the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or

(3) if the presentation of notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.

In addition, Additional Amounts will not be payable if the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes had been the Holder and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2) or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the notes.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Upon request, the Bank will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

Methods of Receiving Payments on the Notes

The Bank will make payments of principal of and interest on the notes and any Additional Amounts represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the notes, which will receive the funds for distribution to the owners of beneficial interests in the notes. The Bank has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither the Bank nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

Notices

The Bank will mail any notices to Holders at the addresses appearing in the security register maintained by the paying agent. The Bank will consider a notice to be given at the time it is mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Subordination of Notes

The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities of the Bank, whether outstanding on the Issue Date or incurred after that date and will be senior only to all classes of the Bank’s capital stock. The notes will rank pari passu with all other unsecured and subordinated Indebtedness of the Bank, if any, that complies with the requirements set forth in Decree 2555, other than subordinated Indebtedness, that, under its terms, is designated as junior to the notes. Pursuant to Colombian banking laws, the notes will constitute “subordinated bonds” (bonos subordinados).

The creditors holding Senior External Liabilities will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities before the Holders will be entitled to receive any payment or distribution of any kind or character with respect to any obligations on or relating to the notes in the event of any distribution to creditors of the Bank:

•	in a total or partial liquidation, dissolution or winding up of the Bank; or

•	in the event that the SFC takes possession of the Bank and determines to liquidate the Bank.

As a result of the subordination provisions described above in the event of a liquidation of the Bank, the notes will be senior only to the Bank’s capital stock and subordinated debt that is expressly junior to the notes, and accordingly, Holders may recover less ratably than creditors of the Bank who are creditors of Senior External Liabilities.

Optional Redemption

The notes may not be redeemed prior to the final maturity date.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Mergers, Consolidations, Etc.

The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any Person, unless:

(1) the Bank obtains any and all regulatory approvals in connection therewith;

(2) the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes via supplemental indenture all of the Obligations under the notes and the Indenture;

(3) the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the notes and the Indenture; and

(4) the Bank or the surviving entity will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each, in form and substance satisfactory to the Trustee, stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and that the Indenture and the notes constitute legal, valid and binding obligations of the surviving entity, enforceable in accordance with their terms.

Maintenance of Office or Agent for Service of Process

The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the notes and the Indenture may be served. Initially this agent will be CT Corporation System, and the Bank will agree not to change the designation of such agent without prior notice to the Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.

Provision of Financial Statements and Reports

At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Section 15(d) of the Exchange Act or is not included on the SEC’s list of foreign private issuers that claim exemption from the registration requirements of Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any notes remain outstanding, the Bank will make available, upon request, to any Holder or any prospective purchaser of the notes, who so requests in writing, substantially the same financial and other information that the Bank would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Bank’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ certificate).

For so long as any notes are listed on the NYSE and the rules of the exchange so require, we will provide the NYSE with prompt written notice of certain actions or events consistent with the rules of the NYSE.

Further Actions

The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Indenture and the notes, as the case may be; (ii) ensure that its obligations under the Indenture and the notes are legally binding and enforceable; (iii) make the Indenture and the notes admissible in evidence in the courts of the State of New York and Colombia; (iv) preserve the enforceability of, and maintain the Trustee’s rights under, the Indenture; and (v) respond to any reasonable requests received from the Trustee to enable the Trustee to facilitate the Trustee’s exercise of its rights and performance of its obligations under the Indenture and the notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Indenture and the notes.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Bank to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(2) failure by the Bank to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity or otherwise and the continuance of any such failure for seven (7) days;

(3) the Bank pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case;

(b)	consents to the entry of an order for relief against it in an involuntary case;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets;

(d)	makes a general assignment for the benefit of its creditors;

(e)	is subject to any other Intervention Measure or Preventive Measure; or

(4) the SFC enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Bank as debtor in an involuntary case;

(b)	appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank; or

(c)	orders the liquidation of the Bank, and the order or decree remains unstayed and in effect for sixty (60) days.

If the Bank fails to make payment of principal of or interest or Additional Amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven (7) days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for thirty (30) days), each Holder has the right to demand and collect under the Indenture and the Bank will pay to the Holders the applicable amount of such due and payable principal, accrued interest and Additional Amounts, if any, on the notes.

There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of the Bank’s other obligations under the Indenture or the notes. Notwithstanding the immediately preceding sentence, the Holders shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default; provided that there shall have been a change, amendment or modification to the Colombian banking laws that would permit such right without disqualifying the notes from Tier Two Capital status and the Holders exercise such right in accordance with applicable Colombian banking law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Bank or any Holder.

See “Risk Factors—Risks Relating to the Notes—Holders of the notes will not have the right to accelerate the notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes, which shall survive until all notes have been canceled) as to all outstanding notes when either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)	(a)

all notes not delivered to the Trustee for cancellation otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust soley for the benefit of Holders in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b)	the Bank has paid all sums payable by it under the Indenture,

(c)	the Bank has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity, and

(d)	the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Bank must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Bank, the registrar is not required to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Purchase of Notes

The Bank may at any time purchase notes at any price in the open market, in privately negotiated transactions or otherwise. Notes so purchased by the Bank may be held, resold in accordance with the Securities Act or any exemption therefrom, or surrendered to the Trustee for cancellation.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in aggregate principal amount of the notes then outstanding; provided, that without the consent of each Holder affected, no amendment or waiver may:

(1)	reduce, or change the maturity of, the principal of any note;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	change the currency or place of payment of principal of or interest on the notes;

(4)	modify or change the related definitions affecting the subordination of the notes or any provision of the Indenture (including the covenants in the Indenture) in a manner that adversely affects the Holders;

(5)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

(6)	impair the rights of Holders to receive payments of principal of or interest on the notes; or

(7)	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Bank and the Trustee may amend the Indenture or the notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Bank’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “Description of the Notes—Certain Covenants—Mergers, Consolidations, Etc.,” to make any change that does not adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, Officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under the Indenture and has been appointed by the Bank as registrar and paying agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Unclaimed Amounts

Any money deposited with the Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two (2) years after such amount becomes due and payable shall be paid to the Bank upon its request or, if held by the Bank, shall be discharged from such trust. The Holder will look only to the Bank for payment thereof, and all liability of the Trustee, paying agent or of the Bank shall thereupon cease. However, the Trustee or paying agent may at the expense of the Bank cause to be published once in a newspaper in each place of payment, or to be mailed to Holders, or both, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Listing

Application has been made to list the notes on the NYSE. Trading of the notes on the NYSE is expected to commence within ten (10) days after they are first issued. Prior to this offering there has been no trading market for the notes.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution of such documentation by the Bank will be governed by the laws of Colombia.

Currency Rate Indemnity

The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Holder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Bankruptcy Law” means the provisions of the Financial Statute concerning bankruptcy of financial institutions, Decree 2555 and any other Colombian law or regulation regulating the insolvency of financial entities from time to time.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or Colombia are authorized or required by law to close.

“Colombian GAAP” means generally accepted accounting principles as prescribed by the SFC for banks licensed to operate in Colombia, consistently applied, as in effect on the Issue Date.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Decree 2555” means Decree 2555 of 2010, as amended from time to time.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Financial Statute” means Decree 663 of 1993, as amended, of the Republic of Colombia.

“Holder” means any registered holder, from time to time, of the notes.

“Indebtedness” means, with respect to any Person, any obligation for the payment or repayment of money borrowed or otherwise evidenced by debentures, notes, bonds, or similar instruments or any other obligation (including all trade payables and other accounts payable and including payments relating to bank deposits) that would appear or be treated as indebtedness upon a balance sheet if such Person prepared it in accordance with Colombian GAAP as applicable to financial institutions.

“Interest” means, with respect to the notes, interest on the notes.

“Intervention Measures” means the measures described in article 114 of the Financial Statute that allow the SFC to take possession of a financial institution.

“Issue Date” means the date on which the notes are originally issued.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under any Indebtedness.

“Officer” means any of the following of the Bank: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Bank or any subsidiary of the Bank.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preventive Measures” means the measures described in article 113 of the Financial Statute, as amended from time to time, that the SFC can take with respect to a financial institution prior to and in order to avoid having to take an Intervention Measure.

“principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior External Liabilities” means any liabilities to third parties that constitute external debt of the Bank (pasivo externo) under Colombian banking laws and accounting principles whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such external debt shall not be senior in right of payment to the notes. Under Colombian banking laws and accounting principles, “external debt” (pasivo externo) means, in the case of the Bank, any and all liabilities to third parties, as reflected in the financial statements of the Bank from time to time or any and all liabilities to third parties in the event of liquidation.

“SFC” means the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia).

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Technical Capital” means the patrimonio técnico of banks comprised of Tier One Capital (patrimonio básico) and Tier Two Capital (patrimonio adicional) pursuant to Decree 2555 issued by the Ministry of Finance and Public Credit, or any other Colombian law or regulation regulating the patrimonio técnico in effect from time to time.

“Tier One Capital” means, as of any date of determination until August 1, 2013, the “Patrimonio Básico” as the same is defined in Article 2.1.1.2.5 of Decree 2555 or any other Colombian law or regulation regulating the Patrimonio Básico in effect from time to time.

“Tier Two Capital” means, as of any date of determination until August 1, 2013, the “Patrimonio Adicional” as the same is defined in Article 2.1.1.2.7 of Decree 2555 or any other Colombian law or regulation regulating the Patrimonio Adicional in effect from time to time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).

Book-Entry, Delivery and Form of Securities

The notes will be represented by one or more notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in minimum denominations of US$2,000 and integral multiples of US$1,000 through its book-entry facilities.

DTC has advised the Bank as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in the accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. Neither the Bank nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Bank and the Trustee may treat the Persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Bank nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Bank believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any Person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (1) the depositary notifies the Bank in writing that DTC is no longer willing or able to act as a depositary and the Bank is unable to locate a qualified successor within ninety (90) days, (2) the Bank, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture or (3) an Event of Default under the Indenture has occurred with regard to the notes that has not been cured or waived, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each Person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes. Neither the Bank nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Bank and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the notes Holder or DTC for all purposes.

TAX CONSIDERATIONS

Colombian Tax Considerations

The following summary contains a description of the principal Colombian income tax considerations in connection with the purchase, ownership and sale of the notes, but does not purport to be a comprehensive description of all Colombian tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than those of Colombia.

This summary is based on the tax laws of Colombia as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Colombia available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to Colombian tax consequences of the purchase, ownership and sale of the notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Article 25 of the Estatuto Tributario provides that loans obtained abroad by Colombian finance corporations or banks do not generate taxable income in Colombia and will not be considered to be “possessed” in Colombia.

As a result, under current Colombian law, payments of principal and interest on the notes to Holders of the notes who are not resident or domiciled in Colombia are not subject to Colombian income tax, and no income tax will be withheld from payments by us to Holders of the notes not resident or domiciled in Colombia.

In addition, and given that the notes will be deemed to be a loan possessed abroad, gains realized on the sale or other disposition of the notes will not be subject to Colombian income tax or withholdings as long as the holder of the notes is not a Colombian resident for tax purposes or is not domiciled in Colombia.

United States Federal Income Tax Considerations

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Colombia.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a notes and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Classification of Notes

The notes should be treated as indebtedness for U.S. federal income tax purposes, and the discussion below assumes that the notes will be so treated. If the notes are not treated as indebtedness for U.S. federal income tax purposes, the result of such treatment should not be adverse to holders.

Payments of Interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You must also include in income as interest any Additional Amounts paid with respect to any tax withheld from interest payments on the notes, including tax withheld on payments of such Additional Amounts. You may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation.

Interest and any Additional Amounts paid by the Bank on the notes is income from sources outside the United States for the purposes of the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and Additional Amounts will, depending on your circumstances, be either “passive” or “general” income.

Purchase, Sale and Retirement of the Notes

Your tax basis in your notes will generally be the U.S. dollar cost of your notes.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note.

You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to accrued but unpaid interest (which will be treated as payments of interest). Capital gain of a noncorporate United States holder is generally taxed at preferential rates, where property is held for greater than one year.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

UNITED STATES ALIEN HOLDERS

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note interest on a note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•

derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Purchase, Sale, Retirement and Other Disposition of the Notes

If you are a United States alien holder of a note, you generally would not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

BACKUP WITHHOLDING AND INFORMATION REPORTING

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to:

•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding would apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Bank or another non-United States payor and

•

other payments of principal and interest and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker would be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a note effected at a foreign office of a broker would be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding would apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes
Citigroup Global Markets Inc.	US$
Merrill, Lynch, Pierce, Fenner & Smith Incorporated .
Morgan Stanley & Co. LLC

Total	US$

Valores Bancolombia, a subsidiary of Bancolombia, is acting as co-manager. Valores Bancolombia is not a U.S.-registered broker-dealer and will not effect any offers or sales of notes in the United States. Valores Bancolombia may place notes outside of the United States as an agent for the underwriters.

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if the underwriters buy any of them. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities with no established trading market. We have applied for listing of the notes on the NYSE. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may stop their market-making at any time without providing any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all of the notes are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

The underwriters initially may offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The offering period for the notes offered pursuant to this prospectus supplement may be extended during Asian market hours on September     , 2012. The amount of notes offered during the extended offering period will not exceed US$        , or     % of the aggregate principal amount of notes offered hereby. During this extended offering period, the notes will initially be offered at a price that is not less than (but may be greater than) the price set forth on the cover of this prospectus supplement.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the trading price of the notes. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular dealer for distributing the notes in the offering if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

In the underwriting agreement, we have agreed (i) to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities; and (ii) that we will not offer or sell any of our debt securities with a tenor of longer than one year (other than the notes) outside Colombia for a period of 45 days after the date of this prospectus without the prior consent of the underwriters.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be approximately US$         and are payable by us.

We expect that the delivery of the notes will be made against payment therefore on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement, or “T+5.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in “T+5”, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other transactions and matters in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, Valores Bancolombia, which is acting as co-manager in this offering, is a subsidiary of Bancolombia.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

EEA Selling Restriction

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented, warranted and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public in that Relevant Member State of any notes which are the subject of the offering contemplated by this prospectus supplement, except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Bank or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Any person making or intending to make any offers of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, the “FSMA”) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Bank; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Switzerland

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public). The investors will be individually approached by the underwriters from time to time. This prospectus supplement, as well as any other material relating to the notes, is personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and, accordingly, each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice.

None of this prospectus supplement and the accompanying prospectus constitutes a “prospectus” (as defined in section 2(1) of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”)), nor is any of them an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong (the “SFO”)). No person may offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the SFO and any rules made under the SFO; (ii) in circumstances which do not constitute an offer to the public within the meaning of the CO or an invitation to the public within the meaning of the SFO; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the CO.

No person may issue or have in its possession for the purposes of issue, in each case whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or to “professional investors” in Hong Kong as defined in the SFO and any rules made under the SFO.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased notes, namely a person who is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except:

(a)	to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act

(b)	where no consideration is or will be given for the transfer;

(c)	by operation of law; or

(d)	as specified in Section 276(7) of the Securities and Futures Act.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and the special structuring fee in connection with this offering.

U.S. Securities and Exchange Commission registration fee	$
Legal fees and expenses
Accounting fees and expenses
Printing costs
Trustee fees and expenses
Miscellaneous

Total	$

VALIDITY OF THE NOTES

The validity of the notes being offered hereby are being passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C. and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Matters of Colombian law are being passed upon for us by Gómez-Pinzón Zuleta Abogados S.A., our special Colombian counsel, and for the underwriters by Prieto & Carrizosa, S.A., Colombian counsel for the underwriters.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2011 incorporated into this prospectus supplement by reference to the Bank’s Annual Report, have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

BANCOLOMBIA S.A.

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2012 AND DECEMBER 31, 2011 AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2012 AND 2011

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Stated in millions of Colombian pesos and thousands of U.S. Dollars)

UNAUDITED

		As of
	Notes	June 30, 2012(1)		June 30, 2012		December 31, 2011
		U.S. Dollar
Assets
Cash and cash equivalents:
Cash and due from banks		USD	3,361,051	COP	5,998,131	COP	6,818,307
Overnight funds and interbank loans			771,329		1,376,514		910,690

Total cash and cash equivalents			4,132,380		7,374,645		7,728,997
Investment securities, net	3		5,866,267		10,468,940		9,958,191
Loans and financial leases, net	4		33,179,741		59,212,566		58,575,846
Other assets, net	5		5,692,548		10,158,922		9,199,986

Total assets		USD	48,870,936	COP	87,215,073	COP	85,463,020

Liabilities
Deposits
Checking accounts		USD	5,121,169	COP	9,139,238	COP	10,293,894
Time deposits			12,155,258		21,692,273		17,973,117
Savings deposits			12,863,345		22,955,925		23,263,051
Other			385,801		688,501		904,430

Total deposits			30,525,573		54,475,937		52,434,492

Overnight funds and interbank borrowings			1,149,089		2,050,665		1,954,552
Other interbank borrowings			992,592		1,771,380		4,130,915
Borrowing from development and other domestic banks			1,672,746		2,985,182		3,328,011
Accounts payable			1,336,890		2,385,816		2,173,253
Long-term debt	6		5,737,968		10,239,977		10,308,983
Other liabilities	7		1,405,170		2,507,666		2,065,999
Non-controlling interest			45,897		81,907		73,455

Total liabilities			42,865,925		76,498,530		76,469,660

Stockholders’ equity			6,005,011		10,716,543		8,993,360

Total liabilities and stockholders’ equity		USD	48,870,936	COP	87,215,073	COP	85,463,020

Memorandum accounts	9	USD	272,909,274	COP	487,033,890	COP	454,772,061

The accompanying notes, numbered 1 to 13, form an integral part of these Condensed Consolidated Financial Statements.

(1)	See note 2 (c)

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Stated in million of Colombian pesos and thousands of U.S. Dollars, except per share data)

UNAUDITED

	For the six month periods ended June 30,
	2012		2012		2011
	U.S. Dollar(1)
Interest income:
Loans	USD	1,617,316	COP	2,886,262	COP	2,120,244
Investment securities		194,841		347,713		324,603
Overnight funds and interbank loans		8,355		14,910		9,128
Financial leases		223,965		399,688		295,750

Total interest income		2,044,477		3,648,573		2,749,725

Interest expense:
Deposits		(466,701)		(832,875)		(527,955)
Long-term debt		(194,102)		(346,395)		(220,319)
Other		(95,837)		(171,029)		(123,911)

Total interest expense		(756,640)		(1,350,299)		(872,185)

Net interest income		1,287,837		2,298,274		1,877,540

Provisions for loans, accrued interest losses and others, net		(284,868)		(508,376)		(183,632)

Net interest income after provisions for loan, accrued interest losses and others		1,002,969		1,789,898		1,693,908

Fees and income from services, net		483,841		863,462		792,399

Other operating income		217,562		388,261		232,788

Operating expenses:
Salaries and employee benefits		(386,861)		(690,392)		(618,335)
Administrative expenses		(542,266)		(967,728)		(875,353)
Depreciation		(82,500)		(147,230)		(102,152)
Other		(115,112)		(205,427)		(160,653)

Total operating expenses		(1,126,739)		(2,010,777)		(1,756,493)

Non-operating (expense) income, net		17,787		31,742		23,845
Income before income tax		595,420		1,062,586		986,447

Income tax expense		(147,102)		(262,518)		(250,837)

Net income	USD	448,318	COP	800,068	COP	735,610

Weighted average of Preferred and Common Shares outstanding(2)		839,097,719		839,097,719		787,827,003

Net income per share	USD	0.53	COP	953.49	COP	933.72

The accompanying notes, numbered 1 to 13, form an integral part of these Condensed Consolidated Financial Statements.

(1)	See note 2 (c)
(2)	The weighted average of preferred and common shares outstanding includes 329,393,135 preferred shares and 509,704,584 common shares for the six month period ended June 30, 2012. The weighted average of preferred and common shares outstanding includes 278,122,419 preferred shares and 509,704,584 common shares for the six month period ended June 30, 2011.

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

For the six month periods ended

June 30, 2012 and 2011

(Stated in millions of Colombian pesos and thousands of U.S. Dollars)

UNAUDITED

	Non Voting Preferred Shares			Common Shares			Retained Earnings				Surplus				Total
	Number	Par Value		Number	Par Value		Appropriated		Unappropriated		Reappraisal of assets		Gross unrealized gain or (loss) on available for sale investments		Stockholders’ equity
Balance at December 31, 2010	278,122,419	COP	151,422	509,704,584	COP	309,262	COP	5,397,973	COP	1,436,494	COP	622,227	COP	29,762	COP	7,947,140
Net income	—		—	—		—		—		735,610		—		—		735,610
Transfer to appropriated retained earnings	—		—	—		—		1,436,494		(1,436,494)		—		—		—
Reappraisal of assets and valuation of investments	—		—	—		—		—		—		(1,945)		(11,870)		(13,815)
Dividends declared	—		—	—		—		(526,773)		—		—		—		(526,773)
Equity Taxes				—				(55,731)								(55,731)
Cumulative translation adjustment	—		—	—		—		(78,830)		—		—		—		(78,830)

Balance at June 30, 2011	278,122,419	COP	151,422	509,704,584	COP	309,262	COP	6,173,133	COP	735,610	COP	620,282	COP	17,892	COP	8,007,601

Balance at December 31, 2011	278,122,419		151,422	509,704,584		309,262		6,221,793		1,663,894		637,040		9,949		8,993,360
Net income	—		—	—		—		—		800,068		—		—		800,068
Transfer to appropriated retained earnings	—		—	—		—		1,663,894		(1,663,894)		—		—		—
Issuance of preferred shares(1)	63,999,997		32,000	—		—		1,620,548		—		—		—		1,652,548
Reappraisal of assets and valuation of investments	—		—	—		—		—		—		36,753		4,617		41,370
Dividends declared	—		—	—		—		(603,094)		—		—		—		(603,094)
Equity Taxes				—				(49,453)								(49,453)
Cumulative translation adjustment	—		—	—				(118,256)		—		—		—		(118,256)

Balance at June 30, 2012	342,122,416	COP	183,422	509,704,584	COP	309,262	COP	8,735,432	COP	800,068	COP	673,793	COP	14,566	COP	10,716,543

Balance at June 30, 2012 (U.S. Dollar(2))		USD	102,780		USD	173,295	USD	4,894,896	USD	448,318	USD	377,560	USD	8,162	USD	6,005,011

The accompanying notes, numbered 1 to 13, form an integral part of these Condensed Consolidated Financial Statements.

(1)	See note 8.
(2)	See note 2 (c).

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Stated in millions of Colombian pesos and thousands of U.S. Dollars)

UNAUDITED

	For the six month periods ended June 30,
	2012		2012		2011
		U.S. Dollar(1)
Cash flows from operating activities:
Net income	USD	448,318	COP	800,068	COP	735,610
Adjustments to reconcile net income to net cash used in operating activities		529,660		945,231		677,282
Increase in loans		(1,408,588)		(2,513,767)		(5,866,696)
Increase in deposits and other liabilities		1,554,614		2,774,365		3,446,934
Change in trading investment securities		(20,002)		(35,695)		(1,939,659)
Other(2)		(414,496)		(739,709)		(882,938)

Net cash provided by (used in) operating activities		689,506		1,230,493		(3,829,467)

Cash flows from investing activities:
Purchases of investments securities		(996,709)		(1,778,726)		(1,008,444)
Proceeds from investments securities		833,070		1,486,696		1,594,129
Net cash of subsidiaries held for sale not consolidated(3)		—		—		(83,100)
Purchases of premises, plant and equipment		(238,241)		(425,165)		(549,863)
Proceeds from sales of premises, plant and equipment		1,778		3,173		17,584
Software purchases under INNOVA project		(27,190)		(48,524)		(46,597)

Net cash used in investing activities		(427,292)		(762,546)		(76,291)

Cash flows from financing activities:
Increase in overnight funds		62,410		111,376		497,482
(Decrease) increase in interbank borrowings		(1,329,083)		(2,371,881)		509,589
Placement of long-term debt		355,143		633,788		3,276,038
Payment of long-term debt		(150,660)		(268,868)		(341,214)
Dividends paid(2)		(158,280)		(282,467)		(257,115)
Issuance of shares(4)		926,005		1,652,548		—

Net cash (used in) provided by financing activities		(294,465)		(525,504)		3,684,780

Effects of exchange rate changes on cash and cash equivalents		(166,309)		(296,795)		(174,688)
Decrease in cash and cash equivalents		(198,560)		(354,352)		(395,666)
Cash and cash equivalents at beginning of year		4,330,940		7,728,997		6,155,034

Cash and cash equivalents at end of period	USD	4,132,380	COP	7,374,645	COP	5,759,368

The accompanying notes, numbered 1 to 13, form an integral part of these Condensed Consolidated Financial Statements.

(1)	See note 2 (c).
(2)	During the process of preparing the Condensed Consolidated Financial Statements as of June 30, 2012 management became aware that the amount of dividends paid previously presented in the Condensed Consolidated Statement of Cash Flow for the six month period ended June 30, 2011 was incorrect since the amount presented corresponds to the entire dividends declared for 2010 to be paid in quarterly installments during 2011. See note 2 (d).
(3)	On January 28, 2011, Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A., subsidiaries of Bancolombia S.A., and Protección S.A. Sociedad Administradora de Fondos de Pensiones y Cesantias (“Protección S.A.”), signed a contract where Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. sold to Protección S.A. the equivalent of 99.99% of its shares of capital stock of AFP Crecer, an administrator of pension funds in the Republic of El Salvador. Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. received a total of USD 104,531 as payment for the shares. The transfer of the shares of AFP Crecer was performed in November 2011, previous authorization of the Salvadorian and Colombian authorities, fulfilling the obligations set forth in the purchase agreement entered into on January 28, 2011. According to Colombian accounting rules the entity was deconsolidated since January 1, 2011.
(4)	See note 8.

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

(Stated in millions of Colombian pesos and thousands of U.S. dollars.

Except for the Representative Market Rate)

(1) Organization and Background

Bancolombia S.A. (“the Bank”) is a private commercial bank incorporated under Colombian law on January 24, 1945 and is incorporated until 2044. On April 3, 1998, Banco Industrial Colombiano S.A. (“BIC”) merged with Banco de Colombia S.A. and the surviving entity was renamed Bancolombia S.A. The registered office and business address of Bancolombia S.A. is in Medellín, Colombia. Bancolombia S.A. and its subsidiaries are defined herein as the Bank unless the context otherwise requires.

The most recent amendments to the Bank’s by-laws are as follows: (i) by means of Public Deed No. 633 drawn up on April 3, 1998 before the Notary Public No. 14 of the Circuit of Medellín, BIC took over Banco de Colombia S.A. which was dissolved without being liquidated, and changed its corporate name to Bancolombia S.A.; (ii) by means of Public Deed No. 3974 drawn up on July 30, 2005 before the Notary Public No. 29 of the Circuit of Medellín the merger between Bancolombia, Conavi and Corfinsura (spin-off) was duly made official. By virtue of this merger, Bancolombia took over the total amount of assets, rights and obligations of Conavi and Corfinsura, which were dissolved but not liquidated; (iii) by means of Public Deed No. 1614 drawn up on March 15, 2007 before the Notary Public No. 29 of the Circuit of Medellín, the main purpose of which was to simplify the workings of its Board of Directors, eliminating alternate members and reducing the number of principal members to nine and (iv) the most recent amendment was made by means of public Deed No. 1638 drawn up on March 25, 2011 before the Notary Public No. 29 of Medellín, accordingly, by which the members of the Board of Directors of the Bank was reduced from 9 to 7; the procedures of the General Meeting of Stockholders were amended to include the designation for periods of two (2) years, of the Financial Consumer Defender and his alternate, and the ability to dismiss both freely, the conflict of interest procedures of the Board of Directors were modified; and the duties of the President were amended to include the possibility to create and abolish, subject to compliance with legal requirements, branches and agencies of the Bank in Colombia, as necessary for the development of the corporate objective.

Bancolombia S.A.’s business purpose is to carry out all operations, transactions, acts and services inherent to the banking business through banking establishments that carry its name and according to all applicable legislation.

Bancolombia S.A also has an agency in Miami, Florida, United States of America.

The condensed consolidated financial statements include the assets, liabilities, earnings, contingent accounts and memorandum accounts of the Bank and other entities in which the Bank holds, directly or indirectly, 50% or more of the outstanding voting shares (the “Subsidiaries”). Bancolombia S.A. has the following subsidiaries making up the Bancolombia Group, which is currently registered as a corporate group:

Entity	Location	Business	Participation percentage June 30, 2012	Participation percentage December 31, 2011
Leasing Bancolombia S.A. Compañía de Financiamiento	Colombia	Leasing	100	100
Fiduciaria Bancolombia S.A. Sociedad Fiduciaria	Colombia	Trust	98.81	98.81
Banca de Inversión Bancolombia S.A. Corporación Financiera	Colombia	Investment banking	100	100
Valores Bancolombia S.A. Comisionista de Bolsa	Colombia	Securities brokerage	100	100
Compañía de Financiamiento Tuya S.A. (Formerly Compañía de Financiamiento Sufinanciamiento S.A.)	Colombia	Financial services	99.99	99.99
Factoring Bancolombia S.A. Compañía de Financiamiento	Colombia	Financial services	100	100
Renting Colombia S.A.	Colombia	Operating leasing	100	100
Transportempo S.A.S.	Colombia	Transportation	100	100
Valores Simesa S.A.	Colombia	Investments	67.64	67.64
Inversiones CFNS S.A.S.	Colombia	Investments	100	100
CFNS Infraestructura S.A.S.	Colombia	Investments	100	100
Inmobiliaria Bancol S.A.	Colombia	Real estate broker	98.96	98.96
Todo 1 Colombia S.A.	Colombia	E-commerce	90.25	90.09
Vivayco S.A.S.	Colombia	Portfolio Purchase	75	75
Bancolombia Panamá S.A.	Panama	Banking	100	100
Valores Bancolombia Panamá S.A. (Formerly Suvalor Panamá S.A.)	Panama	Securities brokerage	100	100
Suvalor Panamá Fondo de Inversión S.A.	Panama	Holding	100	100
Sistema de Inversiones y Negocios S.A. Sinesa	Panama	Investments	100	100
Banagrícola S.A.	Panama	Investments	99.16	99.16
Banco Agrícola S.A.	El Salvador	Banking	98.43	97.33
Aseguradora Suiza Salvadoreña S.A. Asesuisa(1)	El Salvador	Insurance company	96.08	96.08
Asesuisa Vida S.A.(1)	El Salvador	Insurance company	96.08	96.08
Arrendadora Financiera S.A. Arfinsa	El Salvador	Leasing	97.35	97.35
Credibac S.A. de C.V.	El Salvador	Credit card services	97.34	97.34
Valores Banagricola S.A. de C.V.	El Salvador	Securities brokerage	98.89	98.89
Inversiones Financieras Banco Agrícola S.A. IFBA	El Salvador	Investments	98.89	98.89
Arrendamiento Operativo CIB S.A.C.	Peru	Operating leasing	100	100
Capital Investments SAFI S.A.	Peru	Trust	100	100
Fondo de Inversión en Arrendamiento Operativo Renting Perú	Peru	Car Rental	100	100
Leasing Perú	Peru	Leasing	100	100
FiduPerú S.A. Sociedad Fiduciaria (Formerly Fiduciaria GBC S.A.)	Peru	Trust	98.82	98.82
Bancolombia Puerto Rico Internacional, Inc.	Puerto Rico	Banking	100	100
Suleasing International USA, Inc.	USA	Leasing	100	100
Bancolombia Caymán S.A.	Cayman Islands	Banking	100	100
Banagrícola Guatemala S.A.	Guatemala	Outsourcing	98.97	98.97

(1)	On February 5, 2011, Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A., subsidiaries of Bancolombia S.A., and Suramericana S.A., signed an agreement pursuant to which Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. agreed to sell to Suramericana 97.03% of its shares of capital stock of Asesuisa, an insurance company in the Republic of El Salvador. The aforementioned transactions were pending approval by the respective authorities in Colombia and in El Salvador but according to Colombian accounting rules the entity was deconsolidated since January 1, 2011 until September 30, 2011. However as of December 31, 2011, the Consolidated Financial Statement included again Asesuisa due to the addendum signed by Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A., and Suramericana S.A. on December 9, 2012, because of the delay in the approval by the regulators. According to the addendum #7, if any approval by the respective authorities in El Salvador is not completed as of August 31, 2012 the main contract expires, although the contract could be extended by common consent. Likewise, the buyer agrees that the other party is entitled to the net income generated for the six months period ended as of June 30, 2012.

Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. will receive a total of USD 98,000 as payment for the shares.

The Bank holds the majority voting rights in Prosicol E.U., which was not included in the Consolidated Financial Statements due to the fact that this company is in a non-productive stage.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

For the preparation and disclosures of financial statements, the Bank follows generally accepted accounting principles in Colombia and the special regulations of the Superintendency of Finance, collectively “Colombian Banking GAAP”.

The financial statements of foreign subsidiaries were adjusted in order to adopt uniform accounting practices as required by Colombian GAAP.

Intercompany operations and balances, between Bancolombia Group companies are eliminated upon consolidation.

The results of interim periods are not necessarily indicative of results of the entire year. These unaudited condensed consolidated financial statements should be read in conjunction with Bancolombia audited financial statements as of December 31, 2011 and 2010, and for each of the three years ended December 31, 2011, 2010 and 2009 (the “Audited annual consolidated financial statements”).

Interim financial statements reflect all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods presented. Such adjustments include, for example, appropriate estimated allowance for loan losses, valuation of investments and derivatives, amortizations and depreciations, provisions for contingencies, goodwill, income taxes, among others.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in Colombia.

To the best of our knowledge, the interim financial statements as of June 30, 2012 do not include events and changes that are significant to an understanding of the changes in the financial position and performance of the Bank since the financial statements as of December 31, 2011.

Likewise, there are no changes in which the accounting principles, practices and methods used in preparing the interim financial statements as of June 30, 2012, vary materially from the principles, practices and methods since the financial statements as of December 31, 2011.

(b) Translation of Foreign Currency Transactions and Balances

Translation of financial statements in foreign currency

The balance sheet accounts are converted to pesos using the exchange rate applicable at the end of the period (except equity accounts which are translated at the historical exchange rate). The exchange rate at June 30, 2012 and December 31, 2011 was COP 1,784.60 and COP 1,942.70 per US$ 1, respectively, and the exchange rate at December 31, 2010 was COP 1,913.98 per US$1. For the income accounts the average exchange rate for the six month periods ended June 30, 2012 and June 30, 2011 were COP 1,794.16 and COP 1,913.15 per US$1, respectively.

Exchange differences originated in balance sheet accounts are recorded as “Cumulative Translation Adjustments” in the Condensed Consolidated Statements of Stockholders’ Equity and the exchange differences originated in the Condensed Consolidated Statements of Operations accounts are recorded as “Foreign exchange gains (loss)” in the line “Other operating income” of the Condensed Consolidated Statements of Operations.

Transactions in foreign currency

Transactions and balances in foreign currency are converted by the Bank and its Subsidiaries to pesos using the market exchange rates applicable on the corresponding dates, as established by the Superintendency of Finance. The exchange rates at June 30, 2012 and June 30, 2011 are those stated above.

Exchange rate differences arising from adjustments and remeasurement of assets and liabilities denominated in foreign currency are recorded in the condensed consolidated statements of operations.

(c) Convenience Translation to U.S. Dollars

The Bank maintains its accounting records and prepares its financial statements in Colombian pesos. The U.S. Dollar amounts presented in the financial statements and accompanying notes have been converted from peso figures solely for the convenience of the reader at the exchange rate of COP 1,784.60 per US$1, which is the exchange rate, calculated on June 30, 2012, by the Superintendency of Finance. This translation may not be construed to represent that the Colombian peso represents or has been, or could be converted into, U.S. Dollars at that or any other rate.

(d) Cash and Cash Equivalents

The statement of cash flows was prepared using the indirect method. Cash and cash equivalents consist of cash and due from banks, overnight funds and interbank loans, which are highly liquid investments with a maturity that contractually do not exceed one month.

Under Colombian Banking GAAP there are no special requirements of forms to prepare the Bank’s statement of cash flows. However, the Bank to improve its presentation of the Financial Statements, prepares its Condensed Statement of Cash Flow in accordance with the presentation in the International Financial Reporting Standard No. 7, “Statement of Cash Flows”. During the process of preparing the Condensed Consolidated Financial Statements as of June 30, 2012 management became aware that the amount of dividends paid previously presented in the Condensed Consolidated Statement of Cash Flow for the six month period ended June 30, 2011 was incorrect since the amount presented corresponds to the entire dividends declared for 2010 to be paid in quarterly installments during 2011.

Amounts previously published and the revised amounts are detailed below:

	June 30, 2011
	Previous	As revised
Net cash used in operating activities	COP(3,559,809)	COP (3,829,467)
Net cash used in investing activities	(76,291)	(76,291)
Net cash provided by financing activities	3,415,122	3,684,780

The Bank has evaluated the impact of the error and concluded it was not material to previously issued Condensed Consolidated Financial Statements as of June 30, 2011. Likewise, the error described above has been corrected by revising the amounts presented.

(e) Additional allowance for consumer loan portfolio

In June 2012, the Superintendency of Finance issued the External Circular 026 of 2012, with the purpose of setting the necessary instructions that should be followed by financial institutions, in order to constitute a new additional allowance for covering the consumer loan’s individual inherent risk, due to the significant increase in the consumer loan portfolio of the Colombian financial institutions. Financial entities should implement these requirements and account for the first-time adoption effect before December 31, 2012, without retrospective implications.

This additional allowance is calculated and recorded only when the past-due growth consumer portfolio loan rate presents an increased trend according to certain credit risk measures provided by the External Circular. The new additional allowance is equivalent to 0.5% of the individual amount of each loan multiplied by the respective Loss Given Default.

The Loss Given Default (“LGD”) is defined as the expected loss occurred after default and is calculated and provided by the Superintendency of Finance. The LGD varies according to the type of collateral and would increase gradually depending on the number of days the loan has been in default.

Preliminary estimations have been determined by the Bank amounting to approximately COP 33,901, which should be recognized on a monthly basis until December 31, 2012 as permitted by the Superintendency of Finance. In June 2012, the Bank has recognized in the Consolidated Statement of Operations the amount of COP 4,810.

(f) New criteria in the valuation of collaterals

In October 2011, The Superintendency of Finance issued the External Circular 043 of 2011, with the purpose of setting the necessary instructions that should be followed by financial institutions, in order to determine the fair value of the collaterals securing loans, as well as the regularity of the appraisal. In accordance with new regulation all of the collaterals have to be valued at least every three years, except those which support mortgage loans and vehicles, which have to be valued annually. At any case, when the current appraisal is overdue, the fair value is not considered in the measurement of certain allowances for loan losses as a mitigating factor. The entry in force of these new requirements took place on June 30, 2012. Consequently, the Bank has recognized in the Consolidated Statement of Operations an effect amounted to COP 12,411.

(3) Investment Securities

Investments in trading securities consisted of the following:

	June 30, 2012		December 31, 2011
Trading Securities

Colombian peso denominated:
Colombian government	COP	2,668,501	COP	2,890,170
Government entities		18,575		32,244
Financial institutions		390,785		570,825
Corporate bonds		60,245		69,452
Equity securities		315,963		293,687

Total local currency denominated		3,454,069		3,856,378

Foreign currency denominated:
Colombian government		350,743		135,350
Foreign governments(1)		275,670		1,386
Financial institutions		47,502		5,861
Corporate bonds		80,475		751
Equity securities		5,446		12,077

Total foreign currency denominated		759,836		155,425

Total trading securities		4,213,905		4,011,803
Allowance for trading securities		(6,152)		(5,245)

Total trading securities, net	COP	4,207,753	COP	4,006,558

(1)	As of June 30, 2012, and December 31, 2011, the Bank does not have any position in debt securities issued or secured by European Governments.

The foreign currency denominated securities issued or secured by the Colombian government are bonds denominated in U.S. Dollars, purchased at par value, with annual average interest rates of 2.33% and 2.10% for June 2012 and December 2011, respectively.

As of June 30, 2012 and December 31, 2011, the Bank pledged investment securities amounting to COP 2,285,541 and COP 1,984,210 respectively as collateral to secure lines of credit at international banks, domestic development banks and other financial institutions.

Investments in available for sale securities consisted of the following:

	June 30, 2012		December 31, 2011
Available for sale — Debt securities
Colombian peso denominated:
Colombian government	COP	5,042	COP	72,394
Financial institutions		549,955		673,314
Other		—		1,129

Total local currency denominated		554,997		746,837

Foreign currency denominated:
Colombian government		49,034		65,250
El Salvador Central Bank		87,712		132,392
Government entities(1)		67,023		72,100
Foreign governments(2)		562,314		450,067
Financial institutions		231,911		168,171
Corporate bonds		43,732		51,248
Other		64,784		73,418

Total foreign currency denominated		1,106,510		1,012,646

Total Available for sale — Debt securities		1,661,507		1,759,483
Valuation allowance for available for sale securities		(9,770)		(9,715)

Total available for sale securities, net	COP	1,651,737	COP	1,749,768

(1)	This amount includes investments in fiduciary certificates of participation. These certificates were issued for the Environmental Trust for the conservation of the Coffee Forest (Fideicomiso Ambiental para la Conservación del Bosque Cafetero “FICAFE”). This trust was formed with the transfer of the coffee sector’s loan portfolio by a number of banks in El Salvador, including Banco Agrícola. The purpose of this transaction was to carry out the restructuring of those loans, promoted by the government of El Salvador.
(2)	As of June 30, 2012, and December 31, 2011, the Bank does not have any position in debt securities issued or secured by European Governments.

	Participation Percentage at June 30, 2012	June 30, 2012		Participation Percentage at December 31, 2011	December 31, 2011
Available for sale — Equity securities
EPSA S.A. ESP	1.96%	COP	62,343	1.96%	COP	62,343
Todo Uno Services(1)	47.72%		42,515	47.72%		46,281
Bolsa de Valores de Colombia	8.63%		53,502	8.37%		52,501
Sociedad Administradora de Fondos de Pensiones y de Cesantías Protección S.A.	24.64%		86,993	24.64%		86,993
Inversiones Inmobiliaria Arauco Alameda	45.00%		26,902	45.00%		24,136
Titularizadora Colombiana S.A.	21.25%		14,743	21.25%		14,743
Grupo de Inversiones Suramericana España S.L.(2)	4.67%		259,037	—		—
Grupo Odinsa(3)	14.16%		197,946	13.46%		190,516
Construcciones el Cóndor S.A.(4)	0.43%		3,469	—		—
Concesiones CCFC S.A.	25.50%		7,223	25.50%		7,223
Concesiones Urbanas S.A.	33.33%		5,590	33.33%		5,590
Cadenalco S.A. Securitization	3.33%		5,157	3.33%		5,150
Deposito Centralizado de valores de Colombia Deceval S.A.	13.59%		4,738	13.59%		4,738
Redeban Red Multicolor	20.36%		4,396	20.36%		4,396
Banco Latinoamericano de exportaciones BLADEX S.A.	0.20%		1,726	0.20%		1,799
Other			26,479			26,800

Total equity securities		COP	802,759		COP	533,209
Valuation allowance for equity securities			(56,347)			(65,138)

Total equity securities, net		COP	746,412		COP	468,071

(1)	See note 13. Subsequent Events, Sale of Todo 1 Service Inc. and Todo 1 Colombia S.A.
(2)	In April 2012, Bancolombia’s subsidiary, Banagrícola S.A., a Panamanian company subscribed for 4,129 shares representing 4.67% of the capital stock of Grupo de Inversiones Suramericana España S.L., a company organized and existing under the laws of Spain and the indirect owner of the ING Latinamerica pension and insurance assets purchased by Grupo de Inversiones Suramericana, a related party, in late 2011.

The subscription price for the shares is USD 36,539 per share.

(3)	During February 2012, Inversiones CFNS acquired shares representing approximately 0.7% of the outstanding shares of Grupo Odinsa S.A. for COP 7,430.
(4)	In April 2012, Banca de Inversión Bancolombia, the Bank’s investment banking unit, acquired shares representing approximately 0.43% of the outstanding shares of Construcciones el Cóndor S.A. for COP 3,469.

Dividends received from equity investments amounted to COP 42,787 at June, 2012 and COP 27,700 at December 31, 2011.

The following equity securities are impaired under Colombian GAAP and the Bank has recognized the impairment amounts:

	June 30, 2012			December 31, 2011
	Risk Category	Valuation Allowance		Risk Category	Valuation Allowance
Todo Uno Services	C	COP	42,515	C	COP	46,281
Industria Colombo Andina Inca S.A.	E		—	E		367
Enka de Colombia S.A	B		3,319	B		3,280
Grupo Odinsa S.A.	A		—	A		3,567
Bolsa de Valores de Colombia	A		10,513	A		11,643

		COP	56,347		COP	65,138

Investments in held to maturity securities consisted of the following:

	June 30, 2012		December 31, 2011
Held to Maturity Securities

Colombian peso denominated:
Colombian government	COP	420,387	COP	443,181
Government entities		1,303,532		1,159,509
Financial institutions		1,373,394		1,297,556
Corporate bonds		4,470		4,517

Total Colombian-Peso denominated		3,101,783		2,904,763

Foreign currency denominated:
El Salvador Central Bank		510,998		553,461
Government entities		111		175
Foreign governments(1)		38,687		39,802
Financial institutions		138,013		147,733
Other		76,022		89,754

Total foreign currency denominated		763,831		830,925

		3,865,614		3,735,688
Valuation allowance for Held to Maturity securities		(2,576)		(1,894)

Total Held to Maturity securities, net	COP	3,863,038	COP	3,733,794

(1)	As of June 30, 2012, and December 31, 2011, the Bank does not have any position in debt securities issued or secured by European Governments.

The following table summarizes the maturities and weighted average yields of the Bank’s investment debt securities as of June 30, 2012:

	As of June 30, 2012
	Maturing in less than 1 year		Maturing between 1 and 5 years		Maturing between 5 and 10 years		Maturing in more than 10 years		Total
	Balance(1)	Yield %(2)	Balance(1)	Yield %(2)	Balance(1)	Yield %(2)	Balance(1)	Yield %(2)	Balance(1)	Yield %(2)
Securities issued or secured by: Foreign currency-denominated:
Colombian government	8,166	6.76%	284,667	1.94%	83,042	2.70%	23,902	4.29%	399,777	2.33%
El Salvador Central Bank	561,508	0.33%	37,202	2.54%	—	—	—	—	598,710	0.47%
Other government entities	—	—	7,681	3.34%	16,053	3.93%	43,400	2.89%	67,134	3.19%
Other financial entities	67,732	3.05%	174,389	4.20%	175,305	5.15%	—	0.00%	417,426	4.41%
Foreign governments	460,310	2.09%	237,779	0.86%	118,832	2.53%	54,797	5.06%	871,718	2.00%
Others	477	1.31%	100,083	6.59%	159,451	5.13%	—	—	260,011	5.69%

Subtotal	1,098,193	1.29%	841,801	2.69%	552,683	4.18%	122,099	4.14%	2,614,776	2.48%

Securities issued or secured by: Peso-denominated
Colombian government	491,289	5.36%	1,744,179	5.98%	65,416	6.77%	85,291	7.11%	2,386,175	5.92%
Other government entities	1,312,568	2.45%	9,539	7.19%	—	—	—	—	1,322,107	2.48%
Other financial entities	257,528	5.79%	206,216	6.99%	619,786	6.08%	871,902	11.80%	1,955,432	8.69%
Others	959	11.37%	29,976	7.43%	33,780	7.30%	—	—	64,715	7.42%

Subtotal	2,062,344	3.56%	1,989,910	6.11%	718,982	6.20%	957,193	11.38%	5,728,429	6.09%

Securities issued or secured by: UVR-denominated
Colombian government.	322,660	1.78%	379,666	0.43%	—	—	5,429	3.59%	707,755	1.07%
Other financial entities	—	—	7,789	5.99%	247,585	4.05%	94,785	8.18%	350,159	5.21%

Subtotal	322,660	1.78%	387,455	0.54%	247,585	4.05%	100,214	7.93%	1,057,914	2.44%

Total (COP)	3,483,197		3,219,166		1,519,250		1,179,506		9,401,119

(1)	Amounts are net of allowances for decline in value which amounted to COP 18,498 million at June 2012.
(2)	Yield was calculated using the internal return rate (IRR) as of June 30, 2012.

(4) Loans and Financial Leases, net.

Loan portfolio and financial lease contracts were classified in accordance with the provisions of the Superintendency of Finance as follow:

	As of June 30, 2012
Rating	Commercial(1)		Consumer(1)		Mortgage		Small business loans(1)		Financial leases(1)		Total
“A” Normal Risk	COP	34,967,613	COP	10,147,003	COP	4,770,036	COP	284,618	COP	7,267,595	COP	57,436,865
“B” Acceptable Risk		1,029,356		909,967		134,518		9,523		176,947		2,260,311
“C” Appreciable Risk		538,929		293,646		59,275		5,834		116,434		1,014,118
“D” Significant Risk		469,697		274,199		30,331		6,122		105,951		886,300
“E” Unrecoverable		298,680		204,388		78,211		15,285		55,315		651,879

Total loans and financial leases		37,304,275		11,829,203		5,072,371		321,382		7,722,242		62,249,473

Allowance for loans losses		(1,534,375)		(941,940)		(226,504)		(27,933)		(306,155)		(3,036,907)

Loans and financial leases, net	COP	35,769,900	COP	10,887,263	COP	4,845,867	COP	293,449	COP	7,416,087	COP	59,212,566

	As of December 31, 2011
Rating	Commercial(1)		Consumer(1)		Mortgage		Small business loans(1)		Financial leases(1)		Total
“A” Normal	COP	36,178,917	COP	9,378,629	COP	4,568,655	COP	279,477	COP	6,689,482	COP	57,095,160
“B” Acceptable		819,831		824,253		103,462		10,046		188,475		1,946,067
“C” Appreciable		457,906		247,367		55,265		6,557		146,798		913,893
“D” Significant		491,898		230,958		32,001		6,013		87,812		848,682
“E” Unrecoverable		264,445		164,839		81,285		14,813		59,244		584,626

Total loans and financial leases		38,212,997		10,846,046		4,840,668		316,906		7,171,811		61,388,428

Allowance for loans losses		(1,472,658)		(804,321)		(224,241)		(27,697)		(283,665)		(2,812,582)

Loans and financial leases, net	COP	36,740,339	COP	10,041,725	COP	4,616,427	COP	289,209	COP	6,888,146	COP	58,575,846

(1)	Includes loans funded by development banks for COP 976,813 and COP 957,698 as of June 30, 2012 and December 31, 2011 respectively, which are pledged as collateral of the obligations with these banks.

The following table summarizes the allowance for loans losses for each portfolio segment by class of credit risk:

	As of June 30, 2012
	Commercial		Consumer		Mortgage		Small business loans		Financial leases		Total
“A” Normal Risk	COP	(622,049)	COP	(302,257)	COP	(94,685)	COP	(5,690)	COP	(133,913)	COP	(1,158,594)
“B” Acceptable Risk		(85,552)		(104,182)		(15,392)		(359)		(14,957)		(220,442)
“C” Appreciable Risk		(171,040)		(93,231)		(30,152)		(3,221)		(21,050)		(318,694)
“D” Significant Risk		(380,638)		(240,298)		(21,835)		(5,268)		(82,266)		(730,305)
“E” Unrecoverable		(275,096)		(201,972)		(64,440)		(13,395)		(53,969)		(608,872)

Total	COP	(1,534,375)	COP	(941,940)	COP	(226,504)	COP	(27,933)	COP	(306,155)	COP	(3,036,907)

	As of December 31, 2011
	Commercial		Consumer		Mortgage		Small business loans		Financial leases		Total
“A” Normal Risk	COP	(598,860)	COP	(280,726)	COP	(90,747)	COP	(5,592)	COP	(116,331)	COP	(1,092,256)
“B” Acceptable Risk		(106,383)		(91,703)		(10,853)		(374)		(14,209)		(223,522)
“C” Appreciable Risk		(141,322)		(77,057)		(27,801)		(3,341)		(23,297)		(272,818)
“D” Significant Risk		(384,740)		(193,653)		(21,687)		(5,463)		(74,739)		(680,282)
“E” Unrecoverable		(241,353)		(161,182)		(73,153)		(12,927)		(55,089)		(543,704)

Total	COP	(1,472,658)	COP	(804,321)	COP	(224,241)	COP	(27,697)	COP	(283,665)	COP	(2,812,582)

(5) Other assets, net

Other assets, net, as of June 30, 2012, and December 31, 2011, consisted of the following:

	As of
	June 30, 2012		December 31, 2011
Customers’ acceptances and derivatives(1)	COP	796,502	COP	741,296
Interest accrued on loans and financial leases, net of allowances(2)		474,838		439,189
Accounts receivable, net of allowances		1,135,844		1,016,985
Premises and equipment, net of allowances		1,455,856		1,622,311
Premises and equipment under operating leases, net of allowances		1,771,363		1,380,057
Foreclosed assets, net of allowances		63,829		53,194
Prepaid expenses and deferred charges, net of amortizations(3)		740,611		785,456
Goodwill		601,935		679,861
Assets to place in lease contracts		1,802,782		1,455,527
Reappraisal of assets		833,676		783,989
Other assets		481,686		242,121

Total other assets, net	COP	10,158,922	COP	9,199,986

(1)	The Bank’s rights from customers’ acceptances and derivatives operations were as follows:

	As of
	June 30, 2012		December 31, 2011
Customer Acceptances	COP	47,979	COP	35,201
Derivative Assets:
Spot Transactions		(605)		180
Future Contracts		—		11
Forward Contracts		108,092		94,402
Swaps		605,217		547,991
Options		35,819		63,511

Total Customer Acceptances and Derivative Assets	COP	796,502	COP	741,296

(2)	Total interests accrued on loans are net of allowance for COP 51,823 and COP 43,644 as of June 30, 2012, and December 31, 2011, respectively.
(3)	Include deferred equity taxes for an amount of COP 287,041 and COP 347,397 for the six months period ended June 30, 2012 and the year ended December 31, 2011, respectively.

(6) Long-Term Debt

Companies are authorized by the Superintendency of Finance to issue or place ordinary bonds or general unsecured bonds.

Long-term debt consists of bonds issued by Bancolombia S.A. (and its subsidiaries), Banco Agrícola S.A., Leasing Bancolombia, TUYA S.A. and Renting Colombia S.A.

As of June 30, 2012
Issuer	Currency	Originally issued		Balance		Rate
Bancolombia S.A.	Local	COP	4,351,661	COP	2,972,928	5.33%-14.17%
Bancolombia S.A.	Foreign	USD	2,540,000		4,532,884	4.25%-6.99%
Leasing Bancolombia S.A.	Local	COP	2,377,463		2,157,218	4.36%-10.90%
Banco Agrícola S.A.	Foreign	USD	204,630		381,500	2.64%-4%
Renting Colombia S.A.	Local	COP	360,000		95,947	Fixed 9.10% IPC + 6.80% IPC + 5.90%
Tuya S.A.	Local	COP	99,500		99,500	IPC + 2%

Total Long term debt				COP	10,239,977

As of December 31, 2011
Issuer	Currency	Originally issued		Balance		Rate
Bancolombia S.A.	Local	COP	4,490,529	COP	3,111,796	5.33%-14.17%
Bancolombia S.A.	Foreign	USD	2,540,000		4,933,487	4.29%-6.99%
Leasing Bancolombia S.A.	Local	COP	1,907,463		1,696,218	4.36%-10.90%
Banco Agrícola S.A.	Foreign	USD	204,630		397,535	2.64%-4%
Renting Colombia S.A.	Local	COP	360,000		95,447	Fixed 9.10% IPC + 6.80% IPC + 5.90%
Tuya S.A.	Local	COP	74,500		74,500	IPC + 2%

Total Long term debt				COP	10,308,983

The scheduled maturities of long term-debt at June 30, 2012 are as follows:

2012	COP	368,665
2013		1,095,469
2014		801,592
2015		312,782
2016		1,166,551
2017		807,139
2018 and thereafter		5,687,779

Total	COP	10,239,977

Foreign market:

In January 2011, Bancolombia S.A. priced USD 520,000 in aggregate principal amount of its senior notes due 2016 that have a 5-year maturity and a coupon of 4.25%, payable semi-annually on January 12 and July 12 of each year, beginning on July 12, 2011.

On May 24, 2011, the Bank priced USD 1,000,000 in aggregate principal amount of its senior notes due 2021 that have a 10-year maturity and a coupon of 5.95%, payable semi-annually on June 3 and December 3 of each year, beginning on December 3, 2011.

Local market:

As part of the Bank’s global ordinary notes program to issue up to an aggregate principal amount of COP 2,000,000 in ordinary notes, on July 26, 2011, the Bank issued COP 800,000 ordinary notes in the local market with an aggregate principal amount of COP 800,000 and on November 2, 2011 the Bank issued COP 600,000 ordinary notes in the local market with an aggregate principal amount of COP 600,000 that have a maturity ranging from 7 to 15 years and an indexed coupon ranging from IPC + 4.05% to IPC +4.6%.

Leasing Bancolombia, a Bank’s subsidiary, as a part of its global ordinary notes program to issue up to an aggregate principal amount of COP 2,000,000 in ordinary notes, has issued COP 600,000 ordinary notes in the local market with an aggregate principal amount of COP 600,000 on April 18, 2012. The ordinary notes have a maturity ranging from 6 to 12 years and a coupon ranging from 7.60% to IPC +4.50%.

(7) Other liabilities, net

Other liabilities, net as of June 30, 2012, and December 31, 2011, are as follows:

	June 30, 2012		December 31, 2011
Customers’ acceptances and derivatives(1)	COP	549,681	COP	513,975
Accrued interest payable		409,637		397,412
Other liabilities		388,130		454,266
Deferred tax liability		167,343		167,228
Accrued payroll and other severance benefits		81,089		134,241
Accrued pension obligations net of deferred cost		120,089		118,595
Accrued expenses		791,697		280,282

Total other liabilities, net	COP	2,507,666	COP	2,065,999

(1)	The Bank’s commitments from customers’ acceptances and derivatives operations were as follows:

	June 30, 2012		December 31, 2011
Customer Acceptances	COP	47,979	COP	35,201
Derivative Liabilities:
Forward Contracts		73,072		143,068
Swaps		363,860		297,864
Options		64,770		37,842

Total Customer Acceptances and Derivative Liabilities	COP	549,681	COP	513,975

(8) Subscribed and Paid-in Capital

Subscribed and paid-in capital consisted of the following:

	June 30, 2012	December 31, 2011
Authorized shares	1,000,000,000	1,000,000,000
Issued and outstanding:
Common shares with a nominal value of COP 500 (in pesos)	509,704,584	509,704,584
Preference shares with a nominal value of COP 500 (in pesos)(1)	342,122,416	278,122,419

(1)	On February 6, 2012, Bancolombia closed its public offering of preferred shares. The preferred shares were initially offered to the Stockholders of Bancolombia in a preemptive rights offering conducted in Colombia, and subsequently offered exclusively outside of Colombia in the form of American Depositary Shares (“ADSs”). Of the total 63,999,997 preferred shares that were offered, 43,543,793 preferred shares were subscribed in the local preemptive rights offering, at a price of COP 26,000 per share, for an aggregate amount of approximately COP 1,132,138. In the public offering outside of Colombia, 5,114,051 ADSs, representing 20,456,204 preferred shares, were sold, at a price of USD 60 per ADS.

(9) Memorandum Accounts

Memorandum accounts were composed of the following:

	June 30, 2012		December 31, 2011
Trust:

Managed by subsidiary companies	COP	78,455,754	COP	74,044,118

Commitments:
Insurance (coverages on written policies)	COP	44,312,902	COP	45,598,662
Derivatives (notional amounts)		21,712,640		22,189,528
Unused credit card limits		8,597,651		8,269,024
Unused letters of credit		2,533,363		2,538,637
Approved loans not disbursed		2,426,301		2,414,124
Bank guarantees		1,199,143		1,515,857
Unused lines of credit		943,224		973,969
Civil law suits against the Bank		587,766		540,653
Nation account payable (546 Law)		11,621		13,644
Other		2,519,117		1,751,362

Total	COP	163,299,482	COP	159,849,578

	June 30, 2012		December 31, 2011
Other memorandum accounts:
Memorandum accounts in favor:
Tax value of assets	COP	73,460,724	COP	55,678,893
Future lease payment receivables under lease contracts		11,065,508		9,936,637
Assets and securities given in custody		6,128,111		23,680,766
Trading investments in debt securities		3,405,731		3,419,352
Investments held to maturity		2,997,920		2,832,434
Assets and securities given as collateral		2,527,721		2,735,378
Written-off-assets		2,316,459		2,212,918
Interest receivables on trading investments in debt securities		1,870,255		377,154
Amortized debt securities investment		1,678,804		1,548,804
Investments available for sale in debt securities		587,203		769,613
Inflation adjustment of assets		61,772		63,020
Remittances sent for collection		16,632		21,771
Other memorandum account in favor		34,233,949		31,574,457

Total	COP	140,350,789	COP	134,851,197

Memorandum accounts against:
Loans financial and operating leases classified by credit risk	COP	64,434,505	COP	63,141,694
Assets and securities received as a collateral		53,786,646		45,317,617
Tax value of stockholders’ equity		8,910,614		7,738,399
Assets and securities received in custody		6,364,132		6,231,016
Adjustment for Inflation of equity		885,548		886,544
Other memorandum account payable		49,002,174		36,756,016

Total	COP	183,383,619	COP	160,071,286

Total memorandum accounts	COP	487,033,890	COP	454,772,061

(10) Contingencies

At June 30, 2012, the details of our contingencies were as follows:

PARENT COMPANY

a) Contingencies Covered by FOGAFIN:

During the privatization process of Banco de Colombia (which merged with and into the Bank in 1998) which was completed on January 31, 1994, Fogafin made a commitment to assume the cost of contingent liabilities resulting from events that occurred before the date of the stock purchase which were claimed within five years after the stock purchase. Fogafin’s guarantee covers eighty percent (80%) of the first COP 10,000, not considering allowances, and thereafter, one hundred percent (100%), all annually adjusted according to the consumer price index.

At June 30, 2012, the civil contingencies covered by Fogafin’s guarantee amounted to approximately COP 176, with no allowance at the same date.

b) Legal Proceedings

Labor proceedings

As of June 30, 2012, several labor proceedings were pending against the Bank, with an aggregate claim amount of approximately COP 17,374, for which final ruling is imprecise due to the arguable nature of the liabilities. The provisions related to these proceedings were recorded totaling COP 9,500.

Commercial and civil proceedings

In addition, as of June 30, 2012, several ordinary civil complaints, class actions and civil actions, criminal and executive proceedings, were pending against the Bank, with an aggregate claim amount of approximately COP 301,407, for which provisions were recorded totaling COP 4,952.

Contingencies against the Bank greater than COP 5,000, as of June 30, 2012, are:

Proceeding	Actual		Provision		Probability
Constitutional public interest action filed by Jose Reinaldo Bolaños	COP	88,500	COP	—	Reasonably possible
Inversiones C.B.S.A		40,806		—	Remote
Carlos Julio Aguilar and others		30,210		—	Reasonably possible
Constitutional public interest action filed by Maria del Rosario Escobar Girona against the Public Defender’s Office and Bancolombia		25,500		—	Remote
Editorial Oveja Negra Ltda and Jose Vicente Katarain Velez		9,635		—	Remote
Ordinary lawsuit filed by Suescún & de Brigard Abogados Consultores Ltda.		8,250		—	Remote
Ordinary lawsuit filed by Gloria Amparo Zuluaga Arcila		5,784		—	Remote
Other less than COP 5,000		92,722		4,952	(Remote except COP 4,952)

Total	COP	301,407	COP	4,952

The above proceedings are outlined below:

Constitutional public interest action filed by Jose Reinaldo Bolaños

The plaintiffs argue that several financial institutions, including Bancolombia, have illegally charged amounts not due through illegal capitalization of interest in connection with the agreements to restructure public debt by the municipality of Santiago de Cali, signed in accordance with the fiscal and financial relief law.

The plaintiffs alleged breach by the financial institutions of collective rights relating to administrative morality and the protection of public heritage of the municipality, as well as the norms relating to charging of interest.

They claim that the financial institutions should reimburse the amounts charged in excess and as such, Bancolombia should pay COP 88,500.

In June 2011, the public interest conciliation hearing took place without an agreement being reached. On June 4, 2012 the court served the order for the taking of evidence. As of June 30, 2012, the process is in the evidence stage.

Inversiones C.B. S.A.

In 1997, Conavi granted a loan of COP 6,000 to Inversiones C.B S.A. for the purpose of building a real estate project. This loan was scheduled to be paid to the borrower in periodic installments based on the progress of the project, this amongst other terms and conditions.

Given the fact that construction work ground to a halt and the builder fell into arrears, Conavi suspended the payments of the loan, which in the opinion of the plaintiffs gave rise to consequential damages. The claim filed by the plaintiffs states that the Bank must pay Inversiones C.B S.A. certain sums of money including loss of profits and corresponding interest, the opportunity cost of capital, the value of the project’s liabilities as well as the effects of inflation.

This contingency is considered to be remote, since the Parent Company made the periodic installments on the loan according to the terms and conditions agreed upon, and the plaintiffs were at fault in assigning the funds, and other external causes such as the project’s lack of feasibility and the crisis prevailing within the construction sector. All of the aforementioned contributed to the failure of the project in question.

In August 2010, a favorable ruling in the first instance was granted to the Bank, which was later appealed by the plaintiff. There is no decision yet with regards to the appeal. At present the case is pending judgment in the second instance. The case is ready to issue a judgment.

As of June 30, 2012 the appeal is still pending in the appellate court (Tribunal Superior del Atlántico).

Carlos Julio Aguilar and others

This constitutional public interest action was filed by the plaintiff arguing that the restructuring of the financial obligations on the part of the Departmento del Valle and the performance plan signed by said plaintiff allegedly violates the collective rights of public morality and the Department’s heritage. Evidence was being heard for this action but was suspended due to the amount of proceedings that had accumulated. Therefore it shall be heard in conjunction with another popular action filed by Carlos Aponte based on this same alleged grievance. As of June 30, 2012, the case is pending the presentation of expert opinion testimony with regard to the amount of interest charged to the Departmento del Valle by the different banks involved.

Constitutional public interest action filed by Maria del Rosario Escobar Girona against the Public Defender’s Office and Bancolombia

This suit is based on an alleged infringement of collective rights and interests relating to administrative morality and the defense of public finances, as a result of the alleged failure to pay on the part of the Bank an amount the Bank was order to pay in a class action suit filed by Luis Alberto Durán.

The defendants were notified and the Bank responded to the lawsuit on October 23, 2009.

On February 11, 2011, a new public interest conciliation hearing was held, in which a plan of agreement approved by the plaintiff, la Defensoría del Pueblo and the General Attorney’s office was presented.

On February 22, 2011, the judge did not approve the plan of agreement presented by the plaintiff, la Defensoría Del Pueblo and the General Attorney’s office on February 11, 2011.

On February 28, 2011, the Bank and la Defensoría del Pueblo presented an appeal (recurso de reposición y subsidiariamente de apelación) against the decision made by the judge on February 22, 2011.

The appeal was unsuccessful according to decision of August 25, 2011 issued by Administrative Court of Cundinamarca (Tribunal Administrativo de Cundinamarca).

In the ruling dated December 9, 2011 the office did not set a date for signing a new agreement and it ordered notification to apply for bankruptcy. The Bank brought an appeal against this ruling because of a lack of evidence. The Office had a decision regarding the appeal and it ordered to collect and present the absent evidence. On May 4, 2012, the Bank presented its concluding arguments. On June 26, 2012, the expedient was filed. As of June 30, 2012, the case is pending judgment.

Editorial Oveja Negra Ltda and Jose Vicente Katarain Velez

Plaintiffs alleged the liability of CONAVI for damages caused by issuing certificates containing false statements, which mislead a judicial public official. This fact caused pretrial detention and an order in two instances, to collate evidence relating to criminal investigations of theft and criminal restraint, against Jose Vicente Katarain Velez.

In addition, the plaintiffs requested payment of interest on damages the period between causation and caused until the moment of full payment, and an order causing of the defendant to pay of court cost. Interest is claimed at the maximum rate authorized by the Banking Superintendency (now the Superintendency of Finance). The plaintiff basis his request in the following articles of the Civil Code: 1494, 1613, 1614, 1615, 2341, 2343 paragraph 1, subsection 1, 2356 and 2358.

Mr. Vélez was investigated on charges of theft and criminal restraint. In 1992, the Prosecutor officiate CONAVI to furnish information relating to the transactions made in the bank account from which Jose Vicente Katarain would have withdrawn money.

One of the statements of CONAVI contained an erroneous date, which, did not match with the date stamped on the receipt of retirement.

The plaintiff alleges that this statement caused economic losses to him and to the Editorial Oveja Negra.

The erroneous statement could have been avoided easily by reading of the documents attached to the report. In our opinion, the error in the statement was not the determining cause of the development of criminal investigations. A factor against CONAVI is that the statement sent certified a wrong date.

In the ruling in the first instance the judge dismissed the claims and order to pay court costs of the plaintiff, this decision was appealed. The investigation is in the Tribunal Superior de Medellin (the “Superior Court”) and has not been decided. On March 14, 2011 a notice of the ruling of the appeals court was received. This ruling confirms the decision in the first instance, which is favorable to the Bank’s interests. On March 24, 2011 the legal representative of the plaintiff filed an appeal before the Supreme Court of Justice.

The appeal filed by the counterparty before the Supreme Court of Justice was rejected by the court on February 9, 2012. The determination of costs in favor of the Bank was estimated in COP 10.

As of June 30, 2012, the first instance court is in the process of estimated total costs to be paid in favor of the Bank. Attorney´s fees were initially estimated by the court in the amount of COP 400.

Suescún & de Brigard Abogados Consultores Ltda.

The law firm Suescún & de Brigard Abogados Consultores Ltda. (S&DB), who represented Bancolombia S.A. in the arbitration process initiated by the Bank against Jaime Gilinski and others, filed a suit against the Bank alleging the settlement agreement reached between the parties of the arbitration process entitled the law firm to receive the success fee initially agreed between the Bank and the law firm, because a) the settlement is equivalent to the effective collection; or b) the condition is deemed to be met.

The Bank received notice of the claim and on June 1, 2012 the Bank filed a response to the claim. As of June 30, 2012, the process has not advanced.

Ordinary lawsuit filed by Gloria Amparo Zuluaga Arcila

Alleged damages as a result of debits to the applicant´s accounts in 1995 and 1996. The ordinary lawsuit is related to the acts of the Office of Unicentro of the former BIC (now known as Bancolombia S.A.). Currently, the investigation is in the evidentiary stage, pending for the testimony requested by the Bank. As of June 30, 2011 the evidentiary production remains pending because it was decided to dismiss of the dismissal of oral evidence due to the fact that they were former employees of the Bank due to the fact that some of them may be difficult to locate.

On November 25, 2011 the Office appoints the expert to give an opinion.

On March 15, 2012, the expert accepts its designation. As of June 30, 2012 the case remains in the evidence stage.

Sierras del Chicó Ltda. and Chicó Oriental No. 2 Ltda.

According to the terms and conditions contained in a guarantee agreement for contingent liabilities entered into by the Parent Company and the Fondo Nacional de Garantías FOGAFÍN (the Colombian National Guarantee Fund) on January 18, 1994, said Fund called for an arbitration panel to be set up in order for the Parent Company to relinquish the rights held by the former Banco de Colombia in the companies Sierras del Chicó Ltda. and Chicó Oriental No. 2 Ltda. at December 31, 1993.

The Arbitration Panel ruled in favor of FOGAFIN in an award issued on October 21, 2010, Ruling that orders the Bank to: 1) pay Fogafin COP 7,165 for damages and 2) assign to FOGAFIN a number of corporate shares equivalent to 51.10% of those owned by the Bank directly or indirectly in the company Sierras del Chicó Ltda, and a number of corporate shares equivalent to 82% of those owned by the Bank directly or indirectly in the company Chicó Oriental No. 2 Ltda.

The Bank brought an appeal to overturn the arbitration ruling on November 11, 2010, related to the ruling in favor of FOGAFIN issued on October 21, 2010. The appeal was being heard by the Third Section of the Council of State. Nevertheless, in order to make compliance with the ruling less onerous for the Bank, it settled the damages that were ordered and also assigned the shares, in the proportion ordered, that it held in the Companies Urbanización las Sierras del Chicó Limitada and Chicó Oriental No. 2 Ltda.

In February 2012, the Council of State confirmed the arbitration award on the terms originally issued in the arbitration court against the Bank. The Bank had complied with the arbitration award at the time that it was initially issued.

c) DIAN “Dirección de Impuestos y Aduanas Nacionales”

Income Tax	Actual		Provision		Probability
Income for 2006; DIAN was required to make a revised official assessment, under which it was intended to add up the income and ignore costs and deductions.	COP	41,909	COP	20,954	Reasonably possible
Income for 2008; this is under discussion with the DIAN, pending receipt of a revised official assessment	COP	57,121	COP	—	Remote

Municipalities

Bogotá District Council

Industry and Commerce Tax	Year	Actual		Provision		Probability
The discussion hinges on the increase in the tax base for industry and commerce tax because of yields from the savings sector.	2006	COP	20,234	COP	10,117	Remote
	2007		3,407		1,704	Remote
	2008		15,780		—	Remote
	2009		21,085		—	Remote
	2010	COP	6,095	COP	—	Remote

Barranquilla District Council

Industry and Commerce Tax	Year	Actual		Provision		Probability
The discussion is about stamp duty for senior citizens.	2005	COP	224	COP	112	Remote
	2006		433		216	Remote
	2007		445		222	Remote
	2008		152			Remote
	2009		9,683			Remote
	2010		4,377			Remote

SUBSIDIARIES

Banco Agrícola S.A.

On December 8, 2009, service of process was made to Banco Agrícola, S.A. (“Banco Agrícola”) of a lawsuit against Banco Agricola requesting compensation of damages in the amount of USD 289,469 (the “2009 Lawsuit”). The damages for the 2009 Lawsuit were later increased by motion of the plaintiff to USD 366,469. The 2009 Lawsuit relates to events that occurred in 1989 when in the context of a debt collection lawsuit Banco Agrícola, as plaintiff, attached certain assets of the debtor, including 31 cattle heads, 11 horses, 13 calves, a tractor and other farm tools (the “1989 Debt Collection Lawsuit”). The debtor prevailed in the 1989 Debt Collection Lawsuit.

The debtor of the 1989 Debt Collection Lawsuit is in turn the plaintiff in the 2009 Lawsuit. According to the plaintiff in the 2009 Lawsuit, Banco Agrícola never returned the assets it had attached in the 1989 Debt Collection Lawsuit, and accordingly the plaintiff requests compensation for damages allegedly caused by Banco Agrícola’s failure to return the attached assets. Banco Agrícola has vigorously rejected all claims stated by the plaintiff in the 2009 Lawsuit. The case is overseen by the Second Court of Civil Matters of San Salvador (the “Civil Court”).

The discovery stage of the 2009 Lawsuit has been completed. and the only evidence presented by the plaintiff is an alleged admission by Banco Agrícola to the facts argued by the plaintiff and a recent submission of documentary evidence. According to Salvadorian law, if a party does not appear when summoned to deliver testimony, the court may deem that such party admitted the facts that the other party intended to prove with testimony. The legal representative of Banco Agrícola was summoned to appear in court for testimony on December 12, 2011 and did not appear in court. As a result, the Civil Court declared that an admission to the facts argued by the plaintiff had occurred. However, this failure to appear was based on the recommendation by Banco Agrícola’s counsel, as the summons to appear was unlawfully made. Banco Agrícola appealed the court orders that summoned the legal representative and that declared the admission. Banco Agricola did not prevail in either appeal.

A final judgment of the 2009 Lawsuit is expected to be delivered soon. If the outcome is adverse to the interests of Banco Agrícola, an appeal can be made before the Appellate Court and eventually before the Supreme Court of Justice. In the appellate proceedings, Banco Agrícola’s external legal counsel expects to overturn the admission of the facts granted by the Civil Court. According to the experience of Banco Agricola’s external legal counsel it is highly probable that the Appellate Court or the Supreme Court will overturn such admission and any contingency derived from the 2009 Lawsuit is remote.

Fiduciaria Bancolombia S.A.

Aseo Total E.S.P.

Ordinary Proceedings of ASEO TOTAL E.S.P. in which it is intended to declare non-compliance by the Trust Company with the obligation to pay the company ASEO TOTAL E.S.P. a sum of money that was assigned to this society by Corpoaseo Total S.A. E.S.P., corresponding to the recovery of the portfolio generated by the concession contract for the cleaning service for Bogota. These sums were the subject of an attachment by the Dian. The amounts claimed are estimated at COP 1,306 plus commercial interest. This process is at the evidence stage. Legal counsel classified this contingency as reasonably possible.

XIE Arbitration Process

The Arbitration Process brought by XIE S.A. in which it is intended to declare that the Trust Company failed to comply with its explicit and implicit duties under the Trust Contract that set up the Independent Trust Fund ALIANZA SUBA TRAMO II, by denying and/or setting conditions on the exercise of the rights of XIE S.A. under the temporary sub-account for surplus and collateral of the aforementioned Independent Trust Fund. An arbitration award was issued ordering Fiduciaria Bancolombia to pay COP 3,190 as penalty interest, COP 595 for damages and COP 36.7 for legal costs. Fiduciaria Bancolombia filed an annulment action which is still pending. Legal counsel classified this contingency as reasonably possible.

Fosyga Process

As a part of its normal business operations, Fiduciaria Bancolombia entered into agreement consortium with other trust companies to manage the resources of Fosyga, a trust created by the Colombian government to administer funds dedicated to providing health benefits of the Colombian people. Such contract, after being extended, ended in September 2011 and the consortium is currently in the process of liquidating the contract. The liquidation is subject to approval by the supervisor designated by the Colombian government. The administration of the consortium has established, as of June, 30, 2012 all the provisions corresponding to expenses and contingent liabilities that they are expected to incur during the liquidation process.

During 2011, the Colombian government began criminal investigations against several government officials and private health services employees regarding possible irregularities in the payment process of resources of the Fund. As of today, the consortium has not been linked to these criminal investigations; nevertheless, the Contraloría General del Estado Colombiano (Comptroller General of the Colombian State) has notified the consortium of five administrative actions related to potential liabilities relating to payments made with resources of the Fund. The administrator of the consortium has responded to four of the five Contropller’s inquiries and considers that as a result of this process, the probability of loss is remote. For the fifth inquiry, which was notified in 2012, the testimony provided by the administrator is expected to take place in the next months, for that reason the process is being considered by the administrator of the consortium.

Contraloría General de la República — Bolsa Nacional Agropecuaria

A fiscal liability process was initiated by the Contraloría General de la República alleging monetary damages suffered by the Bolsa Nacional Agropecuaria exchange in connection with the Ganar 2000A trust. This process is current in the discovery stage. The claimed amount is estimated in COP 1,793. Legal counsel has classified this claim as remote.

DIAN “Dirección de Impuestos y Aduanas Nacionales”

Barranquilla District Council

Industry and Commerce Tax	Year	Actual		Provision	Probability
The discussion is about earnings obtained by Fiduciaria Bancolombia out of the Barranquillla District	2010	COP	3,271	COP	Remote

(11) Taxation

Income tax

Colombian tax regulations applicable to the Bank and its subsidiaries provide the following:

a) The applicable statutory tax rate is 33%.

b) The minimum basis to determine taxable income for the year may not be below 3% of an entity’s net assets, calculated based on the tax basis as of the last day of the immediately preceding taxable year (presumptive income). However, any difference with the ordinary taxable income that would have been paid in the case the 3% net assets threshold, can be deducted in subsequent years, in a similar way as those procedures applied to compensate tax loss carryforwards.

c) Any non-recurring taxable income is reported and taxed separately from any ordinary taxable income, although the same income tax rate as stated in a) is applicable to both.

Non recurring taxable income is mainly generated by gains obtained from the disposal of fixed assets owned more than two years and gains resulting from the liquidation of partnerships inheritances, legacies and donations.

d) During 2010 the companies could deduct from their taxable income a special allowance calculated of 30% on their performing property and equipment purchased during the year in addition to their depreciation charges. For 2011, and subsequent years this allowance was eliminated, however, companies under special agreements signed with the Government to maintain taxes stability entered before 2011 can continue deducting this allowances until the maturity of the agreement. If the property and equipment subject to the allowance is disposed before the end of its useful life, an adjustment to income calculated in proportion to the remaining useful life of the asset, should be added to the company’s taxable income basis in the year the asset is sold.

e) Intercompany transactions with overseas related parties in countries considered tax havens, are required for income tax purposes, to be considered as taxable income, by considering the prices and profit margins that should have been used in comparable third parties arm’s length transactions. As of the date of the issuance of these financial statements, the Bank’s Management and its advisors have concluded the transfer pricing analysis for 2011, and they consider that based on the results of the studies additional tax provisions are not required.

Foreign tax regulations in the countries where the Bank has the main foreign subsidiaries provide the following:

a) In the Bank subsidiaries in Panama (Bancolombia Panama and Subsidiaries, Banagrícola and Banco Agrícola Panama) income tax is governed by the Panamanian Tax Code. Net income obtained by the aforementioned companies is not subject to income tax in Panama.

b) Until 2011, the Bank subsidiaries incorporated in El Salvador paid income taxes on taxable income at statutory rate of 25% obtained within the country. Starting January 1, 2012, companies domiciled for tax purposes in El Salvador are taxed at an income tax rate of 30%, except for companies with annual revenues less than USD 150,000, which pay income tax of 25%. Nevertheless, dividends paid to those companies are taxed at an income tax rate of 5%.

c) According to the law governing the International Banking Center, the Bank subsidiary in Puerto Rico is 100% exempt from income taxes, if income is obtained from international banking activities, pursuant to such law. However, the Bank subsidiary in Puerto Rico, in accordance to the law 7 of 2009, was taxed at an income tax rate of 5% from 2009 to 2011.

d) Bank subsidiaries incorporated in Peru pay income taxes on taxable income at statutory rate of 30% obtained within the country.

Profits obtained in Bank foreign subsidiaries are taxable income in Colombia only when they are distributed as dividends on cash basis; however the Bank management has no plans to return to Colombia all those accumulated profits in their foreign operations (except for those accumulated profits of the subsidiary Valores Bancolombia Panamá, which amounting USD 14,297 at June 30, 2012), that is why the Bank has not recorded any deferred tax liability for this matter. At June 30, 2012, profits accumulated in the Bank foreign operations amounting COP 854,425.

(12) Segments Disclosure

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly used by the chief operating decision maker in deciding how to allocate resources and assessing performance.

The Bank has strategically organized its operations into nine major business segments as of June 30, 2012, based on its market segmentation, customer’s needs and trading partners. The Bank does not have any individual external customer which represents 10% or more of the enterprise’s revenues.

For the six month period ended June 30, 2012
	Banking Colombia		Banking El Salvador	Leasing	Trust	Investment Banking	Brokerage	Off Shore	Pension and Insurance	All Other Segments	Total before eliminations	Adjustments for consolidation purposes (1)		Total after eliminations
Net Interest Income	COP	1,904,096	164,346	245,004	8,397	2,438	10,458	49,562	1,380	559	2,386,240	(87,966)		2,298,274
Interest income		2,844,787	194,969	554,750	8,422	2,862	16,420	118,072	1,509	754	3,742,545	(93,972	)(2)	3,648,573
Interest expense		940,691	30,623	309,746	25	424	5,962	68,510	129	195	1,356,305	(6,006	)(2)	1,350,299
Revenues (expenses) from transactions with other operating segments of the Bank		(6,438)	6,619	8,801	(7,465)	574	9,709	(1,056)	(7,043)	(3,701)	—	—		—
Net provisions		(478,270)	(9,625)	(36,342)	(201)	(64)	(30)	12,630	(1,205)	3,887	(509,220)	844	(2)	(508,376)
Net Commissions		688,704	54,041	15,060	95,182	22,737	35,564	8,725	21	575	920,609	(57,147	)(2)	863,462
Foreign exchange gains and Derivatives		76,561	722	(717)	(1)	(89)	(636)	8,355	(28)	(1,822)	82,345	5,243		87,588
Other operating income		331,212	36	32,577	585	23,608	831	105,936	19,290	230,010	744,085	(443,412	)(2)	300,673
Total Operating Income		2,515,865	216,139	264,383	96,497	49,204	55,896	184,152	12,415	229,508	3,624,059	(582,438)		3,041,621
Operating Income before provisions		2,994,135	225,764	300,725	96,698	49,268	55,926	171,522	13,620	225,621	4,133,279	(583,282)		3,549,997
Salaries and employee benefits		664,343	46,793	46,161	22,911	7,902	36,356	4,024	1,922	3,400	833,812	(143,420	)(2)	690,392
Administrative and other expenses		932,615	56,132	109,037	10,349	2,381	13,662	24,159	2,691	8,364	1,159,390	160,995	(2)	1,320,385
Operating expenses		1,596,958	102,925	155,198	33,260	10,283	50,018	28,183	4,613	11,764	1,993,202	17,575		2,010,777
Non-operating income		27,728	978	(4,510)	1,889	22	1,690	38	121	(2,685)	25,271	6,471	(2)	31,742
Income before income taxes		946,635	114,192	104,675	65,126	38,943	7,568	156,007	7,923	215,059	1,656,128	(593,542)		1,062,586
Income tax expense		(190,308)	(32,695)	(1,524)	(21,786)	(5,802)	(590)	—	(2,777)	(7,036)	(262,518)	—		(262,518)
Segment profit (loss)		756,327	81,497	103,151	43,340	33,141	6,978	156,007	5,146	208,023	1,393,610	(593,542)		800,068
Segment assets	COP	65,655,554	6,581,894	12,504,874	357,883	488,959	368,053	7,290,821	160,460	1,876,893	95,285,391	(8,070,317)		87,215,073

(1)	Includes provisions, dividends, gains on sales and non-controlling interest
(2)	Includes adjustments for reclassification according to the analysis process used by the chief operating decision maker

For the six month period ended June 30, 2011

	Banking Colombia		Banking El Salvador	Leasing	Trust	Investment Banking	Brokerage	Off Shore	All Other Segments	Total before eliminations	Adjustments for consolidation purposes(1)		Total after eliminations
Net Interest Income	COP	1,413,112	177,408	231,111	7,201	4,636	12,522	48,152	801	1,894,943	(17,403	)(2)	COP1,877,540
Interest income		2,011,066	211,935	412,278	7,201	4,868	19,525	102,626	1,123	2,770,622	(20,897	)(2)	2,749,725
Interest expense		597,954	34,527	181,167	—	232	7,003	54,474	322	875,679	(3,494	)(2)	872,185
Revenues (expenses) from transactions with other operating segments of the Bank		(8,459)	14	6,872	(522)	75	(337)	(97)	2,454	—	—		—
Net provisions		(150,498)	10,322	(17,074)	246	(558)	(71)	(26,386)	(197)	(184,216)	584		(183,632)
Net Commissions		626,544	62,714	3,734	82,655	19,347	28,432	9,358	19	832,803	(40,404	)(2)	792,399
Foreign exchange gains, and Derivatives		65,746	(1,355)	(1,066)	378	(34)	1,027	(9,551)	(9,228)	45,917	(40,437	)(2)	5,480
Other operating income		290,901	30	26,621	508	38,538	23,906	176,238	190,322	747,064	(514,276	)(2)	232,788
Total Operating Income		2,237,346	249,133	250,198	90,466	62,004	65,479	197,714	184,171	3,336,511	(611,936)		2,724,575
Operating Income before provisions		2,387,844	238,811	267,272	90,220	62,562	65,550	224,100	184,368	3,520,727	(531,679)		2,989,048
Salaries and employee benefits		551,447	45,036	40,482	21,540	7,996	34,090	3,690	2,177	706,458	—		706,458
Administrative and other expenses		842,203	54,085	94,754	14,930	2,661	13,571	26,764	6,546	1,055,514	(5,479	)(2)	1,050,035
Operating expenses		1,393,650	99,121	135,236	36,470	10,657	47,661	30,454	8,723	1,761,972	(5,479)		1,756,493
Non-operating income (expense)		14,471	2,278	366	832	302	3,673	(294)	(3,878)	17,750	6,095		23,845
Income before income taxes		858,167	152,290	115,328	54,828	51,649	21,491	166,966	171,570	1,592,289	(605,842)		986,447
Income tax expense		(174,983)	(32,805)	(11,331)	(21,347)	(6,448)	(467)	—	(3,456)	(250,837)	—		(250,837)
Segment profit/(loss)		683,184	119,485	103,997	33,481	45,201	21,024	166,966	168,114	1,341,452	(605,842)		735,610
Segment assets	COP	55,950,484	6,287,658	9,527,211	314,054	479,312	525,870	7,059,601	1,364,723	81,508,913	(6,352,002)		COP 75,156,911

(1)	Includes provisions, dividends, gains on sales and noncontrolling interest.
(2)	Includes adjustments for reclassification according to the analysis process used by the Financial Chief and Operating decision maker.

(13) Subsequent events

Sale of Todo 1 Service Inc. and Todo 1 Colombia S.A.

The Bank announced on August 10, 2012 that Sistema de Inversiones y Negocios S.A., its Panamanian subsidiary, divested itself of its 47.72% ownership stake in Todo1 Services Inc., a corporation domiciled in Delaware, United States and dedicated to providing technology solutions to banks in Latin America. The total sale price received in cash amounted to USD 1,788.

The purchaser is a corporate entity whose beneficiaries are individuals responsible for the administration of Todo1 Services, Inc., headed by Felipe Uribe, Manager of the Company.

Todo1 Services Inc. will continue providing services to the Bancolombia Group.

On the same date Banca de Inversión Bancolombia S.A. (directly and through its subsidiaries) sold its 90% stake in Todo 1 Colombia S.A. to Todo 1 Services Inc and certain members of management. The total sale price received in cash amounted to COP 228.

Pursuant to both transactions the current beneficial owners of Todo 1 Services Inc and Todo 1 Colombia are a group of members of Todo 1 Services Inc management team, led by Felipe Uribe, the company´s CEO.

Todo 1 Services Inc. and Todo 1 Colombia will continue to provide services to the Bank on arm´s length terms.

New regulation in Capital adequacy requirements

On August 23, 2012 the Ministry of Finance issued new regulation (Decree 1771 of 2012) amending the capital adequacy requirements set forth in Decree 2555. Under the new regulation, financial institutions (such as the Bank) will remain subject to the capital adequacy requirements previously in place until August 1, 2013, but are required to submit an action plan before January 1, 2013 indicating the actions that will be implemented in order to comply with the new standards. Some of the highlights of this new regulation are:

•

As of August 1, 2013, the technical capital will be the sum of Ordinary Basic Capital (common equity tier one), Additional Basic Capital (additional tier one), and Additional Capital (tier two capital).

•

New criteria for debt and equity instruments to be considered basic capital, additional basic capital, and additional capital was established. Additionally, the SFC must review whether a given instrument adequately complies with these criteria in order for an instrument to be considered tier one or tier two capital, upon request of the issuer. Debt and equity instruments that have not been classified by the SFC as basic or additional capital, will not be considered tier one or tier two capital for purposes of capital adequacy requirements.

•

The total solvency ratio remains at a minimum of 9% of the financial institution’s total risk-weighted assets; however, as of August 1, 2013, each entity must also comply with a minimum basic solvency ratio of 4.5%, which is defined as the Ordinary Basic Capital after deductions divided by the financial institution’s total risk-weighted assets.

Issuance of subordinated notes

On August 27, 2012, the Board of Directors of Bancolombia S.A. approved the issuance of up to USD 1.2 billion in aggregate principal amount of Subordinated Notes and adopted the “Terms of the Subordinated Notes”, according to which, will be offered abroad in one series, in one or more issuances, depending on market conditions at the time.

The Subordinated Notes will have a term of up to 10 years, determined by the final prospectus.

Any proceeds from the offerings will be used for general corporate purposes, which include carrying out the business of a financial institution in accordance with applicable law.

Investment in UFF Móvil S.A.S.

On August 30, 2012, Banagrícola, a Bancolombia Panamanian subsidiary, acquired 70% of UFF! Móvil S.A.S. (“UFF”), a Colombian telecommunications services operator.

The shares were acquired from investment companies linked to the Carlos Julio Ardila’s family, and a group of investors including Santiago Aldana Sanín, chief executive officer of UFF. Both investment groups will continue as shareholders of UFF, each with 15% of the shares.

The transaction price was COP 21,000.

PROSPECTUS

Bancolombia S.A.

Debt Securities

Preferred Shares American Depositary Shares representing Preferred Shares

Rights to Subscribe for Preferred Shares

From time to time, we may offer, issue and sell debt securities, preferred shares, American depositary shares (“ADSs”) representing preferred shares and rights to subscribe for preferred shares in one or more offerings. This prospectus may also be used by a selling security holder to sell securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the U.S. Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CIB”. Our common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM”, respectively. On July 9, 2010, the closing price of our ADSs on the NYSE was U.S.$54.55 per ADS, and the closing price of our preferred shares on the Colombian Stock Exchange was COP 24,980 per preferred share. Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the information included under the caption “Risk Factors” in our Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on June 11, 2010, as well as the risk factors included in the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 13, 2010.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” mean Bancolombia S.A. and its consolidated subsidiaries, taken as a whole.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 11, 2010 (the “Annual Report”); and

(2)	Reports on Form 6-K, dated and filed on May 10, 2010 and May 27, 2010.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.

Carrera 48 # 26-85, Avenida Los Industriales

Medellin, Colombia

Attention: General Secretary

Telephone Number: (574) 404-1837

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information — D. Risk Factors” and “Item 5 — Operating and Financial Review and Prospects” of our Annual Report, which is incorporated in this prospectus by reference, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in Colombia or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management; remittances, businesses and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions; and

•	changes in business strategy.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

BANCOLOMBIA

We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, Brazil, the United States and Spain.

We were incorporated in Colombia in 1945, under the name Banco Industrial Colombiano S.A. or “BIC.” In 1998, we merged with Banco de Colombia S.A., and changed our legal name to Bancolombia S.A. On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia, with Bancolombia as the surviving entity. Through this merger, Bancolombia gained important competitive advantages, as Conavi and Corfinsura were two of the top financial institutions in the Colombian market at the time. Conavi, the leader in mortgage banking in Colombia and one of the strongest in retail operations, significantly increased the Bank’s participation and know-how in these specific markets. On the other hand, Corfinsura, then the largest financial corporation in Colombia and highly regarded for its expertise in handling large and mid-sized corporate credit and financial services, its investment bank and its modern and diversified treasury department, materially strengthened our multi-banking franchise.

In May 2007, Bancolombia Panamá acquired Banagrícola which controls several subsidiaries, including Banco Agrícola in El Salvador and is dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage. Through this first international acquisition, we gained a leadership position in the Salvadorian market. We are a sociedad anónima, domiciled in Medellín, Colombia and operate under Colombian laws and regulations, mainly the Colombian Code of Commerce and Decree 663 of 1993.

Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded under the symbol “CIB,” and on the Colombian Stock Exchange, where our preferred shares are traded under the symbol “PFBCOLOM,” Since 1981 our common shares have been traded on Colombian exchanges under the symbol “BCOLOMBIA.”

We have grown substantially over the years, through organic growth as well as through acquisitions. As of March 31, 2010, we had, on a consolidated basis:

•	COP 60,771 billion in total assets;

•	COP 39,494 billion in total net loans and financial leases;

•	COP 40,113 billion in total deposits; and

•	COP 6,802 billion in stockholders’ equity.

Our consolidated net income for the year ended December 31, 2009 and for the three months ended March 31, 2010 was COP 1,257 billion and COP 341 billion, respectively, representing an average return on equity of 19.6% and 19.4% , respectively, and an average return on assets of 2.0% and 2.2% , respectively.

Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not part of this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,					March 31, 2009	March 31, 2010
	2005	2006	2007	2008	2009
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.81	2.90	3.13	3.06	3.30	2.82	4.81
Including interest on deposits	2.07	1.75	1.73	1.65	1.66	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.79	3.56	3.50	2.19	2.70	N/A	N/A
Including interest on deposits	2.03	1.98	1.81	1.40	1.56	N/A	N/A

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

Ratios of Earnings to Fixed Charges and Preferred Share Dividends

Our ratios of earnings to fixed charges and preferred share dividends and other appropriations for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	Year Ended December 31,					March 31, 2009	March 31, 2010
	2005	2006	2007	2008	2009
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.04	2.35	2.55	2.55	2.67	2.82	4.81
Including interest on deposits	1.89	1.60	1.60	1.55	1.56	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	2.94	2.88	2.81	1.85	2.27	N/A	N/A
Including interest on deposits	1.83	1.82	1.68	1.31	1.45	N/A	N/A

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

CAPITALIZATION

The following table sets forth our consolidated Technical Capital (as defined in our Annual Report which is incorporated by reference herein) as of March 31, 2010.

	As of March 31, 2010(1)
	(in million of COP and thousands of US$)
Subscribed capital	COP393,914	$204,963
Capital Advance Payments	—	—
Legal reserve and other reserves	5,467,382	2,844,809
Unappropriated retained earnings	66,756	34,735
Net Income	140,349	73,027
Subordinated bonds subscribed by Fogafin	2,450	1,275
Less:
Long-term investments	(100,715)	(52,404)
Non-monetary inflation adjustment	(92,400)	(48,078)

Primary capital (Tier I)	5,877,736	3,058,327

Provisions for loans	37,754	19,644
Subordinated bonds(2)	1,219,452	634,510 (2)
Others	246,682	128,355

Computed secondary capital (Tier II)	1,503,888	782,509

Technical Capital	7,381,624	3,840,836

Risk weighted assets including market risk	54,207,462	28,205,435

Technical capital to risk-weighted assets(3)(4)	13.62%	13.62%

(1)	Amounts stated in U.S. dollars have been converted, solely for the convenience of the reader, at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as reported by the Superintendencia Financiera de Colombia (the Colombian “Superintendency of Finance”). Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.
(2)	Subordinated bonds includes COP 1,171,752 million issued by Bancolombia S.A and COP 47,700 million issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.
(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.
(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

SELECTED FINANCIAL DATA

The following table presents our selected consolidated financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal years ended December 31, 2009 and 2008 and for each of the three fiscal years in the period ended December 31, 2009 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Annual Report. The selected consolidated financial data as of December 31, 2007, 2006 and 2005, and for the fiscal years ended December 31, 2006 and 2005 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this prospectus supplement.

The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain material respects from U.S. GAAP. See Item 3. “Key Information— A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in the Annual Report. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects,” and our consolidated financial statements, including the related notes thereto, included in the Annual Report.

CONSOLIDATED STATEMENT OF OPERATIONS:

	As of and for the year ended December 31,
	2009(1)		2009	2008	2007(10)(11)	2006	2005(9)
	(in millions of COP and thousands of US$(1), except per share and per American Depositary Share (“ADS”) amounts)
Colombian GAAP:
Interest income	US$	3,144,313	COP6,427,698	COP6,313,743	COP4,810,408	COP3,013,732	COP3,200,084
Interest expense		(1,284,306)	(2,625,416)	(2,753,341)	(2,002,090)	(1,246,229)	(1,150,274)

Net interest income		1,860,007	3,802,282	3,560,402	2,808,318	1,767,503	2,049,810
Provisions for loans and accrued interest losses, net of recoveries(2)		(539,859)	(1,103,595)	(1,155,262)	(617,868)	(195,361)	(123,575)
Provision for foreclosed assets and other assets, net of recoveries(3)		(24,351)	(49,779)	22,095	20,833	45,179	(7,465)

Net interest income after provisions		1,295,797	2,648,908	2,427,235	2,211,283	1,617,321	1,918,770
Fees and income from services and other operating income, net(4)		923,061	1,886,949	1,964,084	1,510,129	1,139,094	962,277
Operating expenses		(1,416,252)	(2,895,145)	(2,639,997)	(2,271,418)	(1,871,000)	(1,654,805)

Net operating income		802,606	1,640,712	1,751,322	1,449,994	885,415	1,226,242
Net non-operating income excluding minority interest		45,607	93,232	31,888	12,058	45,346	4,650
Minority interest (loss)		(7,377)	(15,081)	(18,511)	(13,246)	(6,352)	(6,496)

Income before income taxes		840,836	1,718,863	1,764,699	1,448,806	924,409	1,224,396
Income taxes		(226,008)	(462,013)	(474,056)	(361,883)	(174,880)	(277,515)

Net income	US$	614,828	COP1,256,850	COP1,290,643	COP1,086,923	COP749,529	COP946,881

Weighted average of Preferred and Common Shares outstanding(5)			787,827,003	787,827,003	758,313,771	727,827,005	652,882,756
Basic and Diluted net income per share(5)		0,78	1,595	1,638	1,433	1,030	1,450
Basic and Diluted net income per ADS(12)		3,12	6,380	6,552	5,732	4,119	5,800
Cash dividends declared per share(6)			637	624	568	532	508
Cash dividends declared per share(6) (stated in U.S. Dollars)			0,31	0,28	0,28	0,24	0,22
Cash dividends declared per ADS(6)			2,547	2,496	2,272	2,128	2,032
Cash dividends declared per ADS (stated in U.S. Dollars)(6)			1,25	1,11	1,13	0,95	0,88
U.S. GAAP:(7)
Net income	US$	573,577	COP1,172,524	COP849,920	COP1,015,644	COP941,183	COP891,121
Basic and Diluted net income per common share(8)		0.73	1,488	1,326	1,683	1,619	1,715
Basic and Diluted net income per ADS(8)(12)		2.92	5,952	5,304	6,732	6,476	6,860

(1)	Amounts stated in U.S dollars have been translated at the rate of COP 2,044.23 per US $1.00, which is the Representative Market Rate calculated on December 31, 2009 (the last business day of 2009), as reported and certified by the Superintendency of Finance. Such translations should not be construed as representations that the pesos amounts represent, or have been or could be converted into, United States dollars at that or any other rate.
(2)	Represents the provision for loan, accrued interest losses and other receivables, net and recovery of charged-off loans. Includes a provision for accrued interest losses amounting to COP 12,379 million, COP 14,825 million, COP 35,543 million, COP 58,721 million and COP 46,840 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.
(3)	Represents the provision for foreclosed assets and other assets and the recovery of provisions for foreclosed assets and other assets.
(4)	Represents the total fees and income from services, net and total other operating income.
(5)	The weighted average of preferred and common shares outstanding for fiscal year 2005, include 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. For fiscal year 2007, it included 253,300,502 preferred shares and 509,704,584 common shares. For fiscal years 2008 and 2009, it included 278,122,419 preferred shares and 509,704,584, common shares.
(6)	This data is presented on an annualized basis.
(7)	See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in this Annual Report.
(8)	Under U.S. GAAP, these shares are considered outstanding since the beginning of the earliest period presented. Net income per share under U.S. GAAP is presented on the basis of net income available to common stockholders divided by the weighted average number of common shares outstanding (198,261,641 preferred shares and 454,621,115 common shares for 2005; and 509,704,584 common shares for 2006, 2007, 2008 and 2009). See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP”.
(9)	The consolidated statement of operations for the year ended December 31, 2005, includes Conavi and Corfinsura’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.
(10)	The consolidated statement of operations for the year ended December 31, 2007 includes Banagrícola’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.
(11)	The consolidated statement of operations for the year ended on December 2007 was modified due to reclassifications made particularly in commissions from banking services and other services, administrative and other expenses and other income, with the purpose of better presenting comparative information regarding the gains on the sale of mortgage loans. The selected financial data for year 2006 has not been reclassified to the 2008 presentation because the amounts are insignificant and do not have a material impact on the consolidated statement of operations for each of the respective years.
(12)	Basic and diluted net income per ADS for any period is defined as basic and diluted net income per share multiplied by four as each ADS is equivalent to four preferred shares of Bancolombia. Basic and diluted net income per ADS should not be considered in isolation, or as a substitute for net income, as a measure of operating performance or as a substitute for cash flows from operations or as a measure of liquidity. Each ADS is equivalent to four preferred shares of Bancolombia.

SELECTED STATISTICAL INFORMATION

The following information is included for analytical purposes and should be read in conjunction with the Bank’s consolidated financial statements as well as Item 5. “Operating and Financial Review and Prospects” in the Annual Report. This information has been prepared based on the Bank’s financial records, which are prepared in accordance with Colombian GAAP and do not reflect adjustments necessary to state the information in accordance with U.S. GAAP. See Note 31 to the Bank’s consolidated financial statements as of December 31, 2009 included in the Annual Report for a summary of the significant differences between Colombian GAAP and U.S. GAAP.

The consolidated selected statistical information for the years ended December 31, 2005 and December 31, 2006 includes the selected statistical information of Bancolombia and its subsidiaries, without reflecting any pro-forma calculation of the effect of Banagrícola’s acquisition, while consolidated selected statistical information for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 corresponds to the Bank and its Subsidiaries, including all additional subsidiaries acquired as a result of the Banagrícola acquisition.

Average balance sheet

The following tables show for the years ended December 31, 2009, 2008 and 2007, respectively: (i) average annual balances calculated using actual month-end balances for all of the Bank’s assets and liabilities; (ii) interest income and expense amounts; and (iii) nominal interest rates for the Bank’s interest-earning assets and interest-bearing liabilities.

In addition, the interest rate subtotals are based on the weighted average of the average peso-denominated and U.S. dollar-denominated balances.

	Average Balance Sheet and Income from Interest-Earning Assets for the Fiscal Years Ended December 31,
	2009			2008			2007
			Average			Average			Average
			Nominal			Nominal			Nominal
	Average	Interest	Interest	Average	Interest	Interest	Average	Interest	Interest
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(COP million, except percentages)
ASSETS
Interest-earning assets
Overnight funds(2)
Peso-denominated	823,303	59,257	7.2%	428,144	67,339	15.7%	120,768	8,251	6.8%
U.S. Dollar-denominated	1,155,871	15,612	1.4%	649,167	38,869	6.0%	828,449	86,761	10.5%

Total	1,979,174	74,869	3.8%	1,077,311	106,208	9.9%	949,217	95,012	10.0%
Investment securities
Peso-denominated	5,461,175	647,324	11.9%	4,387,502	406,802	9.3%	3,769,877	302,408	8.0%
U.S. Dollar-denominated	2,210,185	81,234	3.7%	1,705,124	24,787	1.5%	1,534,254	114,236	7.4%

Total	7,671,360	728,558	9.5%	6,092,626	431,589	7.1%	5,304,131	416,644	7.9%
Loans and Financial Leases(1)
Peso-denominated	31,577,872	4,714,337	14.9%	28,491,159	4,923,704	17.3%	23,450,352	3,453,571	14.7%
U.S. Dollar-denominated	11,457,889	909,934	7.9%	10,922,602	852,242	7.8%	7,291,171	824,869	11.3%

Total	43,035,761	5,624,271	13.1%	39,413,761	5,775,946	14.7%	30,741,523	4,278,440	13.9%
Total interest-earning assets
Peso-denominated	37,862,350	5,420,918	14.3%	33,306,805	5,397,845	16.2%	27,340,997	3,764,230	13.8%
U.S. Dollar-denominated	14,823,945	1,006,780	6.8%	13,276,893	915,898	6.9%	9,653,874	1,025,866	10.6%

Total	52,686,295	6,427,698	12.2%	46,583,698	6,313,743	13.6%	36,994,871	4,790,096	12.9%
Total non-interest-earning assets
Peso-denominated	7,440,325			6,277,291			5,025,959
U.S. Dollar-denominated	2,502,976			2,260,525			1,174,093

Total	9,943,301			8,537,816			6,200,052
Total interest and non-interest- earning assets
Peso-denominated	45,302,675	5,420,918		39,584,096	5,397,845		32,366,956	3,764,230
U.S. Dollar-denominated	17,326,921	1,006,780		15,537,418	915,898		10,827,967	1,025,866

Total Assets (COP)	62,629,596	6,427,698		55,121,514	6,313,743		43,194,923	4,790,096

(1)	Includes performing loans only.
(2)	Overnight funds interest earned includes commissions and therefore differs from the concept in the consolidated statement of operations.

	Average Balance Sheet and Interest Paid on Interest-Bearing Liabilities for the Fiscal Years Ended December 31,
	2009					2008					2007
	Average Balance		Interest Paid		Yield/ Rate(1)	Average Balance		Interest Paid		Yield/ Rate(1)	Average Balance		Interest Paid		Yield/ Rate(1)
	(COP million, except percentages)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking deposits
Peso-denominated		COP625,108	COP	19,729	3.2%	COP	68,000	COP	16,012	3.4%	COP	348,131	COP	7,626	2.2%
U.S. Dollar-denominated		1,729,212		23,482	1.4%		1,733,507		23,245	1.3%		1,410,746		31,450	2.2%

Total		2,354,320		43,211	1.8%		2,201,507		39,257	1.8%		1,758,877		39,076	2.2%
Savings deposits
Peso-denominated		11,919,042		431,126	3.6%		10,952,894		555,628	5.1%		10,309,007		446,596	4.3%
U.S. Dollar-denominated		2,154,381		19,739	0.9%		1,880,546		34,090	1.8%		1,165,839		14,841	1.3%

Total		14,073,423		450,865	3.2%		12,833,440		589,718	4.6%		11,474,846		461,437	4.0%
Time deposits
Peso-denominated		13,080,400		1,099,678	8.4%		10,276,935		1,015,373	9.9%		6,882,302		560,996	8.2%
U.S. Dollar-denominated		7,402,123		276,889	3.7%		5,989,037		241,369	4.0%		4,071,678		255,692	6.3%

Total		20,482,523		1,376,567	6.7%		16,265,972		1,256,742	7.7%		10,953,980		816,688	7.5%
Overnight funds
Peso-denominated		1,213,463		74,492	6.1%		1,301,213		123,638	9.5%		1,046,906		104,172	10.0%
U.S. Dollar-denominated		493,706		19,607	4.0%		1,013,888		42,491	4.2%		401,515		26,955	6.7%

Total		1,707,169		94,099	5.5%		2,315,101		166,129	7.2%		1,448,421		131,127	9.1%
Borrowings from development and other domestic banks
Peso-denominated		2,889,261		244,644	8.5%		3,036,553		332,747	11.0%		2,599,267		254,627	9.8%
U.S. Dollar-denominated		437,439		8,198	1.9%		600,817		12,153	2.0%		291,124		13,085	4.5%

Total		3,326,700		252,842	7.6%		3,637,370		344,900	9.5%		2,890,391		267,712	9.3%
Interbank borrowings
Peso-denominated							—		—	—		—		—	—
U.S. Dollar-denominated		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%

Total		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%
Long-term debt
Peso-denominated		2,413,103		256,721	10.6%		1,640,560		191,534	11.7%		1,258,676		105,526	8.4%
U.S. Dollar-denominated		1,636,497		103,461	6.3%		1,493,208		90,270	6.0%		839,442		63,909	7.6%

Total		4,049,600		360,182	8.9%		3,133,768		281,804	9.0%		2,098,118		169,435	8.1%
Total interest-bearing liabilities
Peso-denominated		32,140,377		2,126,390	6.6%		27,676,155		2,234,932	8.1%		22,444,289		1,479,543	6.6%
U.S. Dollar-denominated		15,123,771		499,026	3.3%		14,289,255		518,410	3.6%		9,660,494		522,547	5.4%

Total		47,264,148		2,625,416	5.6%		41,965,410		2,753,342	6.6%		32,104,783		2,002,090	6.2%
Total interest and non-interest bearing liabilities and stockholder’ equity
Peso-denominated		45,380,776		2,126,390			39,524,490		2,234,932			32,325,570		1,479,543
U.S. Dollar-denominated		17,248,820		499,026			15,597,024		518,410			10,869,353		522,547

Total Liabilities and Stockholder’ Equity	COP	62,629,596	COP	2,625,413		COP	55,121,514	COP	2,753,342		COP	43,194,923	COP	2,002,090

(1)	See “Item 4 Information on the Company – E. Selected Statistical Information – E.1 Distribution of Assets, Liablilities and Stockholders’ Equity; Interest Rates and Interest Differential” in the Annual Report.

Changes in Net Interest Income and Expenses — Volume and Rate Analysis

The following table allocates, by currency of denomination, changes in the Bank’s net interest income to changes in average volume, changes in nominal rates and the net variance caused by changes in both average volume and nominal rate for the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008; and the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest-earning assets and average interest-bearing liabilities. Net changes attributable to changes in both volume and interest rate have been allocated to the change due to changes in volume.

	2008-2009 Increase (Decrease) Due To Changes in:			2007-2008 Increase (Decrease) Due To Changes in:

			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
	(COP million)
Interest-earning assets:
Overnight funds
Peso-denominated	28,441	(36,523)	(8,082)	48,344	10,744	59,088
U.S. Dollar-denominated	6,844	(30,101)	(23,257)	(10,735)	(37,157)	(47,892)

Total	35,285	(66,624)	(31,339)	37,609	(26,413)	11,196
Investment securities
Peso-denominated	127,265	113,257	240,522	57,265	47,129	104,394
U.S. Dollar-denominated	18,563	37,884	56,447	2,484	(91,933)	(89,449)

Total	145,828	151,141	296,969	59,749	(44,804)	14,945
Loans
Peso-denominated	460,823	(670,190)	(209,367)	871,128	599,005	1,470,133
U.S. Dollar-denominated	42,510	15,182	57,692	283,344	(255,971)	27,373

Total	503,333	(655,008)	(151,675)	1,154,472	343,034	1,497,506
Total interest-earning assets
Peso-denominated	616,529	(593,456)	23,073	976,737	656,878	1,633,615
U.S. Dollar-denominated	67,917	22,965	90,882	275,093	(385,061)	(109,968)

Total	684,446	(570,491)	113,955	1,251,830	271,817	1,523,647
Interest-bearing liabilities:
Checking deposits
Peso-denominated	4,958	(1,241)	3,717	4,101	4,285	8,386
U.S. Dollar-denominated	(58)	295	237	4,328	(12,533)	(8,205)

Total	4,900	(946)	3,954	8,429	(8,248)	181
Savings deposits
Peso-denominated	34,947	(159,449)	(124,502)	32,664	76,368	109,032
U.S. Dollar-denominated	2,509	(16,860)	(14,351)	12,956	6,293	19,249

Total	37,456	(176,309)	(138,853)	45,620	82,661	128,281
Time deposits
Peso-denominated	235,689	(151,384)	84,305	335,394	118,983	454,377
U.S. Dollar-denominated	52,859	(17,339)	35,520	77,273	(91,596)	(14,323)

Total	288,548	(168,723)	119,825	412,667	27,387	440,054
Overnight funds
Peso-denominated	(5,387)	(43,759)	(49,146)	24,164	(4,698)	19,466
U.S. Dollar-denominated	(20,658)	(2,226)	(22,884)	25,664	(10,128)	15,536

Total	(26,045)	(45,985)	(72,030)	49,828	(14,826)	35,002
Borrowings from domestic development banks
Peso-denominated	(12,472)	(75,631)	(88,103)	47,918	30,202	78,120
U.S. Dollar-denominated Dollar-denominated	(3,062)	(893)	(3,955)	6,264	(7,196)	(932)

Total	(15,534)	(76,524)	(92,058)	54,182	23,006	77,188
Interbank borrowings
Peso-denominated	—	—	—	—	—	—
U.S. Dollar-denominated	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)

Total	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)
Long-term debt
Peso-denominated	82,188	(17,001)	65,187	44,585	41,423	86,008
U.S. Dollar-denominated	9,059	4,132	13,191	39,523	(13,162)	26,361

Total	91,247	(12,869)	78,378	84,108	28,261	112,369
Total interest-bearing liabilities
Peso-denominated	339,923	(448,465)	(108,542)	488,826	266,563	755,389
U.S. Dollar-denominated	29,103	(48,487)	(19,384)	170,657	(174,794)	(4,137)

Total (COP)	369,026	(496,952)	(127,926)	659,483	91,769	751,252

Interest Earning Assets — Net Interest Margin and Spread

The following table presents the levels of average interest-earning assets and net interest income of the Bank and illustrates the comparative net interest margin and interest spread obtained for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

	Interest-Earning Assets-Yield For the Fiscal Year Ended December 31,
	2009	2008	2007
	(COP millions, except percentages)
Total average interest-earning assets
Peso-denominated	37,862,350	33,306,805	27,340,997
U.S. Dollar-denominated	14,823,945	13,276,893	9,653,874

Total	52,686,295	46,583,698	36,994,871
Net interest earned(1)
Peso-denominated	3,294,528	3,162,913	2,284,687
U.S. Dollar-denominated	507,754	397,488	503,319

Total	3,802,282	3,560,401	2,788,006
Average yield on interest-earning assets
Peso-denominated	14.3%	16.2%	13.8%
U.S. Dollar-denominated	6.8%	6.9%	10.6%

Total	12.2%	13.6%	12.9%
Net interest margin(2)
Peso-denominated	8.7%	9.5%	8.4%
U.S. Dollar-denominated	3.4%	3.0%	5.2%

Total	7.3%	7.7%	7.6%
Interest spread(3)
Peso-denominated	7.7%	8.1%	7.2%
U.S. Dollar-denominated	3.5%	3.3%	5.2%

Total	6.6%	7.0%	6.7%

(1)	Net interest earned is interest income less interest paid and includes interest earned on investments.
(2)	Net interest margin is net interest income divided by total average interest-earning assets.
(3)	Interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

THE SECURITIES

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities;

•	preferred shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”); and

•	rights to subscribe for preferred shares, including rights to subscribe for ADSs.

LEGAL OWNERSHIP

In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares, they may be represented by ADSs. The underlying preferred shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our preferred shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available Information.”

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

• if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 6 entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

DESCRIPTION OF THE PREFERRED SHARES

The following description of our preferred shares is a summary of the material terms of our by-laws and Colombian corporate law regarding our preferred shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, copies of which are filed with the SEC as exhibit to the registration statement of which this prospectus is a part. The following description is qualified in its entirety by reference to our by-laws and applicable law.

General

Our preferred shares have been approved for issuance from our authorized capital stock and are non-voting (except as described below), cumulative participating preferred shares. On March 31, 2010, there were 278,122,419 preferred shares outstanding.

The Colombian Stock Exchange is the principal non-U.S. trading market for the preferred shares. As of December 31, 2009, the market capitalization for our preferred shares on the Colombian Stock Exchange was COP 6,413,503 million. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed. The Colombian Stock Exchange is relatively volatile compared to major world markets. The aggregate equity market capitalization of the Colombian Stock Exchange as of July 5, 2010, was COP 315,145,924.52, with 86 companies listed as of that date. A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.

Registration and Transfer

The preferred shares are evidenced by stock certificates in registered form without dividend coupons attached. We maintain a stock registry and only those holders listed in that stock registry as holders of preferred shares are recognized by us as holders of preferred shares. The Bank of New York Mellon, which acts as depositary (the “depositary”) for our ADR facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the “custodian”). Each registration or transfer of preferred shares will be effected only by entry on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.

Voting Rights

The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:

•	In the event that changes in our by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved.

•	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

•

When the preferred dividend has not been fully paid during two consecutive annual terms. In this event, holders of such preferred shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

•	When the general shareholders’ meeting orders the payment of dividends with shares issued by us.

•

If at the end of a fiscal period, our profits are not enough to pay the minimum dividend and the Colombian Superintendency of Finance or “SFC”, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from us by our directors or officers, thus decreasing the profits to be distributed, the SFC may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.

•

When the register of shares at the Colombian Stock Exchange or at the Registro Nacional de Valores y Emisores ( the Colombian National Registry of Securities and Issuers or “RNVE”) is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Except under certain of the conditions set forth above, holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.

The holders of preferred shares will not be entitled to receive notice from us of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting, as described above. Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.

In accordance with our by-laws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellín, the city where we are domiciled, as is the case for any other shareholders’ meeting. We will cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares. Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.

General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.

Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.

General meetings (whether ordinary or extraordinary) may be called by our board of directors, president or external auditor. In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders’ meeting be convened. Notice of ordinary general shareholders’ meetings must be published in one newspaper of wide circulation in Medellín at least 15 business days prior to an ordinary general shareholders’ meeting. Notice of extraordinary general shareholders’ meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation in Medellín at least five calendar days prior to an extraordinary general shareholders’ meeting. To compute these days, neither the day of the notice nor the day of the meeting shall be counted.

Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common shares present. Pursuant to Colombian law and/or our by-laws, special majorities are required to adopt the following corporate actions:

•

a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

•

a favorable vote of at least 78% of the holders of common shares represented at a general shareholders’ meeting is required to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

•

a favorable vote of at least 80% of the holders of common shares present at the respective meeting and 80% of the holders of subscribed preferred shares is required to approve the payment of a stock dividend; and

•

a favorable vote of at least 70% of the holders of common shares and of subscribed preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.

Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the preferred shares as specified by Colombian law and the by-laws. If the SFC determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, we will be obligated to comply in a timely manner.

Dividends

The holders of common shares, once they have approved the year-end financial statements, determine the allocation of distributable profits, if any, for the preceding year.

Under the Colombian Code of Commerce, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting capital losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or in shares of the company with the favorable vote of 80% of the company’s common stock represented at the meeting, within a period of one year following the date on which the shareholders declare the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at a general shareholders’ meeting.

Under Colombian law and our by-laws, annual net profits are to be applied as follows:

•	first, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of our paid-in capital;

•	second, payment of the minimum dividend on the preferred shares is made; and

•

third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and president and may, subject to further reserves required by the by-laws, be distributed as dividends.

Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the par value (valor nominal) of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares. In accordance with Colombian law and our by-laws, the dividend received by holders of common shares may not be higher than the dividend paid to holders of preferred shares.

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.

The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.

The dividend payments may be made in installments which must be approved at the annual general shareholders’ meeting. Such general shareholders’ meeting will also determine the effective date, the system and the place for payment of dividends.

Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.

Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares. However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, including 80% or more of the outstanding preferred shares. In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may be paid to the holders of common shares that approve such a payment.

Liquidation Rights

We will be dissolved if certain events take place, including the following:

•	our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

•

losses cause the decrease of our shareholders’ equity below 50% of our outstanding capital stock, unless one or more of the corrective measures described in the Colombian Commerce Code are adopted by a general shareholder’s meeting within six months;

•	by decision of the general shareholders’ meeting; and

•	in certain other events expressly provided for by Colombian law and our by-laws.

Upon dissolution, a liquidator must be appointed by a general shareholders’ meeting to wind up its affairs. In addition, the SFC has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero, Decree 663 of 1993.

Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the nominal value of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the nominal value of the common shares, the surplus assets will be distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.

Preemptive Rights and Other Anti-Dilution Provisions

Pursuant to the Colombian Code of Commerce, we are allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in our by-laws. Under our by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders’ meeting. The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.

At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to Decree 663, the SFC may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock. These rights are called preemptive rights.

The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the corresponding class of shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase nor greater than 3 months. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The SFC will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:

•	we have no liabilities;

•	our creditors consent in writing; or

•	the outstanding capital stock remaining after the reduction represents at least twice the amount of our liabilities.

Other Provisions

Limits on the Issuance of Shares with Preferred Dividends and No Voting Rights

Preferred shares may not represent more than 50% of the subscribed capital.

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Colombian Commerce Code, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our capital stock while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote).

No Redemption by Bancolombia

Colombian law prohibits us from repurchasing shares of our capital stock, including the preferred shares.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following description of American Depositary Receipts evidencing American Depositary Shares is applicable to any international offering of preferred shares represented by American Depositary Shares and evidenced by ADRs.

On March 31, 2010, there were 278,122,419 preferred shares outstanding. A total of 157,509,016 preferred shares, representing 56.63% of all outstanding preferred shares, were directly held by the depositary in the United States (ADR Program). Because certain of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.

ADRs evidencing ADSs are deliverable by The Bank of New York Mellon, as depositary (the “depositary”) pursuant to the deposit agreement, dated as of July 25, 1995 and amended and restated as of January 14, 2008, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs (the “deposit agreement”), pursuant to which the ADSs are issued. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the “Corporate Trust Office”), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 43A, No. 11A-44, Medellín, Colombia or Calle 30A No. 6-38, Bogota, Colombia. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. The deposit agreement is also an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which is an exhibit to the deposit agreement. Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement.

ADRs evidencing ADSs are issuable pursuant to the deposit agreement. Each ADS represents four preferred shares or evidences the right to receive four preferred shares (together with any additional shares of preferred stock at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, the “deposited securities”). Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as owners.

Restrictions Regarding Foreign Investment in Colombia

The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia’s International Investment Statute, Decree 2080 of 2000, as amended (the “International Investment Statute”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments. Decree 1844 of 2003 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank. International investments are regulated by the Central Bank by means of External Resolution 8 of 2000 and External Circular DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.

Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls regarding the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See “Description of American Depositary Receipts — Deposit, Transfer and Withdrawal.” Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.

Approval was obtained from the SFC of Colombia for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. The Colombian Superintendency of Securities (currently the SFC) authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations. Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the SFC.

Deposit, Transfer and Withdrawal

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the SFC. Any transaction involving the sale of publicly traded stock of any Colombian company, including any sale of our preferred shares (but not a sale of ADRs) for the peso-equivalent of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank and generally used for pricing home-mortgage loans) or more must be effected through the Colombian Stock Exchange. Neither we nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:

•	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

•

are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described below:

•	direct investment;

•	investment through an institutional fund; or

•	investment through an individual fund.

Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.

Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.

Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released. The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release. Each pre-release must be:

•

preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:

•

to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and

•

to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.

If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.

If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of

ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:

•	we have elected in our sole discretion to permit such rights to be exercised; and

•	such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.

The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.

Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

Changes Affecting Deposited Preferred Shares

Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Record Dates

Whenever:

•	any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

•	rights shall be issued with respect to the deposited securities;

•	for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;

•	the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or

•	the depositary shall find it necessary or convenient,

the depositary will fix a record date

•

for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

Voting of Deposited Securities

Holders of preferred shares, and consequently holders of ADS, have very limited voting rights. See “Description of the preferred shares — Voting Rights”.

In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

•	the information included in such notice of meeting received by the depositary from us;

•	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given.

Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions. If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.

There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.

Reports and Other Communications

The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:

•	received by the depositary as the holder of the preferred shares or other deposited securities; and

•	made generally available to the holders of such preferred shares or other deposited securities by us.

The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement. Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.

Amendment and Termination of the Deposit Agreement

The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds. After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:

•	taxes and other governmental charges,

•	such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals,

•	such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement,

•	such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement,

•	a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement,

•	a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and

•	a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.

The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

General

Neither the depositary nor us nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary or us or any our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

Neither us nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.

The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

DESCRIPTION OF THE RIGHTS TO SUBSCRIBE PREFERRED SHARES

We may issue rights to subscribe for our preferred shares in order to comply with the requirements described under “Description of the Preferred Shares — Preemptive Rights and Other Anti-dilution Provisions.”

The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Colombian income tax considerations applicable to holders of the rights to subscribe for our preferred shares.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the National Association of Securities Dealers, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

VALIDITY OF THE SECURITIES

The validity of the securities and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Zuleta Abogados S.A., our Colombian counsel, and for any underwriters or agents by Colombian counsel named in the applicable prospectus supplement. The validity of New York law governed debt securities we may issue will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C., our U.S. counsel.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Zuleta Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

•	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Bancolombia S.A.

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